As filed with the Securities and Exchange Commission on October __, 2005

Registration No. 333-115477
Securities and Exchange Commission
Washington, D.C. 20549 - 2001
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Post-Effective Amendment No. 1
FORM S-1

Registration Statement
Under the Securities Act of 1933

U.S. ENERGY CORP.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation or organization)

83-0205516
(I.R.S. Employer Identification No.)

877 North 8th West, Riverton, Wyoming 82501; Tel. 307.856.9271
(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

Daniel P. Svilar, 877 North 8th West
Riverton, WY 82501; Tel. 307.856.9271
(Name, address, including zip code, and telephone number of agent for service)

                                                                                                             Copies to: Stephen E. Rounds, Esq.
                                                                                                        The Law Office of Stephen E. Rounds
                                                                                                        1544 York Street, Suite 110, Denver, CO 80206
                                                                                                        Tel: 303.377.6997; Fax: 303.377.0231
                                ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Delaying amendment under rule 473(a): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

U.S. Energy Corp.
1,509,562 Shares of Common Stock

This prospectus, included in the October __, 2005 post-effective amendment to the Form S-1 registration statement (originally declared effective on June 18, 2004), covers the offer and sale of up to 745,336 shares of common stock ($0.01 par value) of U.S. Energy Corp. ("USE") by shareholders; and up to 764,226 shares of common stock by holders of warrants and options on exercise thereof. Collectively, those persons are referred to as the "selling shareholders" in this prospectus. See "Selling Shareholders."

The selling shareholders, and the shares offered by them for sale, are comprised of those persons who have not sold such shares as of the date of this prospectus. No longer included in the prospectus are (a) those persons who sold all of their shares; (b) those persons whose warrants or options have expired; and (c) those persons who have held shares (originally issued as restricted securities) more than two years, and who thereby are entitled to sell their shares under rule 144(k).

In this prospectus, "we," "Company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices, or under rule 144. See "Plan of Distribution." Although we will receive proceeds if and to the extent options and warrants are exercised, we will not receive proceeds from sale of any of the shares offered by the selling shareholders.

USE is traded ("USEG") on the Nasdaq Small Cap Market ($4.11 on October 5, 2005).

An investment in the shares offered by this prospectus is speculative and subject to risk of loss. See "Risk Factors" beginning on page 11 and the table of contents on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2005

Future equity transactions, including exercise of options or warrants, could result in dilution; and registration for public resale of the common stock in these transactions may depress stock prices	32

Terms of subsequent financings may adversely impact your investment	32

Representations About This Offering	32

Forward Looking Statements	33

Use of Proceeds	33

Dilution	33

Capitalization	35

Selling Shareholders	35

Plan of Distribution	42

Market for Common Stock, Related Stockholder Matters and Issuer Purchases of Equity Securities	43

Selected Financial Data	45

Management's Discussion and Analysis of Financial Condition and Results of Operations	49

Directors and Officers	75

Certain Relationships and Related Transactions	86

Principal Accounting Fees and Services	94

Description of Securities	94

Disclosure of Commission Position on Indemnification	96

Where to Find More Information About Us	96

Legal Matters	97

Experts	97

Financial Statements for the Three Years Ended December 31, 2004	98

Financial Statements for the Six Months Ended June 30, 2005	157

Summary Information

The following summarizes all material information found elsewhere in this prospectus. This summary is qualified by the more detailed information in this prospectus and the exhibits filed with the registration statement which contains this prospectus.

The Company

U.S. Energy Corp. ("USE") is a Wyoming corporation (formed in 1966) in the business of acquiring, exploring, developing and/or selling or leasing mineral properties. USE and Crested Corp. ("Crested") originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans; Mr. Evans died in February 2002). In 1980, USE and Crested formed a joint venture ("USECC") to do business together (unless one or the other elected not to pursue an individual project). From time to time, USE has funded many of Crested's obligations because Crested did not have the funds to pay its own obligations. Crested has paid a portion of this debt by issuing common stock to USE. At June 30, 2005, Crested owed $11,540,000 to USE.

Historically, our business strategy has been, and will continue to be, acquiring grass roots and/or developed mineral properties when commodity prices are low (such as they have been in natural gas, gold, uranium and molybdenum), then operating, selling, leasing or joint venturing the properties, or selling the companies we set up to hold and explore or develop the properties to other companies in the mineral sector when prices are moving upward.

Typically, projects initially are acquired, financed and operated by USE and Crested in their joint venture (see below). From time to time, some of the projects are then transferred to separate companies organized for that purpose, with the objective of raising capital from an outside source for further development and/or joint venturing with other companies. Examples of this corporate strategy are: for gold properties, Sutter Gold Mining Inc. (formerly Globemin Resources Inc., a publicly traded British Columbia company, which acquired Sutter Gold Mining Company, and then changed its name to Sutter Gold Mining Inc.); and Rocky Mountain Gas, Inc. for coalbed methane (“CBM”). Additional subsidiaries have been organized but are not fully operational at October 5, 2005: U.S. Uranium Ltd. for uranium and U.S. Moly Corp. for molybdenum. Initial ownership of these subsidiaries will be by USE and Crested, with additional stock (plus options) held by their officers, directors and employees. Additional subsidiaries may be organized in the future for discrete projects.

In 2002 and 2003, USE's primary business focus was in the CBM business conducted through its subsidiary Rocky Mountain Gas, Inc. ("RMG"). In 2004 and into 2005, commodity prices for the minerals in all our properties (and for molybdenum, the property that we expect to receive back from Phelps Dodge Corporation) increased significantly. Accordingly, in 2004 and continuing into 2005, our business activity has been expanding to include the gold, uranium and molybdenum properties. RMG was sold in June 2005 (see “Capital Activities in Second Quarter 2005”).

Principal executive offices of USE and Crested are located in the Glen L. Larsen building at 877 North 8th West, Riverton, Wyoming 82501, telephone 307-856-9271. Sutter Gold Mining Inc. has an office in Sutter Creek, California.

In this prospectus, "we," "Company" or "USE" refer to U.S. Energy Corp. including Crested Corp. ("Crested") and other subsidiaries unless otherwise specifically noted. The Company's fiscal year ends December 31.

Capital Activities in 2004 and First Quarter 2005

USE

$350,000 Equity - 2004. In the first quarter 2004, we obtained $350,000 of equity funding from an accredited investor (100,000 shares of USE common stock, three year warrants to purchase 50,000 shares of USE common stock, at $3.00 per share; and five year warrants to purchase 200,000 shares at $3.00 per share).

$3,000,000 Loan - 2004. In the third quarter 2004, we borrowed $3,000,000 from Geddes and Company of Phoenix, Arizona. The loan had an original maturity date of July 30, 2006, with 10% annual interest, and was secured principally by RMG's CBM properties in the Castle Rock prospect and 4,000,000 shares of RMG stock held by USE. This loan was restructured on June 1, 2005 (see “Capital Activities in Second Quarter 2005”). The loan may be prepaid in cash without penalty.

$4,720,000 Loan - First Quarter 2005. On February 9, 2005, we borrowed $4,000,000 from seven accredited investors, issuing $4,720,000 face amount of debentures (including three years of annual interest at 6%). Net proceeds to USE were $3,700,000 after paying a commission and lenders' legal costs.

The debentures were unsecured; the face amount of the debentures was payable every six months from February 4, 2005, in five installments of 20%, in cash or in restricted common stock of USE. USE had the right to pay this amortization payment in cash or in stock at the lower of $2.43 per share (the “set price”) or 90% of the volume weighted average price of USE’s stock for the 90 trading days prior to the repayment date. The set price was determined on the formula of 90% of the volume weighted average price of the stock over the 90 trading days prior to February 4, 2005. The debentures were convertible to restricted common stock of USE at the set price.

At any time, USE had the right to redeem some or all of the debentures in cash or stock, in an amount equal to 120% of the face amount of the debentures until February 4, 2006; 115% from February 5, 2006 to February 4, 2007; and 110% from February 5, 2007 until maturity.

The preceding is a summary of the principal terms of the debentures. The form of debenture is filed as an exhibit to the registration statement of which this prospectus is a part.

USE issued warrants to the investors, expiring February 4, 2008, to purchase 971,195 shares of restricted common stock, at $3.63 per share (equal to 110% of the Nasdaq closing price on February 3, 2005). The number of shares underlying the warrants equals 50% of the shares issuable on full conversion of the debentures at the set price (as if the debentures were so converted on February 4, 2005). Warrants to purchase 100,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management (a registered broker-dealer) as compensation (in addition to a 7% cash commission) for its services in connection with the transaction.

If in any period of 20 consecutive trading days (after registration has been approved) USE’s stock price exceeds 200% of the warrants’ exercise price, on each of the trading days, all of the warrants will expire on the 30th day after USE sends a call notice to the warrant holders.

Pursuant to agreement with the debenture investors, USE filed with the Securities and Exchange Commission a registration statement (SEC File No. 333-124277) to cover the future public sale of shares issuable in payment and/or conversion of the debentures, and the shares issuable on exercise of the warrants, as well as the future sale by HPC Capital Management of the shares issuable on exercise of the warrants issued to HPC. The registration statement was declared effective by the SEC on June 13, 2005.

As of July 18, 2005, all of the debenture holders had converted the entire $4,720,000 of the debt to 1,942,387 shares of USE common stock. Some of the warrants were exercised (for 320,494 shares) as of October 5, 2005.

RMG

On June 1, 2005, RMG was acquired by Enterra Energy Trust (see “Capital Activities in Second Quarter 2005”)

Preferred Stock - 2004. In the first quarter 2004, RMG raised $1,800,000 of equity financing from the sale of shares of Series A Preferred Stock in RMG, and warrants to purchase shares of common stock of USE, to institutional investors. Proceeds were used to pay part of the Hi-Pro acquisition price, and for RMG working capital. Terms of the securities:

1.  600,000 shares of Series A Preferred Stock at $3.00 per share, 10% cumulative annual dividend payable at RMG's election in cash or shares of common stock of RMG (at $3.00 per share) or shares of common stock of USE (at 90% of USE's volume weighted average price for the five days, referred to as the "set price"). The Series A Preferred Stock was convertible at the holder's election into shares of common stock of RMG, at $3.00 per share, or shares of common stock of USE at the set price, until February 2006.

2.  Warrants to purchase 150,000 shares of common stock of USE, at the set price.

As of March 3, 2005, all Series A Preferred Stock including dividends has been converted to and paid with USE common stock (894,299 shares), and all warrants have been exercised (150,000 shares of USE common stock).

Purchase of the Hi-Pro Production, LLC ("Hi-Pro") Properties. In 2004, RMG organized a wholly-owned subsidiary RMG I, LLC for the purchase of producing and non-producing CBM properties (the "Hi-Pro properties) near Gillette, Wyoming. RMG and USE participated in raising equity capital and mezzanine financing for this transaction.

Agreement for Acquisition of RMG by with Enterra Energy Trust. As of April 11, 2005, RMG entered into a binding agreement with Enterra Energy Trust ("Enterra," listed on the Toronto Stock Exchange and the Nasdaq National Market), for the acquisition of RMG by Enterra. See “Capital Activities in Second Quarter 2005”

Sutter Gold Mining Inc.

In 2004, Sutter Gold Mining Company, a majority-owned subsidiary with gold properties in California, was acquired by Globemin Resources Inc., a British Columbia corporation which is traded on the TSX Venture Exchange (“TSX-V) under its new name, Sutter Gold Mining Inc. A total of Cdn $1,061,800 of equity capital has been raised to continue exploration work on the properties.

Molybdenum

In February 2005, the United States District Court in Colorado issued an order authorizing Phelps Dodge to return mining claims at Mt. Emmons (near Crested Butte, Colorado) to USE and Crested, including a water treatment plant and the responsibility for operating it. The mining claims contain a world class molybdenum deposit. In 2005, USE and Crested expect to receive back from Phelps Dodge Corporation the patented and unpatented mining claims containing the molybdenum deposit. There are no current plans to put these properties into production but various strategies are being evaluated, including putting the property into production; selling or leasing the property to (or joint venturing the property with) other entities. These strategies will require resolution of significant permitting issues and substantial amounts of capital. In 2005, we expect to transfer the properties to a new subsidiary, U.S. Moly Corp. The Company and Crested each own 50% of U.S. Moly Corp.

Uranium

In December 2004, USE and Crested agreed to sell a 50% interest in the Sheep Mountain (Wyoming) uranium properties to Bell Coast Capital Corp., now named Uranium Power Corp. ("UPC"), a British Columbia company trading on the TSX Venture Exchange, for $4,050,000 and 4,000,000 shares of UPC common stock payable by installments through December 2007. The parties signed a Mining Venture Agreement with UPC as of April 11, 2005 for the Sheep Mountain property and other properties to be acquired. UPC may provide up to $10,000,000 for up to 20 different projects.

Plateau Resources Limited (a wholly-owned subsidiary of USE) agreed in December 2004 to lease uranium properties now controlled or owned (and to be acquired) by a third party in reasonable proximity to Plateau’s Shootaring Canyon Mill ("Shootaring Mill") in southeastern Utah. The purpose of this agreement is to obtain uranium properties for future mining to supply the Shootaring Mill, which we plan to put into production.

In 2005, we expect to transfer the uranium claims, and Plateau Resources Limited to a new subsidiary, U.S. Uranium Ltd. (“USUL”) We have filed a request with the State of Utah for an operational license to reopen and operate the Shootaring Mill. The Company and Crested each own 50% of U.S. Uranium Ltd.

Capital Activities in Second Quarter 2005

RMG

General. As of April 11, 2005, USE, Crested, and their joint-majority-owned subsidiary RMG, entered into a binding agreement with Enterra Energy Trust (“Enterra”) for the acquisition of RMG by Enterra in consideration of $20,000,000, payable pro rata to the RMG shareholders in the amounts of $6,000,000 in cash and $14,000,000 in exchangeable shares of one of the subsidiary companies of Enterra. Enterra (Calgary, Alberta) is an open ended unincorporated investment trust; units of Enterra are traded on the Toronto Stock Exchange (the "TSX") and Nasdaq. The purchase price was subject to a minor adjustment of $266,000 if certain overriding royalty interests were purchased.

On May 20, 2005, the agreement with Enterra was amended to provide for payment of the $6,000,000 component with $500,000 cash and $5,500,000 with Enterra units, subject to the minor adjustment.

On June 1, 2005, the agreement, as amended, was closed: Enterra US Acquisitions Inc. (a privately-held Washington corporation organized by Enterra for purposes of the RMG acquisition, hereafter "Acquisitions") acquired all the outstanding stock of RMG, for which Enterra paid $500,000 cash and issued $5,234,000 of Enterra units (the "Enterra Initial Units"), net of the $266,000 adjustment for the purchase of overriding royalty interests (effected May 1, 2005); and Acquisitions issued $14,000,000 of class D shares of Acquisitions. The Enterra Initial Units and the class D shares were issued pro rata to the RMG shareholders, with certain adjustments (see below). USE’s and Crested's participation in the consideration received was approximately $17,841,700. USE’s consolidated subsidiary, Yellowstone Fuels, Corp. (“YSFC”) also received approximately $296,700.

RMG was acquired with approximately $3,500,000 of debt (at December 31, 2004) owed by its subsidiary (RMG I, LLC) to its mezzanine lenders, USE will no longer carry this debt on its consolidated balance sheet. As a result of the RMG disposition, USE and Crested no longer directly hold coalbed methane properties, although with their holdings in securities of Enterra (and Acquisitions), and Pinnacle Gas Resources, Inc.(“Pinnacle”) (a private coalbed methane company in which USE and Crested hold an equity interest), both companies will continue with investments in the oil and gas sector.

The Enterra Initial Units presently are tradable on the TSX. On June 1, 2006, the class D shares of Acquisitions (not traded anywhere) will be exchangeable, on a one-for-one basis, for additional Enterra units (the "Enterra Additional Units"); the Enterra Additional Units will be tradable on the TSX at that time. For purposes of the Securities Act of 1933, the class D shares of Acquisitions and the Enterra Initial Units have been issued (and the Enterra Additional Units will be issued on June 1, 2006) as restricted securities under rule 144. The Enterra Initial Units will not be tradable on Nasdaq until June 1, 2006, and the Enterra Additional Units will not be tradable on Nasdaq until June 1, 2007, in both instances subject to compliance with rule 144. Proceeds from liquidation over time of the Enterra Initial Units and the to-be-received Enterra Additional Units will fund exploration and development work on other mineral properties held by USE and Crested, and to retire USE debt (see "Restructuring of USE Debt" below).

RMG’s minority equity ownership of Pinnacle (see below) was not included in the disposition of RMG, but was assigned to USE and Crested in proportion to their ownership of RMG. Enterra is entitled to be paid by USE an amount of up to (but not more than) $2,000,000, if proceeds from a future disposition by USE and Crested to a third party of the minority equity interest in Pinnacle exceed $10,000,000. Currently, we have no information about whether or when Pinnacle might become a public company or might be purchased by third parties. The value of the minority equity position upon a future disposition could be more or less than $10,000,000. The boards of directors of USE and Crested determined that the value of RMG’s minority equity interest in Pinnacle is approximately $6,250,000; based upon Pinnacle’s recent sales of equity to its shareholders (RMG did not participate in those sales). To compensate the minority shareholders of RMG (including officers, directors and employees of USE and Crested, Mark J. Larsen (former president and a former director of RMG), Yellowstone Fuels, Corp. (“YSFC”) and Tom Swank (a former director of RMG) for their pro rata beneficially-owned 5.9% ($370,916) of the $6,250,000 value of the minority Pinnacle interest transferred to USE and Crested, on September 28, 2005, USE issued 87,689 restricted shares of common stock to the former minority shareholders of RMG, pro rata for their May 31, 2005 percentage beneficial ownership in Pinnacle (through their former ownership in RMG). These USE shares were valued at market for the ten trading days beginning September 12, 2005.

For information on the participation in the Enterra agreement consideration of certain of the officers and directors of USE and Crested, and two of the (former) officers and directors of RMG, see “Certain Relationships and Related Transactions."

Participation in the Disposition by USE and Crested. On May 10, 2005, RMG issued 3,893,584 shares of common stock to USE and 502,130 shares of common stock to Crested, in consideration of the cancellation by USE and Crested of approximately $6,268,700 and $808,400 owed to USE and Crested, respectively, for USE issuing USE stock on conversion of RMG common and preferred stock purchased by third party investors, payment of RMG’s general and administrative overhead, and RMG’s operating deficits. As a result of this transaction, prior to closing of the Enterra agreement, RMG had issued and outstanding 16,851,453 shares of common stock, of which USE owned 10,228,527 shares (60.7%), Crested owned 5,620,464 shares (33.4%), and YSFC (an affiliate of USE) owned 250,000 shares (1.5%). Individuals owned 4.4% of RMG (including 2.5% which was owned by certain of the officers and directors of USE, Crested and RMG - see “Certain Relationships and Related Transactions”). The holders of all these RMG shares received their pro rata share of the Enterra Initial Units and the class D shares of Acquisitions, with the following exceptions:

•
USE’s and Crested's portions of Enterra Initial Units was reduced by 16,983 and 9,331 Enterra Initial Units (for their portions of the $500,000 cash component); and by another 9,035 and 4,965 Enterra Initial Units (for their portions of $266,000 of the total amount paid to buy out and cancel overriding royalty interests held by mezzanine lenders on certain gas properties owned by RMG, which buy out was required by the agreement with Enterra). USE issued to the mezzanine lenders warrants to purchase a total of 50,000 shares of common stock of USE; the exercise price will be valued at the Nasdaq Official Close Price at a date to be selected, anticipated to be in the third quarter of 2005.

•	USE's portion of the class D shares of Acquisitions was reduced by 10,664 class D shares which were issued to a secured lender of USE (see "Restructuring of USE Debt" below).

Restructuring of USE Debt. On June 1, 2005, USE and Geddes and Company ("Geddes") agreed to restructure a $3,000,000 secured debt; extinguish Geddes' right to convert the debt to RMG shares; retire outstanding RMG warrants, and issue USE shares (and transfer class D shares of Acquisitions) to Geddes.

Pursuant to the agreement, USE agreed to pay Geddes $500,000 cash, and pay the $2,500,000 balance in ten monthly installments of $250,000 (plus interest) beginning July 1, 2005. USE also transferred to Geddes 10,664 of the class D shares of Acquisitions (valued at $225,000 or $21.10 per class D share) which USE would have received on closing of the Enterra agreement, and USE agreed to issue $225,000 in restricted shares of USE common stock (at market for the ten trading days beginning September 12, 2005).; 53,191 shares were issued on September 28, 2005). As of June 1, 2005, Geddes' option to convert the debt to RMG shares and all RMG warrants were extinguished, which was required under the Enterra agreement. The debt was secured with 157,895 of the Enterra Initial Units out of USE's portion thereof (to be released back to USE in tranches as installments were paid), and with the other original collateral securing Geddes' loan which is unrelated to RMG. At July 1, 2005 the entire debt to Geddes had been paid in full, and as of October 5, 2005, all remaining obligations to Geddes have been fulfilled and all collateral has been released.

Summary Information about the Subsidiaries. Most operations are conducted through subsidiaries, the USECC Joint Venture with Crested, and jointly-owned subsidiaries of USE and Crested. The following information is as of December 31, 2004, except as noted.

	Percent	Primary
Subsidiary	Owned by USE(1)	Business Conducted
Plateau Resources Limited	100%	Uranium (Utah) - inactive mill - shut down, application filed to reopen and operate
Rocky Mountain Gas, Inc.(2)(3)	91.1%	CBM - active
Crested Corp.	70.1%
Uranium and molybdenum (inactive and shut down, with limited reactivation in uranium planned for 2005), gold (being reactivated on a limited basis), and exploration and production activities on CBM properties.

Sutter Gold Mining Inc.(2)	65.5%	Gold (California) - inactive - being reactivated
Four Nines Gold, Inc.	50.9%	Contract Drilling/Construction - inactive
USECC Joint Venture	50.0%	Uranium and molybdenum (inactive and shut down, with limited reactivation in Wyoming uranium planned for 2005), gold (being reactivated), and CBM. Limited real estate and airport operations.
Yellowstone Fuels, Corp.	35.9%	Uranium (Wyoming) - inactive - shut down
Pinnacle Gas Resources, Inc.(2)	16.7%	CBM exploration and production - active

(1) As of December 31, 2004
(2)	Includes ownership of Crested Corp. in RMG, Sutter Gold Mining Inc., and Pinnacle Gas Resources, Inc.
(3) RMG was acquired by Enterra Energy Trust on June 1. 2005. See “Capital Activities in Second Quarter 2005”

The foregoing does not include information on ownership of subsidiaries which have been formed but are not yet active (U.S. Uranium Ltd. and U.S. Moly Corp.).

Financial information about industry segments.

From June 1, 2002 to December 31, 2003, for technical financial presentation purposes, we operated in two business segments: (i) CBM gas exploration and development (and holding shut down mines and mineral properties); and (ii) commercial operations (motel, real estate, and airport). By December 31, 2003, all activities in minerals (except CBM) and some of the commercial (motel/real estate/airport) had ceased or were curtailed, and the motel/commercial properties in Utah had been sold.

Through March 31, 2005, USE’s primary activities of a material and recurring nature were in CBM. However, in 2004 and continuing in 2005, activities in gold and uranium were initiated, and activities are expected to start up in molybdenum in 2005, and RMG was acquired on June 1, 2005. Therefore, in 2005 and beyond, we expect to continue to have one active industry segment - exploration and development of mineral properties in gold, molybdenum and uranium.

The principal products of operating units within each of the reportable industry segments for the full years 2004 and 2003, the seven months ended December 31, 2002 and the (former) fiscal year ended May 31, 2002 are shown below. For more information, see note I to the audited consolidated financial statements included in this prospectus.

Industry Segments and Principal Products

Minerals: Acquisition and exploration of CBM properties. This activity is material and recurring, and was our principal business focus in these periods. Sales and leases of other mineral-bearing properties and, from time to time, the production and/or marketing of minerals. Activities in uranium and gold were largely shut down as recurring activities in the periods but uranium and gold are being reactivated.

Commercial: Operation of an aircraft fixed based operation (fuel sales, flight instruction and aircraft maintenance) was shut down in the (former) fiscal year 2002. The motel in Utah was sold in 2003. Real estate rental and various contract services continue, including management services for subsidiary companies.

Business and Properties

Coalbed Methane

RMG was acquired by Enterra Energy Trust on June 1, 2005. The following is selected information about RMG before that date.

General.

RMG was incorporated in Wyoming on November 1, 1999 for business in the CBM industry in Wyoming and Montana. RMG was a subsidiary of USE (owned 51.3% by USE and 39.8% by Crested at December 31, 2004). At December 31, 2004, RMG was indebted to the Company in the amount of $6,059,300. The obligation was incurred by RMG's continuing operating deficits (funded by USE) and for USE issuing common stock on conversion of RMG common stock, as well as preferred stock and payment of dividends on the preferred stock. In addition, a small percentage of RMG stock was held by employees, officers and directors of USE, Crested and RMG (plus options to buy more subsidiary stock) as an equity incentive for those persons to work for the subsidiary in addition to their responsibilities to USE and Crested. The shares and options were forfeitable if service were to be terminated before retirement.

In 2003, RMG transferred all of its interest in certain CBM properties, including a producing property, to Pinnacle.

On January 30, 2004, RMG, through its wholly-owned subsidiary RMG I, LLC ("RMG I"), acquired CBM properties in the Powder River Basin of Wyoming. See "Acquisition of Producing and Non-Producing Properties from Hi-Pro." Part of the purchase price was financed under a $25 million mezzanine credit facility.

RMG held leases and options on approximately 237,200 gross mineral acres (not including acreage held by Pinnacle) of federal, state and private (fee) land in the Powder River Basin of Wyoming and Montana, and adjacent to the Green River Basin of Wyoming.

From RMG's inception, through December 31, 2004, 88 exploratory wells were drilled primarily with funds provided by our industry partner CCBM (and another oil and gas company under a farmout agreement (completed in 2002) for exploration on our Castle Rock, Montana property). Forty-three of the wells were on properties transferred to Pinnacle in mid-2003. The balance of 45 wells, (15 of which have been plugged and abandoned) are on properties held by RMG. Proven reserves have not been established for any of the properties on which the exploratory wells were drilled. No wells were drilled in the six months ended June 30, 2005.

The Castle Rock property in southeast Montana, and the Oyster Ridge property adjacent to the Green River Basin (southwest Wyoming), are large properties which would require the drilling of numerous exploratory wells and extensive dewatering for each group of wells (possibly as much as 3-12 months after drilling and completion) before an assessment of proven reserves could be made.

Transaction with Pinnacle Gas Resources, Inc.

On June 23, 2003, RMG, CCBM and its parent company Carrizo Oil & Gas, Inc., and seven affiliates of Credit Suisse First Boston Private Equity (the "CSFB Parties") signed and closed agreements for a transaction with Pinnacle. The transaction included: (1) the contribution to Pinnacle by RMG and CCBM of all their ownership of a portion of the CBM properties owned by RMG and CCBM, in exchange for common stock and options to buy common stock in Pinnacle; and (2) $17,640,000 cash to Pinnacle by the CSFB Parties for common stock and series A preferred stock of Pinnacle, and warrants to purchase series A preferred stock of Pinnacle. The CSFB Parties have contributed significant additional capital to Pinnacle since June 2003.

RMG’s original stake in Pinnacle was transferred to USE and Crested in connection with the sale of RMG on June 1, 2005. At December 31, 2004, RMG's ownership in Pinnacle's common stock was 16.7% on a fully diluted basis. This percentage has been reduced through capital calls in which USE and Crested have not participated, and further dilution may occur in the future.

Pinnacle is a private corporation. Only that information about Pinnacle which its board of directors elects to release is available to the public. All other information about Pinnacle is subject to confidentiality agreements between Pinnacle and its shareholders.

Pinnacle is authorized to issue common and preferred stock. Pinnacle has issued series A preferred stock, all held by the CSFB Parties: Liquidation preference of $100.00 per share; 10.5% compounded cumulative annual dividend (12.5% after July 1, 2010); redeemable at Pinnacle's option after July 1, 2004 at a premium declining to par after July 1, 2009; and with voting rights (a) pari passu with the common stock on regular matters, and (b) as a separate class, to authorize changes in the series A preferred stock, and to authorize certain other substantive matters.

Reserve Data

Netherland Sewell and Associates, Inc. ("NSAI," Houston, Texas), independent petroleum engineers, prepared a report on RMG’s proved reserves, as of December 31, 2004, estimating recoverable reserves from the CBM properties, and the present value (discounted 10%) of future cash flow therefrom. NSAI's report takes into account fixed pricing for some production in 2005, reflects the reduction in RMG's net revenue interests due to the overriding royalty interests held by lenders, and (except for fixed pricing in 2005) is based on the CIG Spot market price of $5.515 per Mmbtu, adjusted by lease for energy content, transportation fees and regional price differentials on December 31, 2004, without price escalation. Following is a summary of the December 31, 2004 reserve report:

		Net Present
	Reserves	Value
	(MCF)	(discounted at 10%)
Proved Developed Producing	1,651,666	$3,486,400
Proved Developed Non-Producing	889,051	$2,304,800
Proved Undeveloped	515,224	$ 723,400
Total	3,055,941	$6,514,600

The present value, discounted 10% value ("PV10 value") was prepared after ad valorem and production taxes on a pre-income tax basis, and is not intended to represent the current market value of the estimated gas reserves purchased from Hi-Pro.

The PV10 value takes into account RMG I's contracts to sell 1,000 Mmbtu per day in 2005 at a fixed price of $4.14 per Mmbtu and 500 Mmbtu per day for January 1, 2005 through March 31, 2005 at a fixed price of $8.10 per Mmbtu. From time to time, RMG I may sign fixed price contracts for more production. In addition, gas market prices will vary, possibly by significant amounts, throughout each year, and on an average basis from year to year. For these reasons, the cash flow realized from production likely will vary from the estimates of cash flow used to determine the PV10 value.

Estimates of the economically recoverable quantities of gas attributable to any particular property, the classification of reserves as to proved developed and proved undeveloped based on risk of recovery, and estimates of the future net cash flows expected from the properties, as prepared by different engineers or by the same engineers but at different times, may vary substantially, and the estimates may be revised up or down as assumptions change.

The PV10 discount factor, which is required by the SEC for use in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor, based on interest rates in effect in the financial markets, and risks associated with the gas business.

Volumes, Prices and Gas Operating Expense

This table shows the volume of gas sold (net of usage to fuel compressors); and average sales prices for gas sold and average production costs calculated on a per mcf basis, for RMG’s production in 2004.

Year Ended December 31,
2004

Sales volume (mcf)	728,051
Average sales price per mcf(1)	$4.05
Average cost per mcf(2)	$3.19

(1)	Represents the weighted average of selling 92% of production at fixed contract prices and 8% at the market.
(2)	Includes direct lifting costs (labor, repairs and maintenance, materials and supplies, workover costs, insurance and property, gathering, compression, marketing and severance taxes).

Acquisition and Exploration Capital Expenditures - All CBM Properties Through December 31, 2004

From inception on November 1, 1999 through December 31, 2004, RMG incurred net acquisition (purchase price and holding costs) and exploration costs (drilling and completion) on CBM properties of approximately $8,897,300, which does not include approximately $2,500,000 funded by CCBM on RMG's behalf for leasehold, drilling and completion costs. Unproved properties on the balance sheet at December 31, 2004 reflect the reduction (by $5,706,600) to reflect the reduction of the full cost price as a result of principal payments made by CCBM under its agreement with RMG and by payments from other industry partners. The foregoing does not include $957,700 spent by RMG on properties transferred to Pinnacle, which we recorded at December 31, 2003 as an investment in Pinnacle.

The following table shows certain information regarding the gross costs incurred by RMG.

	Year Ended	Year Ended	Seven Months Ended	Year Ended
	December 31,	December 31,	December 31,	May 31,
	2004	2003	2002	2002
Acquisition costs	$6,613,900	$107,100	$936,200	$192,600
Development	1,642,600	158,300	97,200	87,400
	$8,256,500	$265,400	$1,033,400	$280,000

The acquisition costs included amounts paid for properties, delay rentals, lease option payments, and general and administrative costs directly attributable to the acquisitions.

The recorded amounts for acquisition and exploration of $8,256,500, $265,400, $1,033,400 and $280,000 represent 26.9%, 1.1%, 3.6% and 1.0% of total assets at December 31, 2004, 2003 and 2003, and May 31, 2002.

We use the full-cost method of accounting for gas properties. Under this method, all acquisition and exploration costs are capitalized in a "full-cost pool" as incurred. Depletion of the pool will be recorded using the unit-of-production method. To the extent capitalized costs in the full-cost pool (net of depreciation, depletion and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net pre-tax cash flows from proved gas reserves as established by reserve reports, the excess costs will be charged to operations.

All acquisition and exploration costs for a property are capitalized until such time as proven reserves can be established, or not, for the property. If no proven reserves are established, those capitalized costs will be transferred to the amortization basis and be subject to an impairment test. To the extent proven reserves are established for an exploration property to be less than such costs, the costs will be written-down to the amount of present value of the proven reserves. In this event, assets would decrease and expenses would increase. Once incurred, a write-down of gas properties can't later be reversed.

In addition, if future exploration work (in particular the larger prospects) is delayed because of lack of capital or permitting delays, or both, with the result that it cannot be established whether or not proved reserves exist on the properties, the exploration costs for those properties would be written-off.

Inactive Mining Properties - Uranium

General. We have interests in several uranium-bearing properties in Wyoming, Arizona, and Utah, the Shootaring Mill, in Garfield County, Utah, and properties in proximity to the mill. All the uranium-bearing properties are in areas which produced significant amounts of uranium in the 1970s and 1980s. At some future date, we could develop and operate these properties (directly or through a subsidiary company or a joint venture) to produce uranium concentrates ("U3O8") for sale to public utilities with nuclear powered electricity generating plants. Uranium concentrate spot prices have increased substantially to $32/lb. at October 3, 2005, compared to $10/lb. in 2002. However, further increases to sustained higher prices will be needed to warrant putting the properties in production. All of the uranium properties are shut down; work is performed on the mines to prevent flooding and permitting work is done as needed (monitoring and reporting) to keep existing permits in effect.

Over a period of at least 18 months, substantial and expensive work would be required to put the uranium mines into production, including permitting, cleaning rock and other debris from shafts and tunnels, pumping water out of the mines, extending shafts and tunnels, and drill sampling to ascertain whether a commercially viable ore body exists on any of the properties.

A decision to put the uranium properties into production will depend upon uranium prices, mining and milling costs and the ability to raise the necessary funds.

At June 30, 2005, $166,100 was carried on the balance sheet for uranium properties.

We believe the uranium properties we now hold have significant value because uranium prices continue to rise and stabilize at higher prices. Our decision to proceed will be based on our efforts to raise capital through joint ventures or otherwise, to explore the properties further; put the mines into production, and refurbish the Shootaring Mill in Utah. To that end, we have signed an agreement to sell a 50% interest in the Sheep Mountain properties in Wyoming and enter into a joint venture agreement for those properties (and others to be acquired) with Bell Coast Capital Corp., now named Uranium Power Corp. ("UPC") and a separate agreement to lease and acquire more uranium properties in Utah.

On-going acquisition and exploration activities have resulted in a current property base in excess of 32,000 acres. All of these properties are actively being evaluated and currently comprise eleven separate projects. Future drilling is planned for all of these properties, to follow the Sheep Mountain (Wyoming) and Breccia Pipe (Arizona) drilling programs in an orderly manner.

Sheep Mountain - Wyoming

Unpatented lode mining claims, underground and open pit uranium mines and mining equipment in the Crooks Gap area are located on Sheep Mountain in Fremont County, Wyoming. From December 31, 1988 to June 1, 1998, these properties were held by Sheep Mountain Partners ("SMP") a Colorado general partnership. In February 1988, USE and Crested acquired from Western Nuclear, Inc. unpatented lode uranium mines, mining equipment and mineralized properties (including underground and open pit mines) at Crooks Gap in south-central Fremont County, Wyoming. The mines were first operated by Western Nuclear in the 1970s. USECC mined and milled uranium ore from one of the underground Sheep Mines in 1988 and 1989. In December 1988, USECC sold 50 percent of the interest in the Crooks Gap properties to a subsidiary of Nukem, Inc. and formed Sheep Mountain Partners ("SMP"), in which USECC received an undivided 50 percent interest.

On June 1, 1998, USE and Crested received back from SMP all of the Sheep Mountain mineral properties and equipment, in partial settlement of certain disputes with Nukem, Inc. Other of those disputes remain in litigation - see Item 3, "Legal Proceedings."

We have recorded reclamation liabilities for the SMP properties (see note K to the consolidated financial statements). All historical costs in the SMP properties were offset against a monetary award which was received from Nukem during fiscal 1999. Permits are in place only for standby maintenance of the mines and discharge of waste water pumped from the mines.

At June 15, 2005, we own 139 unpatented lode mining claims and a 644 acre Wyoming State Mineral Lease on Sheep Mountain in the Crooks Gap area (Fremont County). To date, six holes have been completed and logged, for a total of 3,740 feet. This property is subject to agreements with Uranium Power Corp. (see below).

The primary goal of this drilling program is to define the extension of previous high grade intersections at stratigraphic horizons deeper than the currently defined mineral horizons at the Sheep 1 and 2 mines. Hole SM16-1010 intersected 7.5 feet at an average grade of 0.13% U3O8. This intersection is at a depth of 527 feet, and is believed to be in the same roll front system as the high grade intersections from earlier drilling. The significance of the intersection is that it appears to demonstrate continuity of the roll front system. Hole SM16-1021 intersected a low grade zone at a depth of 465 feet with a gamma signature that indicates proximity to, but at a location ahead of, the nose of the roll front. Hole SM16-1023 intersected 3 feet of 8.03% U3O8 at 92 feet. This encounter is thought to be an isolated pocket of mineralization contained in a carbonaceous zone of limited extent which is not uncommon in this type of sandstone hosted deposit. Hole SM16-1009 intersected 6.5 feet of .11% U3O8 at a depth of 120 feet. Hole SM16-1023 intersected 15 feet of .09% U3O8 at a depth of 19 feet and 5.5 feet of .06% U3O8 at a depth of 56 feet. Hole SM16-1025 intersected 19 feet of .05% U3O8 at a depth of 120 feet. These three holes may be indicative of potential for an open pit if further drilling identifies additional shallow mineralization. Results from the drilling program will assist in the mapping of the overall extent of the system, and in its full evaluation.

- UPC Joint Venture.

Purchase and Sale Agreement. On December 8, 2004, USE and Crested entered into a Purchase and Sale Agreement (the “agreement”) with Bell Coast Capital Corp. now named Uranium Power Corp. (“UPC”), a British Columbia corporation (TSX-V “UCP-V”) for the sale to UPC of an undivided 50% interest in the Sheep Mountain properties. A summary of certain provisions in the agreement follows.

The initial purchase price for the 50% interest in the properties is $4,050,000 and 4,000,000 shares of common stock of UPC, payable by installments.

Initial cash and equity purchase price:

October 29, 2004	$ 175,000	Paid

November 29, 2004	$ 175,000	Paid

June 29, 2005	$ 500,000	Paid on July 6, 2005 and 1,000,000 common shares of UPC stock delivered on July 24, 2005

June 29, 2006	$ 800,000	and 750,000 common shares of UPC stock

December 29, 2006	$ 800,000	and 750,000 common shares of UPC stock

June 29, 2007	$ 800,000	and 750,000 common shares of UPC stock

December 29, 2007	$ 800,000	and 750,000 common shares of UPC stock

Total	$ 4,050,000	and 4,000,000 common shares of UPC stock

The cash portion of the initial purchase price was subject to increase by $3,000,000 (in two $1,500,000 installments) after the uranium oxide price (long term indicator) is at or exceeds $30.00/lb for four consecutive weeks (the “price benchmark”). The price benchmark was achieved on June 20, 2005. Since the price benchmark occurred during the first 18 months after execution of the October 29, 2004 Agreement, the first payment of $1.5 million is due on April 26, 2006 and the second payment of $1.5 million is due on October 29, 2006. These payment obligations will survive closing of the purchase of the 50% interest in the properties; if the installments are not timely paid, UPC will forfeit all of its 50% interest in the properties, and in the joint venture to be formed.

USE and Crested, and UPC, will each be responsible for paying 50% of (i) current and future Sheep Mountain reclamation costs in excess of $1,600,000 held by USE and Crested, and (ii) all costs to maintain and hold the properties.

Closing of the agreement is required on or before December 29, 2007, with UPC’s last payment of the initial purchase price. At the closing, UPC will contribute its 50% interest in the properties, and USE and Crested will contribute their aggregate 50% interest in the properties, to the joint venture (see below), wherein UPC and USE/Crested each hold a 50% interest.

UPC will contribute up to $10,000,000 to the joint venture (at $500,000 for each of 20 exploration projects). USE/Crested, and UPC, each will be responsible for 50% of costs on each project in excess of $500,000.

UPC may terminate the agreement before closing, in which event UPC (i) would forfeit all payments made to termination date, (ii) lose all of its interest in the properties to be contributed by USE/Crested under the agreement and (iii) be relieved of its share of reclamation liabilities existing at December 8, 2004.

- Mining Venture Agreement

As of April 11, 2005, the Company and Crested (as the USECC Joint Venture) signed a Mining Venture Agreement with UPC to establish a joint venture, with a term of 30 years, to explore, develop and mine the properties being purchased by UPC under the Purchase and Sale Agreement, and acquire, explore and develop additional uranium properties. The joint venture generally covers uranium properties in Wyoming and other properties identified in the USECC Joint Venture uranium property data base, but excluding; the Green Mountain area, Kennecott’s Sweetwater uranium mill, the Shootaring Canyon uranium mill in southeast Utah (and properties within ten miles of that mill), and properties acquired in connection with a future joint venture involving that mill.

The initial participating interests in the joint venture (profits, losses and capital calls) are 50% for the USECC Joint Venture and 50% for UPC, based on their contributions of the Sheep Mountain properties. Operations will be funded by cash capital contributions of the parties; failure by a party to fund a capital call may result in a reduction or the elimination of its participating interest. In addition, a failure by UPC to pay for its 50% interest in the Sheep Mountain properties may result in a reduction or the elimination of UPC’s participating interest. A budget of $567,842 for the seven months ending December 31, 2005 has been approved, relating to reclamation work at the Sheep Mountain properties, exploration drilling, geological and engineering work, and other costs. A substantial portion of this work will be performed by (and be paid to) USECC Joint Venture as manager.

The manager of the joint venture is the USECC Joint Venture; the manager will implement the decisions of the management committee and operate the business of the joint venture. UPC and the USECC Joint Venture each have two representatives on the four person management committee, subject to change if the participating interests of the parties are adjusted. The manager is entitled to a management fee from the joint venture equal to a minimum of 10% of the manager’s costs to provide services and materials to the joint venture (excluding capital costs) for field work and personnel, office overhead and general and administrative expenses, and 2% of capital costs. The manager may be replaced if its participating interest becomes less than 50%.

The preceding is a summary of certain provisions of the Mining Venture Agreement and the Purchase and Sale Agreement, and is qualified by reference to those agreements which are filed as exhibits to the registration statement that includes this prospectus.

On August 22, 2005, USE and Crested, and UPC, signed an agreement to add another uranium project (now totaling four) to the joint venture. The property, known as the Breccia Pipes Project, consists of 54 lode mining claims (principally, the Star and Java claims) on BLM land in Mohave and Coconino counties, Arizona. The exploration target on these properties is breccia pipe uranium deposits.

These properties were acquired by U.S. Uranium Ltd. (“USUL”) pursuant to an agreement between USUL and Nu Star Exploration, LLC for $200,000 ($35,000 paid, with the balance payable in annual installments from September 21, 2005 through September 21, 2008). If USUL becomes a public company, the seller may take stock in lieu of annual cash payments, at 90% of USUL’s stock market price. Production from the principal properties are subject to a 4% net value royalty (proceeds from sale of processed U3O8, less mining and processing costs, fees, and taxes); a minor property is subject to a 1% royalty. USUL has the right to buy 3% of the 4% royalty for ten years at a price of $1 million.

Under the terms of the agreement between USUL and UPC, UPC will earn a 50% interest in the project by contributing the first $500,000 in acquisition and exploration expenses for the project. Additionally, UPC has agreed to issue up to 500,000 common shares of UPC stock to USECC (subject to regulations of the TSX Venture Exchange) within six months of the date drilling results outline an Inferred Mineral Resource on the Breccia Pipes Project as follows: 1) 250,000 common shares for the first 500,000 lbs. of contained U3O8 identified and 2) an additional 250,000 common shares for the second 500,000 lbs. of contained U3O8 identified. These commitments are in addition to those contained in the joint venture agreement with UPC.

The Arizona Strip was the site of a major uranium staking rush in the early 1980’s. Uranium-bearing breccia pipes were first located in the Hack Canyon area of Mohave County and the mineralized material was typically of a higher grade than other uranium deposits located in surrounding areas of the Colorado Plateau. Historic mining in the Arizona Strip had produced average uranium contents of up to 0.80% U3O8. The total production from individual mines in this district has ranged from about 1,000,000 lbs to 7,000,000 lbs U3O8.

The Star claims are contiguous with the partially mined Arizona I mine. The area is located within a short distance to the south of the Hack Canyon mining area. Mapping on the Star claims indicates the presence of 23 potential pipes, with the potential for 4 additional targets on the Java claims.

The joint venture plans to explore these targets in the very near future. Airphoto mapping and field reconnaissance have already been completed and permitting for a stratigraphic drilling program has also been initiated with the BLM. A 30-40 hole program of shallow stratigraphic holes is planned to commence as soon as the permitting process is completed. A Phase 2 follow-up drilling program is also planned to provide a deep test (maximum 2,000 feet in depth) of up to four pipes based on initial drilling results. If any of the targets are developed to a mining stage, then the Shootaring Canyon Mill would be the likely location for ore processing.

Utah

In August 1993, USE purchased from Consumers Power Company ("CPC") all of the outstanding stock of Plateau, which owns the Shootaring Mill, a uranium processing mill in southeastern Utah for nominal cash consideration and the assumption of various reclamation obligations. The Shootaring Mill holds a source materials license from the NRC.

The Shootaring Mill, in southeastern Utah, occupies 19 acres of a 265 acre plant site. The Shootaring Mill was designed to process 750 tpd, but only operated on a trial basis for two months in mid-summer of 1982. In 1984, Plateau (now a wholly-owned subsidiary of USE) placed the mill on standby because CPC had canceled the construction of an additional nuclear energy plant. Plateau also owns approximately 90,000 tons of uranium mineralized material stockpiled at the mill site.

In 2003 and 2004, reclamation work on uranium properties (the Tony M, Velvet, and Woods Complex, then held by Plateau in San Juan County, Utah) was completed. Plateau had relinquished these properties in 2003 and 2004, but has subsequently leased the Velvet from a third party who staked unpatented mining claims on the property (see below).

With recent improvements in uranium concentrate prices, Plateau has obtained an extension to January 2007 to commence reclamation work at the mill (reclamation costs are bonded, see Note K to the financial statements). Plateau has filed a request with the State of Utah for a permit and licenses to put the mill in operating status.

The Shootaring Mill is owned by Plateau Resources Limited ("Plateau"), a subsidiary of USE. Crested has a 50% interest in Plateau’s cash flows. The Shootaring Mill was designed to process 750 tons of material per day (tpd) and should be capable of operating at 1,000 tpd, once refurbishing is completed.

When refurbished and the operational license is issued, the Shootaring Mill will have the capacity to produce 1.5 million pounds of uranium concentrates annually depending on the grade of material fed to the Shootaring Mill. It will cost at least $25 million to modify the Shootaring Mill’s tailings cell to Utah standards; post additional reclamation bonding; and complete other Shootaring Mill upgrades before production can begin. Additionally, a circuit to process the vanadium which is contained in almost all of the nearby mineralized material is planned to be added to the Shootaring Mill.

Except for the lower grade mineralized material which has been stockpiled at the Shootaring Mill for over ten years, the grades of materials controlled at other properties in the vicinity have not been determined. Until such grades have been established with drilling and testing, and a feasibility study completed on the properties to determine the economics of running the Shootaring Mill to process these materials, we cannot determine if the properties contain any uranium reserves. In any event, the feasibility of the mines, and therefore of operating the Shootaring Mill, will be dependent on sustained high prices for uranium concentrates, and overall, the grades of material available for processing being economic (containing sufficient uranium) at such sustained high prices.

Once required financing is in place, the work is planned to be completed in approximately 18 months after the operating license is granted by the State of Utah, but unforeseen causes may delay the project. Efforts are underway while going through the State of Utah permitting process to raise the necessary financing for the project. However, financing terms have not been finalized, and we cannot predict if and when the financing will be completed.

In addition to the Shootaring Mill site, Plateau holds approximately 710 unpatented lode mining claims which have been acquired through a December 2004 agreement with a third party. Under this agreement, all of the uranium properties currently controlled or owned by the third party have been leased to Plateau (including the Velvet mine, currently shut down), and the third party will assist Plateau in locating additional uranium mineral properties for lease or purchase by Plateau. In return, the third party and Plateau will negotiate a contract mining agreement for the third party to mine and deliver uranium material from those properties to the Shootaring Mill for processing, and pay the third party for that material. In addition to purchasing the material, Plateau will pay the third party a 2.5% gross royalty of the value received by Plateau for uranium concentrates and vanadium recovered at the mill from such material. Plateau has agreed to fund the development of the uranium properties on a project-by-project basis, on terms and in amounts to be agreed upon with the third party.

Included in the properties acquired under the third party agreement is the Velvet Mine, located approximately 178 miles from the Shootaring Mill, which was developed in the 1970s. The prior owner drove several miles of access tunnels (adits) and drifts (access tunnels) and mined material from the workings.

Inactive Mining Properties - Gold

Sutter Gold Mining Inc. In fiscal 1991, USE acquired an interest in gold properties located in the Mother Lode Mining District of Amador County, California. The entire Lincoln Project (which is the name we use for the properties) was owned by Sutter Gold Mining Company, a Wyoming corporation ("SGMC"). SGMC has been acquired by Globemin Resources Inc., a TSX-V listed company, in a reverse takeover stock exchange transaction in 2004. Globemin has changed its name to Sutter Gold Mining Inc. ("SGMI").

This property has never been in production. We do not have a current feasibility study to support a determination that the Lincoln Project contains gold reserves.

SGMC has taken impairments (write-downs), in the 1990s, totaling $13,098,900, of the carrying value of its gold properties. These two impairments wrote off almost 85% of the investment. We determined that we could not produce gold from these properties at a profit as a result of low market price for gold at the time. This resulted in no value allocated to the Lincoln Project; the remaining assets relating to this property include raw land which is no longer needed for mining activity, and buildings and equipment.

Due to the depressed gold prices in the past, litigation (since resolved) and lack of funding, SGMI has deferred the start of construction of a gold mill complex and extension of existing underground workings. A tourist visitor's center has been set up (see below) and leased to a third party for $1,500 per month plus a 4% gross royalty on revenues. The conditional use permit is being kept current as necessary to allow for planned mining activities on the properties in the future.

SGMI holds approximately 535 acres of surface and mineral rights near Sutter Creek, Amador County, California. The properties are located in the western Sierra Nevada Mountains at from 1,000 to 1,500 feet in elevation; year round climate is temperate. Access is by California State Highway 16 from Sacramento to California State Highway 49, then by paved county road approximately .4 mile outside of Sutter Creek.

Surface and mineral rights holding costs, and property taxes, will be approximately $130,000 and $9,900 respectively, for 2005.

The leases are for varying terms and require rental fees, annual royalty payments and payment of real property taxes and insurance.

The Lincoln Project has been the subject of considerable modern exploration activity, most of it centering on the Lincoln and Comet zones, which are adjacent to each other. A total of 85,085 feet of drilling have been accomplished in prior years, with 190 diamond drill holes, and modern underground development consists of a 2,850-foot declined ramp with 2,400 feet of crosscuts plus four raises.

SGMI plans to begin further exploration work and the construction of a new raise to comply with U.S. Mine Safety Health Administration regulations and improve ventilation.

The Amador County Board of Supervisors has issued a Conditional Use Permit ("CUP") allowing mining and milling of up to 1,000 tons per day, subject to conditions relating to land use, environmental and public safety issues, road construction and improvement, and site reclamation. Application has been made to the California regulatory authorities, to store de-watered tails at a dry stacked surface fill unit, and also use mill tailings for mine back fill. This permit is the final major permit required for the project; a decision is expected in 2005.

The visitor's center, operated by a third party, is an exhibit of the pictures and memorabilia from mining operations on other properties in the Sutter district in the nineteenth century, and a guided tour of the underground workings at the Lincoln Project. Revenues from this tourist operation were $40,300 for 2004, $48,800 for 2003, $26,500 for the seven months ended December 31, 2002, and $41,200 in (former) fiscal year ended May 31, 2002, and are included in "real estate" in the consolidated statements of operations included in this prospectus. These revenues offset a portion of costs for holding the Sutter properties.

Inactive Mining Properties - Molybdenum

In 1974, 1977 and 1987, USE and Crested leased and then sold various mining claims and mines near the town of Crested Butte, Colorado, to AMAX Inc. of Greenwich, Connecticut. AMAX Inc. (acquired by Cyprus Minerals Company and renamed Cyprus Amax Minerals Company in November 1993, then later acquired by Phelps Dodge) delineated a deposit of molybdenum on the leased claims containing approximately 146,000,000 tons of mineralization averaging 0.43% molybdenum disulfide on the properties of USE and Crested.

Since June 2002, USE and Crested have been in litigation with Phelps Dodge concerning the properties and related agreements. In late 2004 and February 2005, the U.S. District Court issued orders in the litigation (see "Legal Proceedings"). Although additional rulings are expected concerning water rights associated with the properties, we expect to receive back from Phelps Dodge, in 2005, the patented and unpatented lode mining claims which contain the molybdenum deposit, as well as a mine water discharge treatment plant located on those properties. Later in 2005, we expect to be receiving clarification from the Colorado Department of Public Health and the Environment (which has jurisdiction over how the treatment plant is operated to comply with environmental laws) as to our responsibilities to operate the plant. Plant operating costs, for which we will be responsible, will likely exceed $1,000,000 annually.

For more than 20 years, Phelps Dodge and its predecessor companies worked on a mine plan for the Mt. Emmons property, obtaining rights to the water necessary to mine and process molybdenum, and obtaining other permits necessary to put the property into production. We do not know why Phelps Dodge, one of the largest international mining companies, decided to cease trying to put the Mt. Emmons property into production, although the fact that Phelps Dodge is producing molybdenum from other mines may have been a factor in their decision.

In light of the rebound in molybdenum oxide prices to the $30 - $35 per pound range in June 2005 (compared to an average of approximately $3.25 per pound over the last several years), we may seek joint venture partners to work on a new mine plan and obtain the permits required to put the property into production. In this scenario, the properties would be transferred to a new subsidiary of USE and Crested, U.S. Moly Corp., then the subsidiary would seek to raise capital for the project and enlist large mining companies or other entities to enter into a joint mining venture. Ownership of the subsidiary subsequently would be reduced to the extent additional shares are sold to investors.

Development of the Mt. Emmons property for mining will require extensive capital and a long time to implement. We would have to obtain that capital through equity financing and/or a joint venture or other arrangement, however, we have no such arrangements as of the date of this prospectus and may not obtain such. Reportedly, the mine plan of Phelps Dodge and its predecessor companies encountered opposition from local and environmental groups, and that opposition likely will continue, as Mt. Emmons is located close to Crested Butte, Colorado, a year round recreation area. Even with the resources of a joint venture partner, successful resolution of various issues arising with local environmental groups is not assured.

Oil and Gas and Other Properties

Fort Peck Lustre Field (Montana). We operate a small oil production facility (two wells) at the Lustre Oil Field on the Ft. Peck Indian Reservation in northeastern Montana. We receive a fee based on oil produced. This fee and other assets of the Company collateralize a $750,000 line of credit from a bank.

Wyoming. The Company and Crested own a 14-acre tract in Riverton, Wyoming, with a two-story 30,400 square foot office building (including underground parking). The first floor is rented to non-affiliates and government agencies; the second floor is occupied by the Company. The property is mortgaged to the WDEQ as security for future reclamation work on the Sheep Mountain Crooks Gap uranium properties.

The Company also owns a fixed base aircraft facility at the Riverton Regional Airport, including a 10,000 square foot aircraft hangar and 7,000 square feet of associated offices and facilities. This facility is on land leased from the City of Riverton for a term ending December 16, 2005, with an option to renew on mutually agreeable terms for five years. The aircraft fueling operation to the public was shut down late in fiscal 2002.

The Company owns three mountain sites covering 16 acres in Fremont County, Wyoming. In Riverton, Wyoming, the Company owns four city lots and improvements including two smaller office buildings.

Colorado. USECC owns 175 acres of undeveloped land near Gunnison, Colorado.

Utah. On August 14, 2003, USE's wholly-owned subsidiary Plateau Resources Limited (and Plateau's wholly-owned subsidiary Canyon Homesteads, Inc.) sold all of the outstanding stock of Canyon Homesteads to The Cactus Group, LLC, for $3,470,000: $349,250 cash and $3,120,750 with The Cactus Group's five year promissory note. The note is secured with all the assets of The Cactus Group and Canyon (and is personally guaranteed by the six principals of The Cactus Group). The note is payable monthly (with annual interest at 7.5%) with a $2,940,581 balloon payment due in August 2008. The note was in default as of June 30, 2005. Notice of Default was filed with Garfield County, Utah on September 7, 2005. If the defaults are not cured by December 8, 2005, Plateau has the right to post an official notice of the trustee’s sale which must be published for in the newspaper for three consecutive weeks. The sale will occur at the Garfield County Courthouse. The purchaser has the right to take immediate possession.

These properties are in Ticaboo, Utah, near Lake Powell, and included a motel, restaurant and lounge, convenience store, recreational boat storage and service facility, and improved residential and mobile home lots. Most of these properties had been acquired when the Shootaring Mill was acquired in the early 1990s.

Research and Development

No research and development expenditures have been incurred, either on the Company's account or sponsored by customer, during the past three fiscal years.

Environmental

General. Operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statues, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations also impact us. Similar law and regulations in California affect SGMI operations and Utah laws and regulations effect Plateau's operations.

Management believes the Company complies in all material respects with existing environmental regulations.

As of June 30, 2005, we have recorded estimated reclamation obligations of $7,794,700. We anticipate paying for those reclamation efforts over several years. For further information on the approximate reclamation costs (decommissioning, decontamination and other reclamation efforts for which we are primarily responsible or potentially responsible), see note K to the audited consolidated financial statements included with this prospectus.

Other Environmental Costs. Actual costs for compliance with environmental laws may vary considerably from estimates, depending upon such factors as changes in environmental law and regulations (e.g., the new Clean Air Act), and conditions encountered in minerals exploration and mining. We do not anticipate that expenditures to comply with law regulating the discharge of materials into the environment, or which are otherwise designed to protect the environment, will have any substantial adverse impact on our competitive position.

Employees

At October 5, 2005, USE had 29 full-time employees, reflecting a decrease of 8 persons who had been working on RMG’s business. Persons who work only for Sutter Gold Mining Inc. are paid by USE. The expenses associated with USE's employees, including payroll taxes, fringe benefits and retirement plans is shared with Crested for all ventures in which it participates on a percentage ownership basis. Crested uses approximately 50 percent of the time of USE employees, and reimburses USE on a cost reimbursement basis.

Mining Claim Holdings

Title. Nearly all the uranium mining properties held by the Company are on federal unpatented claims. Unpatented claims are located upon federal and public land pursuant to procedures established by the General Mining Law. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also pay certain rental fees annually to the federal government and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filing may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during time of falling metal prices, claims which were valid when located could become invalid if challenged.

Some of the Mt. Emmons claims which the Company expects to receive back from Phelps Dodge Corporation were patented by Phelps Dodge and others are unpatented claims.

Proposed Federal Legislation. The U.S. Congress from time to time has considered proposed revisions to the General Mining Law, which governs mining claims and related activities on federal public lands. If these proposed revisions were enacted, payment of royalties on production of minerals from federal lands could be required as well as new requirements for reclamation of mined land and other environmental control measures. The effect of any revision of the General Mining Law on operations cannot be determined until enactment, however, it is possible that revisions would materially increase the carrying and operating costs of mineral properties located on federal unpatented mining claims.

Legal Proceedings

Sheep Mountain Partners

On February 24, 2005, a three judge panel of the 10th Circuit Court of Appeals (10th Circuit) vacated the judgment of the U.S. District Court of Colorado of $20,044,183 and remanded the case to the Arbitration Panel for clarification of its 1996 Orders and Award. In remanding this case, the 10th Circuit stated:

"The arbitration award in this case is silent as to the definition of 'purchase rights' and the 'profits therefrom,' including the valuation of either. Also unstated in the award is the duration of the constructive trust and whether and what costs should be deducted when computing the value of the constructive trust. Further, the arbitration panel failed to address whether prejudgment interest should be awarded on the value of the constructive trust. As a result, the district court's valuation of the constructive trust was based upon extensive guesswork. The 10th Circuit held, “Therefore, a remand to the arbitration panel for clarification is necessary, despite the long and tortured procedural history of this case."

Thereafter, the U.S. District Court remanded the case to the arbitration panel.

The three member arbitration panel held a hearing on August 26, 2005, to consider the procedures, schedule and scope of the remand. The panel entered an Order, ordering that:

“In phase I the parties will make written submissions to resolve the issues concerning the definition of the Constructive Trust and its components (e.g. “purchase rights”). The submissions will not include any additional factual materials. The written submissions will be based solely on the record previously made in the hearings before the arbitration panel.”

Simultaneous written submissions will be made by the parties on or before November 4, 2005 and simultaneous reply written submissions will be made by December 6, 2005. A hearing will be held before the panel on December 20, 2005 in New York City. The timing and ultimate outcome of this litigation is not predicted. We believe that the ultimate outcome will not have an adverse affect on our financial condition or results of operations.

Phelps Dodge

The Company and Crested Corp. were served with a lawsuit on June 19, 2002, filed in the U.S. District/ Court of Colorado (Case No. 02-B-0796(PAC)) by Phelps Dodge Corporation (“PD”) and its subsidiary, Mt. Emmons Mining Company (“MEMCO”), seeking declaratory judgment over contractual obligations in USECC’s agreement with PD’s predecessor companies, concerning mining properties on Mt. Emmons, near Crested Butte, Colorado.

The case was tried starting on November 29, 2004. On February 4, 2005, the Court entered Findings and Fact and Conclusions of Law and ordered that a conveyance by PD of the Mt. Emmons properties under Paragraph 8 of the 1987 AMAX Agreement, includes the transfer of ownership and operational responsibility for the Water Treatment Plant, and that PD does not owe USECC any advanced royalty payments. However, the Order did not address the NPDES permit. NPDES permits are administered and regulated by the Colorado Department of Public Health and the Environment (“CDPHE”). The timing and scope of responsibilities for maintaining and operating the plant will be addressed by the CDPHE later in 2005.

USECC has filed a motion with the Court to amend the Order to determine that the decreed water rights to PD on the Mt. Emmons properties from the Colorado Supreme Court opinion (decided in 2002, finding that the predecessor owners of the Mt. Emmons property had rights to water to develop a mine), and any other appurtenant water rights, be conveyed to USECC. The motion is pending.

PD and USECC have been engaged in settlement discussions in an attempt to resolve the remaining issues and avoid an appeal of the District Court’s Judgment. In view of the ongoing discussions and in the interest of conserving judicial and party resources, on April 5, 2005, the parties filed a Joint Motion to Stay Ruling on Motion to Amend Judgment and to Extend Stay of Execution Pending Appeal. On April 7, 2005, the Court granted the motion and entered an order staying USE/CC’s Motion to Amend Judgment until ten days after filing of written notice by PD that settlement has not been achieved. The parties have filed joint status reports which have stayed the parties’ various motions. If an agreement is not reached, the various issues will be heard by the Court.

Coastline Capital Partners

On May 16, 2005, Coastline Capital Partners (“Coastline”) filed a complaint against U.S. Energy Corp. (“USE”) in Wyoming Federal District Court, Case NO. 05-CV-0143-J for breach of contract. Coastline is claiming partial performance fees for a private placement that was unsuccessful. Coastline and USE had entered into an engagement letter on July 22, 2004. USE filed an answer and counterclaims on June 22, 2005. The parties are arranging a schedule for depositions in the case.

The Offering

Securities Outstanding	18,580,199 shares of common stock, $0.01 par value.

Securities To Be Outstanding
19,344,425 shares, assuming warrants on 764,226 shares held by the selling shareholders were exercised as of the date of this prospectus. See "Description of Securities - Options and Warrants" and "Selling Shareholders."

Securities Offered	1,509,562 shares owned or to be owned by the selling shareholders.

Use of Proceeds
We will not receive any proceeds from sale of shares by the selling shareholders, but we will receive up to $2,558,800 in proceeds from exercise of the warrants and options, if they are exercised, which will be used for working capital.

Plan of Distribution
The offering is made by the selling shareholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk Factors	An investment is subject to risk. See "Risk Factors."

Risk Factors
An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing.

Risk Factors Involving the Company

We have a history of operating losses, and in 2005 and 2006, our working capital needs are expected to come mostly from liquidating investments. These sources of capital may not be sufficient to develop our mineral properties, none of which have proved reserves.

At June 30, 2005, the Company had working capital of $8,486,400, an accumulated deficit of $39,696,200, and investments of $27,183,300. Of the investments, $19,387,700 are Enterra Energy Trust units, or in shares of Enterra US Acquisitions Inc. (the latter will convert to Trust units on June 1, 2006.

Working capital and future receipt of proceeds from liquidating the Enterra securities are expected to be sufficient to fund general and administrative expenses, and conduct exploration and a limited amount of development work on the mineral properties, through 2006. However, putting mineral properties into production (constructing and operating mines and processing facilities) requires very substantial amounts of capital. We are seeking financing sources or large-company industry partners for our uranium, gold and molybdenum properties (assuming we receive back the molybdenum properties), but have not entered into final agreements therefore. The development of some or all of the properties will likely be delayed to the extent and for so long as we are unsuccessful in obtaining financing, either in direct capital or through arrangements with industry partners.

Uncertainties in the value of the mineral properties. While we believe that our mineral properties are valuable, substantial work and capital will be needed to establish whether they are valuable in fact.

•
The profitable mining and processing of uranium and vanadium at and in the vicinity of Plateau’s properties in Utah will depend on many factors: Obtaining properties in proximity to the Shootaring Mill to keep transportation costs economic; delineation through extensive drilling and sampling of sufficient volumes of mineralized material with sufficient grades, to make mining and processing economic over time; continued sustained high prices for uranium oxide and vanadium; obtaining the capital required to upgrade the Shootaring Mill and add a vanadium circuit; and obtaining and continued compliance with operating permits.

•
The profitable mining at the Sheep Mountain properties in Wyoming will depend on: Evaluations of existing data to define sufficient volumes of mineralized material, with sufficient grades, to make mining and processing economic over time; continued sustained high prices for uranium oxide and UPC and the Company having sufficient capital to complete the drilling and sampling work. In addition, there is no operating mill near Sheep Mountain. The ultimate economics of mining the Sheep Mountain properties will depend on access to the Sweetwater, Wyoming mill (not now in operation) or sufficiently high uranium oxide prices to warrant shipments to faraway mills.

•
The profitable mining and processing of gold by Sutter Gold Mining Inc. will depend on many factors, including receipt of final permits and keeping in compliance with permit conditions; delineation through extensive drilling and sampling of sufficient volumes of mineralized material, with sufficient grades, to make mining and processing economic over time; continued sustained high prices for gold; and obtaining the capital required to initiate and sustain mining operations and build and operate a gold processing mill.

•
We have not yet obtained full feasibility studies on any of our mineral properties. These studies would establish the economic viability, or not, of the different properties based on extensive drilling and sampling, the design and costs to build and operate processing mills, the cost of capital, and other factors. Feasibility studies can take many months to complete. These studies are conducted by professional third party consulting and engineering firms, and will have to be completed, at very considerable cost, to determine if the deposits contain proved reserves (amounts of minerals in sufficient grades that can be extracted profitably under current pricing assumptions for development and operating costs and commodity prices). A feasibility study usually must be completed in order to raise the substantial capital needed to put a property into production. In addition, we have not established any if there are any reserves (economic deposits of mineralized materials) on any of our uranium/vanadium or gold properties, and future studies may indicate that some or all of the properties will not be economic to put into production.

•
The molybdenum property (in which the Company will have a substantial interest at such time as Phelps-Dodge conveys the Mt. Emmons properties back to the Company and Crested) has had extensive work conducted by prior owners, but this data will have to be updated to the level of a current feasibility study to determine the viability of starting mining operations. Obtaining mining and other permits to begin mining the molybdenum property may be very difficult, and, like any mining operation, capital requirements for a molybdenum mining operation will be substantial.

Compliance with environmental regulations may be costly. Our business is intensely regulated by government agencies. Permits are required to explore for minerals, operate mines, build and operate processing plants, and handle and store waste. The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues. If the economics of a project would not justify the changes, we might have to abandon the project.

The Company must comply with numerous environmental regulations on a continuous basis, to comply with the United States Clean Air Act (the “CAA”), the Clean Water Act (the “CWA”), the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities. Additional monitoring and reporting is required by the Utah Division of Radiation Control for uranium mills even if not currently operating (like the Shootaring Canyon uranium mill at Ticaboo, Utah). The Abandoned Mine Reclamation Act in Wyoming and similar laws in other states where we have properties impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes.

Failure to comply with these regulations could result in substantial fines and environmental remediation orders. Failure to obtain required permits to start operations at a project could cause the failure the project and cause a write off of the investments therein.

We are subject to certain kinds of risk which are unique to the minerals business. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant production, because the minerals may be difficult or impossible to extract (produce) on a profitable basis.

Profitability of any mining and production we may conduct will involve a number of factors, including, but not limited to: the ability to obtain all required permits; costs of bringing the property into production; the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels, and market prices for the commodities to be produced staying above production costs. Our properties, or properties we might acquire in the future, may not contain deposits of minerals that will be profitable to produce.

The Company's poison pill could discourage some advantageous transactions. We have adopted a shareholder rights plan, also known as a poison pill (see "Description of Securities"). The plan is designed to discourage a takeover of the Company at an unfair low price. However, it is possible that the board of directors and the takeover acquiror would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price was at a significant premium to market prices. Therefore, as a result of the mere existence of the plan, shareholders would not receive the premium price.

Risk Factors Involving This Offering

Future equity transactions, including exercise of options or warrants, could result in dilution; and registration for public resale of the common stock in these transactions may depress stock prices. From time to time, the Company sells restricted stock and warrants, and convertible debt (or stock in subsidiary companies, convertible to stock in the Company), to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is often sold at a discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes (and/or the conversion price for stock in subsidiaries) is at or may be lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees, directors and third parties as incentives, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution will depend on the spread between market and exercise price, and the number of shares involved. The Company will continue to grant options to employees and directors with exercise prices equal to market price at the grant date, and in the future may sell restricted stock and warrants (or stock in subsidiary companies convertible to stock in the Company), all of which may result in dilution to existing shareholders.

Public resale (pursuant to registration statements) of such restricted stock, and of stock issued in conversion of debt or stock of subsidiary companies, may depress our price. For example, the stock covered by this prospectus was sold to private investors, or will be issued on exercise of warrants sold to private investors, and those persons are the selling shareholders under this prospectus. In addition, holders of debentures sold in February 2005 have converted the debentures to a total of 1,942,387 shares of stock; resale of those shares is covered by a separate prospectus.

In addition, in the third quarter of 2005, shares of common stock were issued to the former shareholders of RMG, to a former creditor (Geddes and Company), and warrants to purchase common stock were issued to former mezzanine lenders to RMG. The Company will file a registration statement to permit the public resale of these shares. See “Capital Activities in Second Quarter 2005.”

Terms of subsequent financings may adversely impact your investment. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

Representations About This Offering

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

Forward Looking Statements

We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve risks that are both known and unknown, including unexpected economic and market factors; failure to accurately forecast operating and capital expenditures and capital needs; changes in timing or conditions for getting regulatory approvals to develop and mine mineral properties, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen, may turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

The investment risks discussed under "Risk Factors" specifically address all of the material risk factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus, but we will receive up to $2,558,800 in proceeds from the exercise of the options and warrants, if they exercise all the options and warrants, which will be used by the Company for working capital.

Dilution

At June 30, 2005, the net tangible book value ("NTBV") of the Company was $21,442,400, or $1.20 per share. NTBV per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at June 30, 2005 of 17,908,466. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma NTBV per share of common stock immediately after completion of this offering on a pro forma as adjusted basis.

After giving effect to the exercise of the warrants and options held by the selling shareholders, our pro forma NTBV as of June 30, 2005, on a pro forma basis as above stated, would have been $24,001,200, or $1.29 per share, with 18,672,692 shares outstanding, representing an immediate increase in NTBV of $0.09 per share of common stock to existing shareholders.

Assuming the selling shareholders sell their shares at an assumed market price of $4.11, new investors in this offering would realize an immediate dilution in pro forma NTBV of $2.82. The table illustrates this per share dilution:

Assumed offering price per share	$4.11

NTBV per share at June 30, 2005	$1.20

Increase in NTBV per share
attributable to
exercise of warrants and options	$0.09

Pro forma NTBV per share
as of June 30, 2005	$1.29

Dilution in pro forma NTBV
per share for new investors	$2.82

The foregoing does not reflect (i) the issuance of shares on exercise of warrants after June 30, 2005; or (ii) the issuance, in September 2005, of stock to former RMG shareholders, and to Geddes and Company, or warrants to mezzanine lenders. In addition, the foregoing assumes no options held by officers, directors and employees of the Company are exercised. At October 5, 2005, there were 3,639,101 options outstanding to purchase common stock at a weighted average exercise price of $2.78 per share. Of the 3,639,101 options outstanding, a total of 2,634,301 were exercisable at October 5, 2005 at a weighted average price of $2.76 per share.

Capitalization

The capitalization of the Company at June 30, 2005, on a pro forma basis as adjusted for the selling shareholders’ exercise of warrants and options, is shown in the table.

	June 30, 2005
		Pro Forma		Pro Forma
	Actual	Adjustments	(1)	As Adjusted
Cash and Cash Equivalents	$4,703,000	$2,558,800	(2)	$7,261,800
(excluding investments)

Marketable Securities	$6,215,500	$--		$6,215,500
Investments in Non-Affiliated Companies	$14,129,800	$--		$14,129,800
--
Long-term Debt (Including Current Portias)	$3,374,900			$$3,374,900

Shareholders’ Equity

Common stock, unlimited number authorized,	17,908,466	764,226		18,672,692
17,908,466 shares issued and outstanding	$179,100	$7,700		$186,800

Additional Paid-in Capital	$63,001,000	$2,551,100		$65,552,100

Accumulated Deficit	$(39,696,200)			$ $(39,696,200)

Total shareholders’ Equity	$21,442,400	$2,558,800		$24,001,200

(1) Gives effect to the issuance of stock should all the selling shareholders’ outstanding warrants be exercised.

(2) The exercise prices of the warrants range from $2.00 to $4.30 per share.

Selling Shareholders

This prospectus covers the offer and sale by the selling shareholders of up to 1,509,562 shares of common stock owned or to be owned on exercise of options and warrants by the selling shareholders. The footnotes to the table below give information about shares issuable on exercise of the options and warrants by the selling shareholders. None of the selling shareholders are affiliates of the Company or any subsidiary of the Company.

The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

The following information has been provided to us by the selling shareholders. All numbers of shares, and percentage ownership, are stated on a pro forma basis as of the date of this prospectus, assuming issuance of 764,226 shares upon exercise of all the selling shareholders’ warrants. Not included in the pro forma calculations are the additional shares issuable on exercise of other options and warrants held by persons who are not selling shareholders.

	Number of	Number of
	Shares of	Shares	Percent Owned
	Common Stock	To Be	Before	After
	Owned(1)	Registered	Offering	Offering(2)

A. Clinton Allen	18,909(4)(5)	18,909	*	*
1280 Massachusetts Ave. #200
Cambridge, MA 02138

Ardell J. Schelich	29,500	29,500	*
347 Lake View Dr.
Washington, MO 93090

Bathgate McColley & Associates LLC	538	538	*	*
5350 S. Roslyn Street, Suite 308
Greenwood Village, CO 80111

Belmont Navy, LLC	914(4)(5)	914	*	*
111 Sixth Street
Cambridge, MA 02141

Beverly Karns	40,477(6)	40,477	*	*
5424 South Geneva Way
Englewood, CO 80111

Bourne Capital LLC	252,263(4)(6)	252,263	1.3%	*
410 Marion Street
Denver, CO 80218

C.C.R.I. Corporation	74,500	74,500	*	*
3104 E. Camelback Rd., Suite 539
Phoenix, AZ 85016

	Number of	Number of
	Shares of	Shares	Percent Owned
	Common Stock	To Be	Before	After
	Owned(1)	Registered	Offering	Offering(2)

Curragh Capital Partners, LLC	1,500(4)	1,500	*	*
609 5th Avenue - 2nd Floor
New York, NY 10017

David Gertz	1,167(3)(4)	1,167	*	*
7120 E. Orchard Rd. #300
Greenwood Village, CO 80111

Donald F. Kern	1,542	1,542	*	*
2737 Nestlebrook Trail
Virginia Beach, VA 23456

Donna Schulze	1,116(4)(5)	1,116	*	*
8777 E. Dry Creek Rd., Apt. 1422
Englewood, CO 80112

Edward J. Godin	1,000(4)	1,000	*	*
7424 S. Chapparal Circle East
Aurora, CO 80016

Frederick P. Lutz	10,000(3)	10,000	*	*
1089 Dunbarton Chase
Atlanta, GA 30319

George D. Thompson	222(4)(5)	222	*	*
11710 W. 102 Place
Overland Park, KS 66214

Gulf Projects Investment Company	4,670(4)(5)	4,670	*	*
Kuwait Stock Exchange Building
Safat 13066, Kuwait

James A. McCaughey	28,325(4)(5)(6)	28,325	*	*
3 Cueta Drive
Rancho Mirage, CA 92270

James E. Hosch	1,231	1,231	*	*
7038 Willa Lane
Evergreen, CO 80439

James J. Cahill	26,148(4)(5)	26,148	*	*
57 Lawrence Hill Rd.
Huntington, NY 11743

James V. Rauh	448(3)(4)(5)	448	*	*
7234 South Uravan Ct.
Aurora, CO 60016

Jason Wayne Assad	12,500	12,500	*	*
6585 Sterling Drive
Suwanee, GA 30024

C & H Capital, Inc.	24,500	24,500	*	*
6585 Sterling Drive
Suwanee, GA 30024

Jeffrey J. Schmitz	213(4)	213	*	*
5834 S. Paris Ct.
Englewood, CO 80111			*	*

John J. Lais, III	448(4)(5)	448	*	*
2602 Woodland Ct
McKinney, TX 75070

John Schlie	3,000(6)	3,000	*	*
2406 West Davies Ave.
Littleton, CO 80120

Lance Herring	2,175(5)	2,175	*	*
7163 S. Chapparal Cir. E
Centennial, CO 80016-2129

Larry A. Bach & Susan A. Bach	222(4)(5)	222	*	*
501 W. Fairbanks Avenue
Winter Park, FL 32789

Linda Monahan	1,875(6)	1,875	*	*
224 Anglers Drive South
Marathon, FL 33050

Mark A. & Kangping K.
Lowenstein Jtwros	135(4)	135	*	*
12512 White Drive
Sliver Spring, MD 20904

Marshall G. Folkes, III	623	623	*	*
3841 Houndstooth Court
Richmond, VA 23233

Martin G. Williams &	448(4)(5)	448	*	*
Margaret M. Williams
13333 Long Leaf Dr.
Clarksville, MD 21029

Maury Rogow	724(4)(5)	724	*	*
1050 Taylor Street N #709
Arlington, VA 22201

McKim & Company LLC	19,500(6)	19,500	*	*
8400 E. Cresent Parkway, Suite 600
Greenwood Village, CO 82111

Mohamed Ali Ahmed	448(4)(5)	448	*	*
5052 Grimm Dr. #512
Alexandria, VA 23233

Morgan Stanley Dean Witter	448(4)(5)	448	*	*
FBO Thomas Garrity
1857 Wainwright Dr.
Reston, VA 20190

Murray Roark	40,000(7)	40,000	*	*
4400 Post Oak Parkway, Suite 1720
Houston, TX 77027

Peyton N. Jackson & Linda M. Jackson	8,652	8,652	*	*
8704 Standish Rd.
Alexandria, VA 22308

R. A. Fitzner, Jr	235(5)	235	*	*
P. O. Box 8000-260
Mesquite, NV 89024

Richard Huebner	1,731	1,731	*	*
16318 E. Berry Avenue
Centennial, CO 80115

Robert H. Taggart, Jr.	25,148(4)(5)	25,148	*	*
4163 S. Chapparrel Circle East
Aurora, CO 80116

Robert S. Craig	20,000(7)	20,000	*	*
2931 Highland Lakes Dr.
Missouri City, TX 77459

Roger Conan	448	448	*	*
14 Oakley Road
Dublin 6, Ireland

Roy Van Buskirk & Rachel Deutsch	682(4)(5)	682	*	*
1513 Forest Lane
McLean, VA 22101

Sterne Agee & Leach, Inc.	448(4)(5)	448	*	*
C/F Michael M. Vuocolo IRA
813 Shades Creek Pkwy., Suite
100B, Birmingham, AL 35209

Steven Bathgate	1,835	1,835	*	*
6376 E. Tufts Avenue
Englewood, CO 80112

SJS Holdings c/o Susan Schoch	4,615(4)(5)	4,615	*	*
350 East 84th Street
New York, NY 10028

Troy G. Taggart	8,894(4)(5)	8,894	*	*
21220 Craborchard Ct.
Ashburn, VA 20147

Tsunami Partners	303,169(4)	303,166	1.6%	*
2011 Cedar Springs Rd., Apt. 506
Dallas, TX 75201

Vicki D.E. Barone	51	51	*	*
7854 S. Harrison Circle
Littleton, CO 80122

Vincent Schmitz	1,167	1,167	*	*
4207 Montview Blvd.
Denver, CO 80207

Wayne A. Moore	1,167(4)(5)	1,167	*	*
P. O. Box 68
Rock Falls, IL 61071

William Potter	101(4)	101	*	*
498 Ridgewood Avenue
Glen Ridge, NJ 07028

William G. Van Buren	6,396(6)	6,396	*	*
6576 Fairview Avenue
Downers Grove, IL

Raymond Lynde	65,566	65,566	*	*
501 Clarion Dr.
Gillette, WY 82718

Richard Lynde	65,566	65,566	*	*
P. O. Box 325
Gillette, WY 82718

Steve Youngbauer*	57,889	57,889	*	*
25 Buckhorn Flats Rd.
Riverton, WY 82501

Carl Andresen	15,611	15,611	*	*
8511 W. Donald Dr.
Peoria, AZ 85383

Drawbridge Special
Opportunities Fund, LP	159,233(8)	159,233	*	*
1251 Avenue of the Americas
New York, NY 10020

Highbridge/Zwirn Special	159,232(8)	159,232	*	*
Opportunities Fund, LP
745 Fifth Avenue, 18th Floor
New York, NY 10151

(1)	Includes shares underlying warrants or options which may not have yet been exercised.

(2)	Assumes all shares registered for resale under this prospectus are sold by the selling shareholder.

(3)	Includes shares issuable on exercise of warrants and/or options at $2.00 per share.

(4)	Includes shares issuable on exercise of warrants and/or options at $3.00 per share.

(5)	Includes shares issuable on exercise of warrants and/or options at $3.75 per share.

(6)	Includes shares issuable on exercise of warrants and/or options at $4.00 per share.

(7)	Includes shares issuable on exercise of warrants at $4.30 per share.

(8)	Includes shares issuable on exercise of warrants at $3.30 per share

*	Mr. Youngbauer is Assistant General Counsel to the Company.

The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell the covered securities pursuant to rule 415. However, the Company will not keep this prospectus current past April 30, 2006.

Plan of Distribution

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

*	an exchange distribution in accordance with the rules of the applicable exchange;

*	privately negotiated transactions;

*
settlement of short sales entered into after the date of this prospectus (a short sale occurs when shares, not owned by the seller, are sold in hopes of a decline in market price so the seller can purchase in the market at a lower price to be able to deliver the shares sold);

*	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

*	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

*	a combination of any such methods of sale; or

*	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under rule 144 under the 1933 Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such share commissions as described above.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. The selling stockholders have informed the Company that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay all fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

Market for Common Stock, Related Stockholder Matters
and Issuer Purchases of Equity Securities

(a) Market Information

Shares of USE common stock are traded on the over-the-counter market, and prices are reported on a "last sale" basis on the Nasdaq Small Cap of the National Association of Securities Dealers Automated Quotation System ("Nasdaq"). The range by quarter of high and low sales prices was:

	High	Low
Quarter ended June 30, 2005	$6.60	$3.51

Quarter ended March 31, 2005	$8.07	$2.64

Quarter ended September 30, 2005	$4.68	$3.40

Fiscal Year ended December 31, 2004	High	Low
First quarter ended 3/31/04	$3.45	$2.41
Second quarter ended 6/30/04	3.14	2.11
Third quarter ended 9/30/04	2.59	2.12
Fourth quarter ended 12/31/04	3.05	2.10

Fiscal Year ended December 31, 2003
First quarter ended 3/31/03	$3.85	$2.95
Second quarter ended 6/30/03	5.92	3.12
Third quarter ended 9/30/03	5.70	3.15
Fourth quarter ended 12/31/03	3.68	2.30

(b) Holders

(1) At October 5, 2005 the closing market price was $4.11 per share and there were approximately 626 shareholders of record, with 18,860,746 shares of common stock issued and outstanding, including shares owned by our subsidiaries and shares in officers' and directors' names that are subject to forfeiture.

(2) Not applicable.

(c)  We have not paid any cash dividends with respect to common stock. There are no contractual restrictions on our present or future ability to pay cash dividends, however, we intend to retain any earnings in the near future for operations.

(d) Equity Plan Compensation Information - Information about Compensation Plans as of October 5, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1998 USE ISOP 3,250,000 shares of common stock on exercise of outstanding options	1,266,505	$2.67	-0-
2001 USE ISOP 3,772,149 shares of common stock on exercise of outstanding options	2,372,596	$2.85	1,399,553
Equity compensation plans not approved by security holders
None	--	--	--
Total	3,639,101	$2.76	1,399,553

Selected Historical Financial Data

The following sets forth selected historical financial data for U.S. Energy Corp. as of and for the dates indicated. The selected financial data as of and for the years ended December 31, 2003 and 2004, May 31, 2002, 2001, and 2000, and as of and for the seven months ended December 31, 2002 have been derived from our audited financial statements. The selected historical financial data for the year ended December 31, 2002 and as of and for the year ended December 31, 2001 has been derived from our unaudited financial statements and, in our opinion, has been prepared on the same basis as the audited financial statements, and includes all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of this information.

The financial data for the six months ended June 30, 2005 and June 30, 2004, has been derived from our unaudited financial statements that, in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial data for those periods. Both our audited and unaudited financial statements are included in this registration statement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period.

This information should be read together with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" immediately following these tables.

	December 31,				May 31,
	2004	2003	2002	2001	2002	2001	2000
				(Unaudited)

Current assets	$5,421,500	$5,191,400	$4,755,300	$4,597,900	$4,892,600	$3,330,000	$3,456,800
Current liabilities	6,058,000	1,909,700	2,044,400	2,563,800	1,406,400	2,396,700	6,617,900
Working capital deficit	(636,500)	3,281,700	2,710,900	2,034,100	3,486,200	933,300	(3,161,100)
Total assets	30,703,700	23,929,700	28,190,600	30,991,700	30,537,900	30,465,200	30,876,100
Long-term obligations (1)	13,615,300	12,036,600	14,047,300	13,596,400	13,804,300	13,836,700	14,025,200
Shareholders' deficit	6,281,300	6,760,800	8,501,600	8,018,700	11,742,000	8,465,400	4,683,800

(1)Includes $7,384,700, of accrued reclamation costs on properties at December 31, 2004; $7,264,700 at December 31, 2003, and $8,906,800, at December 31, 2002, 2001 and May 31, 2001 and 2000, respectively. See Note K of Notes to Consolidated Financial Statements.

	Year Ended		Seven Months Ended
	December 31,		December 31,		For Former Fiscal Years Ended May 31,
	2004	2003	2002	2001	2002	2001	2000
				(Unaudited)

Operating revenues	$4,641,700	$837,300	$673,000	$545,900	$2,004,100	$3,263,000	$3,303,900
Loss from
continuing operations	(6,659,300)	(7,237,900)	(3,524,900)	(3,914,900)	(7,454,200)	(7,517,800)	(11,356,100)
Other income & expenses	13,000	(73,000)	(387,100)	1,005,000	1,319,500	8,730,800	802,200
Loss before minority interest, equity
in loss of affiliates, income
taxes, discontinued operations,
and cumulative effect of
accounting change	(6,646,300)	(7,310,900)	(3,912,000)	(2,909,900)	(6,134,700)	1,213,000	(10,553,900)
Minority interest in loss
of consolidated subsidiaries	397,700	235,100	54,800	24,500	39,500	220,100	509,300
Equity in loss of affiliates	--	--	--	--	--	--	(2,900)
Income taxes	--	--	--	--	--	--	--
Discontinued operations, net of tax	--	(349,900)	17,100	175,000	(85,900)	488,100	(594,300)
Cumulative effect of
accounting change	--	1,615,600	--	--	--	--	--
Preferred stock dividends	--	--	--	(75,000)	(86,500)	(150,000)	(20,800)
Net loss to common shareholders	$(6,248,600)	$(5,810,100)	$(3,840,100)	$(2,785,400)	$(6,267,600)	$1,771,200	$(10,662,600)

	Year Ended December 31,		Seven Months Ended December 31,		For Former Fiscal Years Ended May 31,
				(Unaudited)
	2004	2003	2002	2001	2002	2001	2000
Per share financial data

Operating revenues	$0.35	$0.07	$0.06	$0.07	$0.22	$0.42	$0.43

Loss from
continuing operations	(0.51)	(0.64)	(0.33)	(0.47)	(0.80)	(0.96)	(1.39)

Other income & expense	0.00	(0.01)	(0.03)	0.12	0.14	1.11	0.01

Loss before minority
interest, equity in loss
of affiliates, income taxes,
discontinued operations,
and cumulative effect of
accounting change	(0.50)	(0.65)	(0.36)	(0.35)	(0.66)	0.15	(1.38)

Minority interest in loss (income)
of consolidated subsidiaries	0.03	0.02	--	--	0.01	0.03	0.07

Equity in loss of affiliates	--	--	--	--	--	--	--

Income taxes	--	--	--	--	--	--	--

Discontinued operations,
net of tax	--	(0.03)	--	0.02	(0.01)	0.06	(0.08)

Cumulative effect of
accounting change	--	0.14	--	--	--	--	--

Preferred stock dividends	--	--	--	(0.01)	(0.01)	(0.01)	--

Net (loss) income
per share, basic	$(0.47)	$(0.52)	$(0.36)	$(0.34)	$(0.67)	$0.23	$(1.39)

Net (loss) income
per share, diluted	$(0.47)	$(0.52)	$(0.36)	$(0.34)	$(0.67)	$0.23	$(1.39)

	June 30	December 31
	2005	2004
	(Unaudited)	(Audited)

Current assets	$11,474,600	$5,421,500

Current liabilities	2,988,200	6,058,000

Working capital (deficit)	8,486,400	(636.500)

Total assets	41,868,800	30,703,700

Long term obligations (1)	12,735,100	13,615,300

Shareholders deficit	21,442,400	6,281,300

(1) Includes $7,602,100 at June 30, 2005 and $7,882,400 at December 31, 2004 of accrued reclamation obligation costs on properties

	Six Months Ended
	June 30,
	2005	2004
	(Unaudited)	(Unaudited)

Operating revenues	524,900	278,800

Loss from
continuing operations	(3,604,900)	(2,762,700)

Other income & expenses	(1,673,900)	594,300

Loss before minority interest,
equity in loss of affiliates,
income taxes, discontinued
operations, and cumulative
effect of accounting change	(5,278,800)	(2,168,400)

Minority interest in loss of
consolidated subsidiaries	361,400	6,000

Income taxes	--	--

Discontinued operations,
net of tax	14,216,900	(1,221,800)

Net (loss) income
to common shareholders	$9,299,500	$(3,384,200)

	Six Months Ended
	June 30,
	2005	2004
Per share financial data

Operating revenues	$(0.03)	$0.02

Loss from
continuing operations	(0.24)	(0.22)

Other income & expenses	(0.11)	0.04

Loss before minority interest,
equity in loss of affiliates,
income taxes, discontinued
operations, and cumulative
effect of accounting change	(0.35)	(0.18)

Minority interest in loss
of consolidated subsidiaries	.02	--

Income taxes	--	--

Discontinued operations, net of tax	0.95	(0.10)

Net (loss) income
per share, basic	$0.162	$(0.27)

Net (loss income
Per share, diluted	$0.61	$(0.27)

Less than $0.01 per share.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following is Management's Discussion and Analysis of significant factors, which have affected the Company's liquidity, capital resources and results of operations during the periods included in the accompanying financial statements. The discussion contains forward-looking statements that involve risks and uncertainties. Due to uncertainties in the minerals business, the Company's actual results may differ materially from the results discussed in any such forward-looking statements.

General Overview

U.S. Energy Corp. and its subsidiaries historically have been involved in the acquisition, exploration, development and production of properties prospective for hard rock minerals including lead, zinc, silver, molybdenum, gold, uranium, and oil and gas properties and commercial real estate. The Company manages all of its operations through a joint venture, USECC Joint Venture ("USECC"), with one of its subsidiary companies, Crested Corp. ("Crested") of which it owns a consolidated 70.1%. The narrative discussion refers only to the Company but includes the consolidated financial statements of Crested, Rocky Mountain Gas, Inc. ("RMG"), Plateau Resources Ltd. ("Plateau"), USECC and other subsidiaries. The Company has entered into partnerships through which it either joint ventured or leased properties with non-related parties for the development and production of certain of its mineral properties. Due to either depressed metal market prices or disputes in certain of the partnerships, as of December 31, 2004, all mineral properties have either been sold, reclaimed or are shut down except coalbed methane (this activity, conducted by RMG, was sold on June 1, 2005). However, activities have resumed on a limited basis in uranium and gold. The Company has had no production from any of its mineral properties during the periods from May 31, 2001 through December 31, 2004, except coalbed methane.

Critical Accounting Policies

Asset Impairments - We assess the impairment of property and equipment whenever events or circumstances indicate that the carrying value may not be recoverable.

Oil and Gas Producing Activities - We follow the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized and are subject to ceiling tests to insure the carrying value does not exceed the fair market value.

Reclamation Liabilities - The Company's policy is to accrue the liability for future reclamation costs of its mineral properties based on the current estimate of the future reclamation costs as determined by internal and external experts.

Revenue Recognition - Revenues are reported on a gross revenue basis and are recorded at the time services are provided or the commodity is sold. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Use of Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

December 31, 2004 and the Year Then Ended

Liquidity and Capital Resources

During the year ended December 31, 2004, operations resulted in a loss of $6,248,700 and consumed $4,282,300 of cash. Investing activities also consumed cash in the amount of $5,051,200 primarily as a result of the purchase of additional CBM properties and the exploration expenses incurred on existing CBM properties. Financing activities generated $9,091,300 as a result of the sale of the Company’s and RMG’s stock and third party debt. All these factors together resulted in a net reduction of cash and cash equivalents of $242,300.

Cash generated by the production of coalbed methane gas operations during the year ended December 31, 2004 was swept by the financing entities to pay principal and interest. Prior to the sweep of the cash for principal and interest payments, sufficient cash to pay well and field operating costs was advanced to RMG. RMG also receives a per well monthly fee of $193, net to RMG, average per well for operating the coalbed methane operations from the working interest owners.

The liquidity of the Company during the year ended December 31, 2004 was dependant therefore upon the sale of equity and increased debt to third parties. The Company anticipates repaying the debt once it is able to sell certain mineral or coalbed methane properties.

Capital Resources

As of April 11, 2005, the Company and its subsidiary Rocky Mountain Gas, Inc. (“RMG”) has entered into a binding agreement with Enterra Energy Trust (“Enterra”) for the acquisition of RMG by Enterra in consideration of $20,000,000, payable pro rata to the RMG shareholders in the amounts of $6,000,000 in cash and $14,000,000 in exchangeable shares of one of the subsidiary companies of Enterra. The shares will be exchangeable for units of Enterra twelve months after closing of the transaction. The Enterra units are traded on the Toronto Stock Exchange and on Nasdaq; the exchangeable shares will not be traded. RMG will be acquired with approximately $3,500,000 of debt owed to its mezzanine lenders.

Two major components of anticipated future capital resources during 2005 therefore are the settlement of the litigation with Nukem and the sale of RMG to Enterra. Should the sale of RMG common stock to Enterra be concluded the Company will receive cash and trust units of Enterra which would be marketable in 12 months after the closing of the transaction. Management believes both these transactions will be concluded favorably, however, the ultimate outcome of the Nukem litigation and the Enterra transaction are not certain.

During the year ended December 31, 2003, the Company sold its interests in the town site operations to a non-affiliated entity, The Cactus Group ("Cactus"). As a result of the sale of the town site, the Company received cash of $349,300 and a promissory note from Cactus in the amount of $3,120,700. The Company received $166,000 in cash payments and $44,000 in room credits from Cactus during calendar 2004. The room credits will be used by the Company as it works on developing its uranium assets in southern Utah. Cactus is to continue making monthly payments, primarily interest, until August 2008 at which time a balloon payment of $2.8 million is due.

The Company has a $750,000 line of credit with a commercial bank. The line of credit is secured by certain real estate holdings and equipment. At December 31, 2004, the full line of credit was available and has been renewed by the bank through June 30, 2005. This line of credit is used for short term working capital needs associated with operations.

On February 9, 2005, the Company borrowed $4,000,000 from seven accredited investors, issuing $4,720,000 face amount of debentures (including three years of annual interest at 6%). Net proceeds to the Company were $3,700,000 after paying a commission and lenders' legal costs.

The debentures are unsecured; the face amount of the debentures are payable every six months from February 4, 2005, in five installments of 20%, in cash or in restricted common stock of the Company. We may pay this amortization payment in cash or in stock at the lower of $2.43 per share (the “set price”) or 90% of the volume weighted average price of the Company’s stock for the 90 trading days prior to the repayment date. The set price was determined on the formula of 90% of the volume weighted average price of the stock over the 90 trading days prior to February 4, 2005. The debentures are convertible to restricted common stock at the set price.

At any time, the Company has the right to redeem some or all of the debentures in cash or stock, in an amount equal to 120% of the face amount of the debentures until February 4, 2006; 115% from February 5, 2006 to February 4, 2007; and 110% from February 5, 2007 until maturity. Payment in stock would be at the set price. The holders may convert the debentures to stock even if USE should seek to redeem in cash.

If at any time, after registration for public resale of the conversion shares have been approved, the Company’s stock trades at more than 150% of the set price for 20 consecutive trading days, USE may convert the balance of the face amount of the debentures at the set price.

In the event of default, the investors may require payment (i) in cash equal to 130% of the then outstanding face amount; or (ii) in stock equal to 100% of face amount, with the stock priced at the set price, or (iii) in stock equal to 130% of the face amount, with the stock priced at 100% of the volume weighted average price of our stock for the 90 trading days prior to default.

The Company issued warrants to the investors, expiring February 4, 2008, to purchase 971,195 shares of restricted common stock, at $3.63 per share (equal to 110% of the Nasdaq closing price on February 3, 2005). The number of shares underlying the warrants equals 50% of the shares issuable on full conversion of the debentures at the set price (as if the debentures were so converted on February 4, 2005). Warrants to purchase an additional 100,000 shares, at the same price and for the same term as the warrants issued to the investors, were a registered broker-dealer as compensation for its services in connection with the transaction. If in any period of 20 consecutive trading days (after registration has been approved) the stock price of the Company’s common stock exceeds 200% of the warrants’ exercise price, on each of the trading days, all of the warrants will expire on the 30th day after the Company sends a call notice to the warrant holders.

During the quarter ended March 31, 2005, the Company received $1,529,300 from the exercise of 417,811 warrants by non-employee individuals and firms. The continued exercise of employee options and non-employee warrants is contingent upon the market price of the Company’s common stock remaining above the exercise prices.

Other sources of capital are cash on hand; collection of receivables; contractual funding of drilling and development programs by non-affiliates; sale of excess equipment and real estate properties; additional debt or equity financings through third parties; equity financing of the Company's subsidiaries and a line of credit with a commercial bank.

Capital Requirements

The capital requirements of the Company during 2005 remain its General and Administrative costs and expenses; the funding of costs associated with the maintenance and operation of its coalbed methane properties; permitting and development work on its gold property and the ongoing maintenance of its uranium properties. Additionally, pending the outcome of the litigation with Phelps Dodge, the Company may incur the costs associated with holding the molybdenum property. Although it is not known what the exact cost of maintaining the molybdenum properties is, it has been represented that the cost is approximately $1.0 million per year.

Maintaining Uranium Properties

SMP Uranium Properties

The average monthly care and maintenance costs associated with the Sheep Mountain uranium mineral properties was $23,100 during the year ended December 31, 2004. Included in the average monthly cost during the year ended December 31, 2004 is ongoing reclamation work on the former SMP properties. It is anticipated that a total of $192,700 in reclamation expenditures will be conducted during 2005.

On December 8, 2004, the Company and Crested d/b/a USECC entered into a Purchase and Sale Agreement (the "agreement") with Bell Coast Capital Corp. now Uranium Power Corp. ("UPC"), a British Columbia corporation (TSX-V "UPC-V") for the sale to UPC of an undivided 50% interest in the former SMP uranium properties. The initial purchase price for the 50% interest in the properties is $4,050,000 and 4,000,000 shares of common stock of UPC, payable by installments. All amounts are stated in US dollars.

The Company and Crested, and UPC, will each be responsible for paying 50% of (i) current and future Sheep Mountain reclamation costs in excess of $1,600,000, and (ii) all costs to maintain and hold the properties.

UPC has agreed to contribute $10,000,000 to the joint venture (at $500,000 for each of 20 exploration projects that are approved). The Company and Crested, and UPC, each will be responsible for 50% of costs on each project in excess of $500,000. See Note F to the audited consolidated financial statements.

On April 11, 2005 USECC and UPC signed a mining venture agreement.

Plateau Resources Uranium Properties

Plateau owned the Ticaboo townsite, motel, convenience store, boat storage, restaurant and lounge. During the year ended December 31, 2003, the Company sold its interest in the townsite operations to a non-affiliated entity, Cactus. As a result of the sale of the townsite, USECC received a promissory note from Cactus in the amount of $3,120,700. The Company received $166,000 in cash payments and $44,000 in room credits from Cactus during calendar 2004.

Additionally, Plateau owns and maintains the Shootaring Canyon Uranium Mill (the “Shootaring Mill”). During the year ended December 31, 2003, Plateau requested a change in the status of the Shootaring Mill from active to reclamation from the NRC. The NRC granted the change in license status which generated a surplus in the cash bond account of approximately $2.9 million which was released to Plateau. The Company received the benefit of this release of cash.

During the years ended December 31, 2004 and 2003, Plateau performed approximately $262,500 $209,600, respectively in reclamation on mining properties and the Shootaring Mill. Due to increases in the market price for uranium during the last six months of the year ended December 31, 2004 and the first quarter of 2005, the Company reconsidered its prior decision to reclaim the Shootaring Mill property. In March 2005, Plateau filed an application with the State of Utah to restart the Mill. Therefore, the Company will not expend any capital resources in the reclamation of the Mill during calendar 2005.

The cash costs per month, including reclamation costs, at the Plateau properties during calendar 2004 were approximately $32,600 per month. These costs are projected to increase to $75,000 to $100,000 per month during the year ending December 31, 2005 due to increased activity in the uranium business.

Sutter Gold Mining Inc. (SGMI) Properties

Because of the recent increase in the price of gold, management of Sutter Gold has decided to place the properties controlled by it into production. No extensive development work or mill construction will be initiated until such time as funding from debt and or equity sources is in place. The goal of the Company’s management is to have the SGMI properties be self supporting and thereby not requiring any capital resource commitment from the Company. On December 29, 2004, SGMC merged with Globemin Resources, Inc., a Canadian company, and changed its name to Sutter Gold Mining Inc. (“SGMI”). SGMI is traded on the TSX Venture Exchange. SGMI has sufficient capital to pay for the anticipated work which will be done on the properties during calendar 2005. Additional financing is being sought by SGMI. See Note F.

Development of Coalbed Methane Properties

A portion of the costs during the year ended December 31, 2004 for the development of RMG’s coalbed methane properties were funded through an agreement that RMG entered into with CCBM, Inc. (“CCBM”) a subsidiary of Carrizo Oil and Gas of Houston, Texas. At December 31, 2003, CCBM had completely satisfied its cash and drilling commitments to RMG.

During the year ended December 31, 2003, RMG and CCBM entered into a Subscription and Contribution Agreement with Credit Suisse First Boston Private Equity parties (“CSFB”) to form Pinnacle Gas Resources, Inc. (“Pinnacle”). As a result of the formation, RMG and CCBM contributed certain undeveloped and producing coalbed methane properties to Pinnacle. RMG has the opportunity to increase its ownership in Pinnacle by advancing cash to purchase common stock in Pinnacle through the exercise of options, but that increase would be offset to the extent other parties contribute additional capital to Pinnacle. See Part I “Transaction with Pinnacle Gas Resources, Inc.” Management of the Company does not anticipate exercising these options during calendar 2005 unless surplus capital resources are received. RMG has no capital commitments on the properties contributed to Pinnacle. See Note F.

RMG continues to pursue other investment and production opportunities in the CBM business. On January 30, 2004, RMG purchased the assets of Hi-Pro Production, LLC a non-affiliated entity which included both producing and non-producing properties. The purchase of these CBM assets was accomplished by the issuance of common stock and warrants of both RMG and USE and cash, the majority of which was borrowed as a result of mezzanine financing through Petrobridge Investment Management, LLC

All cash flows from gas production on the Hi-Pro properties are pledged to pay the acquisition debt. See Note F to the audited consolidated financial statements. The acquisition debt also requires minimum net production volumes through June 30, 2006 and maintenance of financial ratios. The Hi-Pro properties are held by RMG I, LLC, a wholly-owned subsidiary of RMG and are the sole collateral for the debt.

At December 31, 2004, RMG I was not in compliance with all of the financial covenants under the Petrobridge agreement. A revocable waiver was granted through January 31, 2006 by the lender. As the wavier is conditional, the entire debt is classified as current. Management of RMG I continues to seek solutions in the production of coalbed methane gas to bring the project into compliance. Due to lower than projected sales volumes, the Hi-Pro field will remain out of compliance unless (1) higher prices are realized, (2) costs are reduced and (3) the debt is paid down. Because it is probable that RMG I will not be in compliance with these ratios for the next reporting period the entire $3,214,800 is classified as current debt. Should the lender declare the note in default, the only asset available for recourse is the Hi-Pro property owned by RMG I. See Note F.

Future equity financing by RMG, or industry financings, will be needed for RMGI, LLC to drill and complete wells on the substantial undeveloped acreage acquired from Hi-Pro. New production from this acreage could be needed to service the acquisition debt to offset the impact of declining production from the producing properties and/or low gas prices.

As of April 11, 2005, the Company, Crested, and RMG signed a binding agreement for the acquisition of RMG by Enterra Energy Trust.

If the proposed transaction with Enterra is not consummated, management of the Company believes that continued exploration and development of RMG's unproven properties will be financed through cash that RMG and USE have on hand as well as ventures with industry partners. None of the Company’s capital resources should be needed therefore to fund operations or development work of RMG during 2005.

Debt Payments

Debt to non-related parties at December 31, 2004 was $7,180,700 net of a discount of $273,000. This debt consists of debt owed by RMG I to mezzanine lenders to purchase the Hi-Pro assets of $3.2 million; long term debt related to the purchase of vehicles and a corporate aircraft of $1.2 million, and convertible debt of $2.7million. The commitment of capital resources during calendar 2005 for equipment and liability insurance debt is $185,300. The mezzanine lenders for the Hi-Pro acquisition sweep all funds from operations of the field to pay interest and principal with the exception of funds to pay (a) lease operating expenses, (b) royalties and (c) production related taxes. At December 31, 2004, RMG I was not in compliance with five of the financial covenants under the Petrobridge agreement (see note F). A revocable waiver was granted through January 31, 2006 by the lender. As the waiver is conditional, the entire debt is classified as current. The convertible debt is not due until 2006 so will only require $300,000 of the Company’s capital resources to pay interest when due quarterly.

Reclamation Costs

The asset retirement obligations are substantially long term and are either bonded through the use of cash bonds or the pledge of assets. It is anticipated that $192,700 of reclamation work on the SMP properties in Wyoming will be performed during 2005.

The asset retirement obligation on the Plateau uranium mining and milling properties in Utah at December 31, 2004 was $5,249,100, which is reflected on the Balance Sheet. This liability is fully funded by cash investments that are recorded as long term restricted assets. Due to the increased market price of uranium, the reclamation of this property has been delayed significantly and is not anticipated to commence until 2032.

The asset retirement obligation of the Sheep Mountain uranium properties in Wyoming at September 30, 2004 are $2,339,900 and are covered by a reclamation bond which is secured by a pledge of certain real estate assets of the Company and Crested.

RMG asset retirement obligations at September 30, 2004 were $463,700. It is not anticipated that any reclamation work will commence on the coalbed methane properties during 2005.

The asset retirement obligation for SGMI is $22,400 which is covered by a cash bond. No cash resources will be used for asset retirement obligations at SGMI during the twelve months ended December 31, 2005.

Liquidity Summary

The Company's capital resources during the year ended December 31, 2004 were sufficient to fund mine standby costs; coalbed methane property acquisition, maintenance and operations; limited reclamation and general and administrative expenses. The anticipated development of our gold, uranium, molybdenum and coalbed methane gas properties will require additional funding. This funding will be derived either through joint ventures with industry participants, debt or equity financings.

The current market prices for gold, uranium, molybdenum and coalbed methane gas are at levels that will warrant the exploration and development of the Company’s mineral properties. Industry projections for all these metals along with gas anticipate prices remaining at the current levels or higher during the next decade. Management of the Company therefore believes that sufficient capital will be available to develop its mineral properties. The successful development and production of these properties will greatly enhance the liquidity and financial position of the Company.

Results of Operations

During the periods presented, the Company has discontinued certain operations. Reclassifications to previously published financial statements have therefore been made to reflect ongoing operations and the effect of the discontinued operations. The Company changed its year end to December 31 effective December 31, 2002.

Year ended December 31, 2004 Compared to the Year ended December 31, 2003

Revenues:

Operating revenues during the year ended December 31, 2004 increased significantly over those recognized during the prior year. The primary cause of this increase is as a result of the purchase of producing coalbed methane properties by RMG during the first quarter of 2004. The Company recognized $3,205,700 in gas sales during the twelve months ended December 31, 2004 as compared to only $287,400 during the prior year. The gas sales during the year ended December 31, 2003 were only for six months due to the formation of Pinnacle and the contribution of all of the Company’s producing properties to that entity.

The acquisition of producing gas properties also increased management fee revenues recognized by the Company during the year ended December 31, 2004. This increase came as a result of the Company being paid a per well fee for the operation of the wells by the other working interest owners as well as a monthly fee for employees who manage the day to day production of the producing properties. During the year ended December 31, 2004 the Company recognized $796,300 in management revenues as a result of these activities. No similar revenues were recognized during the year ended December 31, 2003.

Revenues from real estate operations decreased during the year ended December 31, 2004 from those recorded during the year ended December 31, 2003 by $78,200. This decrease was as a result of reduced lot sales at the Plateau operations in Utah. All other revenues for the year ended December 31, 2004 remained constant with those recognized during the previous year.

Costs and Expenses:

As a result of the Company purchasing and operating coalbed methane properties during the year ended December 31, 2004, the costs associated with gas operations increased significantly from $313,100 to $4,168,800. These costs and expenses reflect the costs of operations, repairs and maintenance and amortization of the purchase price on a units of production basis. The field which was purchased by the Company had not been well maintained for some time and therefore required major repairs and enhancements. Although the operation of a gas field constantly requires ongoing maintenance, it is not anticipated by management that the major enhancement costs will be required in the future as the Company has, and is committed to, perform the required maintenance on an ongoing basis. The enhancements and maintenance performed during the year ended December 31, 2004 have increased production and improved both the cash flow and results of operations relating to the gas property.

The production on all gas properties has a life certain and therefore begins to decline the longer the property is produced. The gas property that the Company purchased is on that decline curve and it is not known how long the property will continue to produce at its current levels. There are however additional coal seams that the management of the Company is evaluating for future development and production. The overall cost of the property is therefore anticipated to remain static; however, if the lower coals are not placed into production, the profitability of the property will decrease.

The holding costs associated with the Company’s mineral properties during the year ended December 31, 2004 remained constant with those costs recorded during the previous year. It is anticipated that these costs will increase during 2005 as the Company moves forward with the permitting process relating to its uranium and gold properties. Additionally the holding cost of the molybdenum property, which the Company most probably will receive back from Phelps Dodge, will increase these costs. All costs associated with the acquisition of additional properties will be capitalized but the permitting costs will be expensed.

Real estate operating costs and general and administrative costs were reduced during the year ended December 31, 2004 from those of the year ended December 31, 2003. The reduction of real estate costs is insignificant, $7,400, and is related to the reduction of the Company’s involvement in the southern Utah property sold to a third party which had previously been operated by Plateau. The reduction in general and administrative costs of $706,400 was due to the ongoing efforts of the Company’s management to reduce overhead and related expenses.

Other Income and Expenses:

Other Income and Expenses increased from net expenses of $73,000 during the year ended December 31, 2003 to net income of $13,000 during the year ended December 31, 2004. Although the net increase of $86,000 is insignificant there were some major changes in the individual components.

Due to the positive upward movement of the market prices for the minerals in which the Company is involved it has determined to retain its remaining mineral development and extraction equipment. The determination to retain this equipment is a direct cause of the reduction of $154,000 from the year ended December 31, 2003 to the year ended December 31, 2003 in the gain on the sale of assets.

The income recognized from the sale of investments is as a result of the liquidation of common stock of a company, Ruby Mining Company (“Ruby”), which the Company sold several years ago. The Company retained ownership of a portion of its former shares of common stock in Ruby and had no book basis in the shares. During the year ended December 31, 2004 the Company sold 832,500 shares of Ruby common stock and received $433,100. The Company also received $152,700 from the sale of a piece of real estate during the year ended December 31, 2004 which had no book value.

Interest revenues recognized during the year ended December 31, 2004 decreased from those recognized during the year ended December 31, 2003 due to the reduced amount of cash invested in interest bearing accounts. Interest expenses increased from $799,100 during the twelve months ended December 31, 2003 by $266,300 to $1,065,400 at December 31, 2004 as a result of increased debt associated with the purchase of coalbed methane properties.

Net Loss:

High and non-recurring remediation and maintenance costs associated with the new coalbed methane producing property resulted in a net loss from those operations of $963,100. This loss is offset by an increase of management fees of $964,300 which is directly tied to the operations of coalbed methane properties. Increased interest expenses and reduced interest revenues are therefore the primary causes for the increase in the loss of $438,600 during the year ended December 31, 2004 to $6,248,700 as compared to the loss during the year ended December 31, 2003 of $5,810,100. These losses reflect net losses per share of $0.47 per share and $0.52 per share for the years ended December 31, 2004 and 2003 respectively.

Year ended December 31, 2003 Compared to the Year ended May 31, 2002

Revenues:

Revenues for the twelve months ended December 31, 2003 consisted of $334,300 from real estate operations, $287,400 from gas sales and $215,600 from management fees. Revenues from real estate operations during the fiscal year ended May 31, 2002 were $1,276,200. The decrease in real estate revenues was as a result of reduced sales of commercial real estate during the twelve months ended December 31, 2003. During fiscal 2002 the Company sold a tract of land in California which was no longer needed for the SGMI development plan for operations.

During the year ended December 31, 2003 the Company reported $287,400 in gas sales. There were no similar revenues during the twelve months ended May 31, 2002 as the Company had no production of coal bed methane gas at May 31, 2002.

The Company recognized a minimal increase in management fee revenues during the year ended December 31, 2003 to $215,600 over the $208,200 recognized in management fee revenues during the twelve months ended May 31, 2002. Management fee revenues were actually reduced after June 2003 when RMG contributed its producing and certain undeveloped properties to Pinnacle. Although RMG provided the transitional accounting services for Pinnacle through December 31, 2003, it received only its actual cost for those services.

Costs and Expenses:

Costs and expenses for the year ended December 31, 2003 were $8,075,200 as compared to $8,877,800 for the year ended May 31, 2002. Costs and expenses of real estate operations and the cost of real estate sold decreased by $1,045,500 during that twelve months ended December 31, 2003 when compared to the costs and expenses incurred during the fiscal year ended May 31, 2002. This decrease was primarily as a result of a tract of no longer needed. Real estate was sold by SGMI during the year ended May 31, 2002 while no similar sales occurred during the year ended December 31, 2003.

During the year ended December 31, 2003 the Company recognized $313,100 in gas operating expenses. No similar expenses were recorded during the fiscal year ended May 31, 2002 as the Company had not yet begun producing gas at that time.

Mineral holding costs decreased by $246,100 to $1,461,700 at December 31, 2003 from $1,707,800 at May 31, 2002. This decrease was as a result of the Company placing all its mining properties on a shut-down status and reducing costs of holding those properties.

General and administrative costs increased by $2,050,700 during the twelve months ended December 31, 2003 over the twelve months ended May 31, 2002. This increase was as a result of several non cash items. Non cash items which were expensed during the year ended December 31, 2003 were: depreciation and amortization of $554,200; accretion of asset retirement obligations of $366,700; amortization of debt discount of $537,700; amortization of non cash services of $134,700, and non cash compensation of $893,500 for a total of $2,486,800.

The amortization of debt discount increased primarily as a result of the acceleration in the discount amortization due to the conversion of approximately one half of the debt under the terms of $1.0 million of debt to common shares of the Company’s common stock.

On January 1, 2003, the Company adopted SFAS 143, Accounting for Asset Retirement Obligation. Under the terms of this accounting standard, the Company is required to record the fair value of the reclamation liability on its shut-down mining and gas properties as of the date that the liability was incurred. The accounting standard further requires the Company to review the liability and determine if a change in estimate is required as well as accrete the total liability for the future liability. As a result of the adoption of this accounting standard, the Company recorded the non cash accretion of $366,700.

Non cash compensation increased as a result of the initial funding of the 2001 Stock Award Plan whereby five of the executive officers of the Company were granted a total of 100,000 shares of common stock at $3.10 per share. Under the plan, each officer is to receive 10,000 shares of common stock annually under the condition that the shares cannot be sold until the officer’s death or retirement. The plan was effective in 2001 and had not been funded. The funding for the twelve months ended December 2003 was therefore retroactive for two years. In addition to the increase due to the funding of the 2001 Stock Award Plan, the funding for the ESOP as well as the amortization of the deferred compensation recorded in prior periods were both for a full twelve months as compared to only seven months in the prior period.

The increase in the amortization of non cash services during the year ended December 31, 2003 resulted from the issuance of additional stock and warrants for legal and financial consulting services. These services related to the formation of Pinnacle and litigation with Phelps Dodge.

Other Income and Expenses:

During the fiscal year ended May 31, 2002 the Company recognized $812,700 in gains from the sale of assets while during the year ended December 31, 2003 the Company recognized only $198,200. The Company was selling the majority of its construction equipment during the years ended May 31, 2002 and 2001. The majority of the surplus equipment to be sold was sold during those two years.

Interest income decreased $291,800 during the year ended December 31, 2003 when compared to the year ended May 31, 2002. This reduction in revenues occurred as a result of the Company having less amounts of cash invested in interest bearing accounts during the year ended December 31, 2003. In May of 2002 the Company borrowed $1.5 million from third party lenders. During the year ended December 31, 2003 the Company recorded interest on this debt while there was not interest paid on this debt during fiscal 2002.

Effective January 1, 2003 the Company adopted SFAS 143 “Accounting for Asset Retirement Obligations” which requires the Company to record the fair value of the reclamation liability on its shut down mining and gas properties as of the date that the liability is incurred. The Company is further required to accrete the total liability for the full value of the future liability. As a result of adopting this new accounting policy the Company recorded a cumulative effect of accounting change of $1,615,600 as well as an accretion expense of 366,700.

Operations for the year ended December 31, 2003 resulted in a loss of $5,810,100 or $0.52 per share as compared to a loss of $6,181,100 or $0.66 per share during fiscal 2002.

Seven months ended December 31, 2002 Compared to the Seven months ended December 31, 2001

Revenues:

During the seven months ended December 31, 2002, the Company recognized $673,000 in revenues as compared to $545,900 in revenues during the seven months ended December 31, 2001. This increase of $127,100 in revenues was primarily as a result of the production and sale of CBM gas during the seven months ended December 31, 2002 of $119,400 while no revenues from CBM production were recognized during the same period of the previous year.

Through the purchase of the Bobcat Field, RMG began selling CBM gas during the seven months ended December 31, 2002. As anticipated, production from these newly developed wells was lower than it will be in the future. Additionally, the market price for natural gas was very low during the summer and fall months of 2002. These reasons along with high start up and operating costs of $355,200, resulted in a loss from operations for CBM of $235,800. Management believes with increased production volumes, reduced ongoing operating costs and increased market prices for natural gas, the CBM properties will show profits and cash flows during 2003.

Costs and Expenses:

Costs and expenses during the seven months ended December 2002 were $4,197,900 as compared to costs and expenses of $4,460,800 during the seven months ended December 31, 2001. This reduction of $262,900 was as a result of a reduction in the holding costs of shut-down mineral properties and an ongoing cost cutting program. These reductions in operating costs were offset primarily by the operating costs associated with CBM.

Other Income and Expenses:

During the seven months ended December 31, 2002, the Company recognized a loss on the sale of assets of $342,600 while it recognized a gain on the sale of assets during the seven months ended December 31, 2001 of $592,600. The Company also had an increase in interest expense of $234,500 during the seven months ended December 31, 2002 over the same period of the previous year as a result of the interest on the Company's convertible debt.

Operations for the seven months ended December 31, 2002, resulted in a loss of $3,840,100 or $0.36 per share as compared to a loss of $2,785,400 or $0.34 per share for the seven months ended December 31, 2001.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB No. 123(R), Accounting for Stock-Based Compensation, which replaces FASB 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Company will be required to implement FASB 123(R) on the quarterly report for the quarter ended September 30, 2005. Under the terms of FASB 123(R) the Company will be required to expense the fair value of stock options issued to employees. The fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option. The fair value of an option estimated at the grant date is not subsequently adjusted for changes in the price of the underlying stock or its volatility, life of the option, dividends on the stock, or the risk-free interest rate.

Effective January 1, 2003, the Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligation.” The statement requires the Company to record the fair value of the reclamation liability on its shut down mining and gas properties as of the date that the liability is incurred. The statement further requires that the Company review the liability each quarter and determine if a change in estimate is required as well as accrete the total liability on a quarterly basis for the future liability.

The Company will also deduct any actual funds expended for reclamation during the quarter in which it occurs. The Company has no remaining book value for these properties.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how the Company will classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires that the Company classify a financial instrument within its scope as a liability. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements." The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no material impact on the Company's financial position or results of operations.

The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

Future Operations

We have generated operating losses for the years ended December 31, 2004 and 2003, the seven months ended December 31, 2002 and the fiscal year ended May 31, 2002 as a result of costs associated with shut down mineral properties. Management of the Company intends to take advantage of the opportunity presented by the recent and future projected market prices for all the minerals and coalbed methane gas that it is involved with.

Effects of Changes in Prices

Mineral operations are significantly affected by changes in commodity prices. As prices for a particular mineral increase, prices for prospects for that mineral also increase, making acquisitions of such properties costly and sales advantageous. Conversely, a price decline facilitates acquisitions of properties containing that mineral, but makes sales of such properties more difficult. Operational impacts of changes in mineral commodity prices are common in the mining industry.

Natural Gas and Oil. Our decision to expand into the coalbed methane industry was predicated on the projections for natural gas prices. We believe that the energy demands of the United States of America will sustain higher natural prices. As a result of RMG’s hedging activities, the price of gas will not materially affect our operations for fiscal 2005.

Uranium and Gold. Changes in the prices of uranium and gold will affect our operational decisions the most. Currently, both gold and uranium have experienced an increase in price. We continually evaluate market trends and data and are seeking financing or a joint venture to place the Company’s gold and uranium properties in production. We are currently evaluating our gold and uranium properties as market prices have increased to the level that these properties could produce profitably. Management is evaluating how long this trend will continue and at what level market prices for gold and uranium will settle at for the long term.

Molybdenum. The price of Molybdenum at December 31, 2004 was at a 20 year high of $34 per pound. Since the U.S. District Court ruled in favor of those claims brought by Phelps Dodge, the Company and Crested believe they will receive back the Mt. Emmons molybdenum property near Crested Butte, Colorado. If the properties are received, the Company and Crested will seek financing or a joint venture partner to place the Mt. Emmons property into production. The Mt. Emmons property will have a very long life and changes in prices of molybdenum would affect the revenues from that property. The Mt. Emmons property will not be placed into production during 2005 or the near term.

Contractual Obligations

The Company has two divisions of contractual obligations as of December 31, 2004: debt to third parties of $7,180,700, and asset retirement obligations of $8,075,100. The debt will be paid over a period of five to seven years and the retirement obligations will be retired during the next 30 years. During the year ended December 31, 2004, RMG incurred new debt of $3.7 million in the acquisition of the assets of Hi-Pro, and the Company incurred $3.0 million of new debt to a private lender under a credit facility. The following table shows the schedule of the payments on the debt, and the expenditures for budgeted asset retirement obligations.

		Less	One to	Three to	More than
		than one	Three	Five	Five
	Total	Year	Years	Years	Years
Long-term debt obligations	$7,180,700	$3,400,100	$3,771,500	$9,100	$--

Other long-term liabilities	8,075,100	192,700	471,100	1,946,100	5,465,200
Totals	$15,255,800	$3,592,800	$4,242,600	$1,955,200	$5,465,200

Liquidity and Capital Resources - Second Quarter 2005

The following is Management's Discussion and Analysis of the significant factors which have affected our liquidity, capital resources and results of operations during the periods included in the accompanying financial statements. For a detailed explanation of the Company's Business Overview, it is suggested that Management's Discussion and Analysis of Financial Condition and Results of Operations for the three and six months ended June 30, 2005 be read in conjunction with the Company's Form 10-K for the year ended December 31, 2004. The discussion contains forward-looking statements that involve risks and uncertainties. Due to uncertainties in our business, actual results may differ materially from the discussion below.

Overview of Business

U.S. Energy Corp. ("USE" or the "Company") and its subsidiaries historically have been involved in the acquisition, exploration, development and production of properties prospective for hard rock minerals including lead, zinc, silver, molybdenum, gold, uranium, oil and gas and commercial real estate. The Company manages most of its operations through a joint venture, USECC Joint Venture ("USECC"), with one of its subsidiary companies, Crested Corp. ("Crested") of which it owns a consolidated 70.1%. The narrative discussion of this MD&A refers only to USE or the Company but includes the consolidated financial statements of Crested, Plateau Resources Ltd. ("Plateau"), USECC and other subsidiaries.

The financial statements in this prospectus, including statements for the year ended December 31, 2004 and for the six months ended June 30, 2005, include the consolidated financial statements of Rocky Mountain Gas, Inc. (“RMG”). On June 1, 2005 all of the outstanding stock of RMG was sold to Enterra US Acquisitions Inc. (“Acquisitions”) (a privately-held Washington corporation organized by Enterra Energy Trust (“Enterra”) for purposes of the RMG acquisition. The condensed consolidated balance sheet of the Company at June 30, 2005, the condensed consolidated statements of operations for the three and six month ended June 30, 3005 and June 30, 2004 and the condensed consolidated statements of cash flows for the six months ended June 30, 2005 and June 30, 2004 do not include the balances of RMG. RMG operations for the six months ended June 30, 2005 and the three and six months ended June 30, 2004 are reflected as discontinued operations. No operations were recorded from RMG for the three months ended June 30, 2005 as a result of the sale of RMG having an effective sale date of April 1, 2005 for operations.

The Company has entered into partnerships through which it either joint ventured or leased properties with non-related parties for the development and production of certain of its mineral properties. Due to either depressed metal market prices or disputes in certain of the partnerships, all mineral properties have either been sold, reclaimed or are shut down. However, activities have resumed on a limited basis in uranium and gold. The Company has had no production from any of these mineral properties during the periods covered above.

Critical Accounting Policies

Asset Impairments - We assess the impairment of property and equipment whenever events or circumstances indicate that the carrying value may not be recoverable.

Oil Producing Activities and Mineral Claims - We follow the full cost method of accounting for oil and mineral properties. Accordingly, all costs associated with acquisition, exploration and development of oil and mineral reserves, including directly related overhead costs, are capitalized and are subject to ceiling tests to ensure the carrying value does not exceed the fair market value.

All capitalized costs of oil and mineral properties subject to amortization and the estimated future costs to develop proved reserves, are amortized using the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the capitalized cost of the property will be added to the costs to be amortized.

Asset Retirement Obligations - The Company's policy is to accrue the liability for future reclamation costs of its mineral properties based on the current estimate of the future reclamation costs as determined by internal and external experts.

Revenue Recognition - Revenues are reported on a gross revenue basis and are recorded at the time services are provided or the commodity is sold. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Use of Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB No. 123(R), Accounting for Stock-Based Compensation, which replaces FASB 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The FASB later extended the effective date for implementation for the first annual or interim reporting period after December 31, 2005. The Company will be required to implement FASB 123(R) on the quarterly report for the quarter ended March 31, 2006. Under the terms of FASB 123(R) the Company will be required to expense the fair value of stock options issued to employees. The fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option. The fair value of an option estimated at the grant date is not subsequently adjusted for changes in the price of the underlying stock or its volatility, life of the option, dividends on the stock, or the risk-free interest rate.

The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

Liquidity and Capital Resources

During the six months ended June 30, 2005, the Company recorded a gain of $9,299,500 and generated $860,500 of cash. Financing activities generated $4,321,000 primarily as a result of the exercise of warrants for the Company’s common stock and third party debt and operating and investing activities consumed $2,799,800 and $660,700 respectively.

On June 1, 2005 Enterra US Acquisitions Inc. (a privately-held Washington corporation organized by Enterra for purposes of the RMG acquisition, hereafter "Acquisitions") acquired all the outstanding stock of RMG, for which Enterra paid $500,000 cash and issued $5,234,000 of Enterra units (the "Enterra Initial Units"), net of the $266,000 adjustment for the purchase of overriding royalty interests (effected May 1, 2005); and Acquisitions issued $14,000,000 of class D shares of Acquisitions. The Enterra Initial Units and the class D shares were issued pro rata to the RMG shareholders. USE’s and Crested's participation in the consideration received was approximately $18,341,600. USE’s consolidated subsidiary, Yellowstone Fuels, Inc. (“YSFI”) also received approximately $296,700.

The Enterra Initial Units received by the Company, Crested and YSFC are reflected on the Company’s consolidated balance sheet as $6,215,500, which included a unrealized gain of $1,249,900, as current assets - marketable securities and the Class D shares of Acquisitions are carried as $13,172,250 as investments in non-affiliates. The Company is required to hold the class D shares of Acquisitions for a period of one year from June 1, 2005. After the holding period is satisfied, the Company can exchange these shares on a one for one basis for units in Enterra which will then be saleable on the Toronto Stock Exchange - Vancouver (“TSX-V”).

The Company did not receive any cash during the six months ended June 30, 2005 from the sale of RMG but did receive net proceeds of $512,225 from the sale of 20,922 of its Enterra Initial Units during the month of July 2005. We may sell the balance of our Enterra Initial Units, 144,738 units, during the third quarter of 2005. The Company is required to hold the class D shares of Acquisitions for a period of one year from June 1, 2005. After the holding period is satisfied, the Company can exchange these shares on a one for one basis for units in Enterra which will then be saleable on the Toronto Stock Exchange - Vancouver (“TSX-V”). At July 31, 2005, the market price for Enterra units was approximately $25.

Although the Company’s cash position increased by $860,500 during the six months ended June 30, 2005, it will need to continue to sell the Enterra and Acquisition units as well as seek industry partners or equity financing to fund mine standby exploration and development costs; limited reclamation and general and administrative expenses.

The current market prices for gold, uranium and molybdenum are at levels that will warrant the exploration and development of the Company’s mineral properties. Industry projections for all these metals anticipate prices remaining at the current levels or higher during the next decade. Management of the Company therefore believes that sufficient capital will be available to develop its mineral properties through either industry partners, private placements, debt or the sale of equity either in the subsidiary companies or the Company itself. The successful development and production of these properties will greatly enhance the liquidity and financial position of the Company.

Capital Resources

Sale of Rocky Mountain Gas

157,896 shares of Enterra Initial Units were pledged to Geddes and Company (“Geddes”) as collateral on a $3.0 million dollar loan. The note was reduced by $500,000 at closing of the Enterra purchase of RMG by paying Geddes the cash portion of the payment from Enterra to Geddes. The balance of the note was to be retired by making ten monthly payments of $250,000 each. Upon the receipt of each payment, Geddes was to release 13,158 of the Enterra Initial Units it held as collateral and after the seventh and also the final payments are received by Geddes, it is to release 26,316 Enterra Initial Units.

Crested received net proceeds of approximately $2.2 million from the sale of all of its Enterra Initial Units during the third quarter of 2005. Crested advanced the majority of these funds to the Company as repayment of a portion of its debt which was approximately $11.5 million at June 30, 2005. This debt is eliminated in the consolidation of Crested into the financial statements of the Company. The debt has been incurred over time as a result of the Company paying Crested’s portion of cash requirements to fund various subsidiaries and joint ventures as Crested has not had the funds to do so. The monies advanced to the Company which Crested received from the sale of its Enterra Initial Units, were paid to Geddes and the note balance was paid in full by the Company on August 1, 2005. Geddes has released the entire 157,896 Enterra Initial Units to the Company and the Company began selling them during the third quarter of 2005. The market value of the Enterra Initial Units was approximately $25 per unit on July 31, 2005.

On June 1, 2006, the 436,586 class D shares of Acquisitions (not traded anywhere) owned by the Company will be exchangeable, on a one-for-one basis, for additional Enterra units (the "Enterra Additional Units"); the Enterra Additional Units will be tradable on the TSX at that time. Although the ultimate value of the class D shares of Acquisitions will not be determined until they are sold; the market value of the shares at July 31, 2005 was approximately $10.9 million. Management of the Company is exploring means of monetizing these shares prior to the expiration of the twelve month holding period.

RMG’s minority equity ownership of Pinnacle Gas Resources, Inc. (“Pinnacle”) was not included in the disposition of RMG, but was assigned to the Company and Crested in proportion to their ownership of RMG. The Company therefore received 65% ownership of the Pinnacle equity and Crested 35%. Enterra is entitled to be paid an amount of up to (but not more than) $2,000,000, if proceeds from a future disposition by the Company and Crested to a third party of their minority equity interest in Pinnacle exceeds $10,000,000. Currently, we have no information about whether or when Pinnacle might become a public company or might be purchased by third parties. The value of the minority equity position upon a future disposition could be more or less than $10,000,000. The boards of directors of the Company and Crested determined that the value of RMG’s minority equity interest in Pinnacle is approximately $6,250,000, based only upon Pinnacle’s recent sales of equity to its shareholders (RMG did not participate in those sales). Management of the Company anticipates selling its equity in Pinnacle at such time as Pinnacle is either sold or becomes a public company.

Joint Venture with Uranium Power Corp.

As of April 11, 2005, the Company and Crested (as the USECC Joint Venture) signed a Mining Venture Agreement with Uranium Power Corp. (“UPC,” formerly Bell Coast Capital Corp.) to establish a joint venture, with a term of 30 years, to explore, develop and mine the properties being purchased by UPC under the December 8, 2004 Purchase and Sale Agreement, and acquire, explore and develop additional uranium properties. The Company and Crested received an additional $500,000 cash in July, 2005 and 1,000,000 shares of UPC common stock. The remaining $3.2 million and 3 million shares of UPC common stock are to be received in four equal payments every six months beginning June 2006. UPC has also agreed to fund up to $10 million in exploration projects by funding the first $500,000 of each of 20 projects. If any of the scheduled payments or delivery of stock are not made by UPC the property ownership will revert back to the Company and Crested.

In addition to these payments, UPC is to pay the Company and Crested an additional $3.0 million in two equal payments of $1.5 million after the price for uranium oxide exceeds $30.00/lb for four consecutive weeks. This provision of the contract was met during the six months ended June 30, 2005. The Company and Crested will therefore be receiving $1.5 million on April 26, 2006 and October 29, 2006.

The initial participating interests in the joint venture (profits, losses and capital calls) are 50% for the USECC Joint Venture and 50% for UPC. A budget of $567,842 for the seven months ending December 31, 2005 has been approved, relating to reclamation work at the Sheep Mountain properties, exploration drilling, geological and engineering work, and other costs. During July 2005, UPC funded $342,200 of this initial budget.

The manager of the joint venture is the USECC Joint Venture; the manager will implement the decisions of the management committee and operate the business of the joint venture. UPC and the USECC Joint Venture each have two representatives on the four person management committee, subject to change if the participating interests of the parties are adjusted. The manager is entitled to a management fee from the joint venture equal to a minimum of 10% of the manager’s costs to provide services and materials to the joint venture (excluding capital costs) for field work and personnel, office overhead and general and administrative expenses, and 2% of capital costs. The manager may be replaced if its participating interest becomes less than 50%.

Issuance of senior convertible debentures

On February 9, 2005, the Company closed a financing pursuant to a securities purchase agreement with seven accredited investors (“Investors”) for the issuance of $4,720,000 in face amount of debentures maturing February 4, 2008, and three year warrants to purchase common stock of the Company. The debentures were unsecured. The face amount of the debentures includes simple annual interest at 6%; the investors paid $4,000,000 for the debentures. A commission of 7% on the $4,000,000 was paid by the Company to HPC Capital Management (a registered broker-dealer) in connection with the transaction, and the Company paid $20,000 of the investors’ counsel’s legal fees, resulting in net proceeds to the Company of $3,700,000. Net proceeds have and will continue to be used by the Company for general working capital.

During the quarter ended June 30, 2005 the Company issued 1,812,181 shares of it common stock to the Investors at their request to convert and retire $3,732,000 of the debt and $671,600 of the related discount. The balance of $268,000 of the debt and $48,400 in related discount was retired during the month of July 2005 by the Company issuing 130,206 shares of its common stock to the Investors at their request of debt conversion. The entire debt of $4,720,000 was therefore retired at the end of July 2005 by the issuance of 1,942,387 shares of common stock.

The Company issued warrants to the investors, expiring February 4, 2008, to purchase 971,193 shares of restricted common stock, at $3.63 per share (equal to 110% of the NASDAQ closing price for the company’s stock on February 3, 2005). The number of shares underlying the warrants equals 50% of the shares issuable on full conversion of the debentures at the set price (as if the debentures were so converted on February 4, 2005).

Warrants to purchase 100,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

The Company filed a registration statement with the Securities and Exchange Commission to cover the future sale by the investors of the shares issued for payment and/or conversion of the debentures, and the shares issued on exercise of the warrants and the future sale by HPC Capital Management of the shares issuable on exercise of the warrants issued to HPC in connection with the transaction. The registration statement became effective June 13, 2005.

Other

During the six months ended June 30, 2005, the Company received $1,552,661 from the exercise of 423,752 warrants and $27,000 from the exercise of 12,000 employee options. An additional 402,334 shares underlying employee options were issued to the employees by the surrender of 205,171 shares of the Company’s common stock directly owned by the employees.

In 2003 the Company sold its interests in the town site operations in southern Utah to a non-affiliated entity, The Cactus Group ("Cactus"). The Company carried the loan which had a balance due at June 30, 2005 of approximately $3.0 million at 7.5% annual interest. Cactus is to make payments of $24,000 per month until August 2008 at which time a balloon note in the amount of $2.8 million is due. At June 30, 2005, Cactus was $74,000 in default on its cash payments as well as its contractual covenants to maintain the properties and equipment. During July 2005, Cactus brought its monthly cash payments current but remained in default in its maintenance and other requirements of the loan agreements. A notice of default has been sent to Cactus who has 45 days from July 6, 2005 to correct the default. Due to the defaults and continued lateness of payments from Cactus the cash resources from the payments on the Cactus note and the balloon payment are suspect.

The Company and Crested jointly had a line of credit with a commercial bank in the amount of $750,000 which expired on June 30, 2005. Management has requested that the line of credit be reinstated and is awaiting the decision of the bank’s loan committee. As the line of credit has been in place for over 5 years and has always been in good standing, it is anticipated that it will be renewed. The line of credit is secured by certain real estate holdings and equipment jointly owned with Crested. This line credit is used for short term working capital needs associated with operations.

The Company and Crested continue to pursue the settlement of a long standing arbitration/litigation regarding the Sheep Mountain Partnership (“SMP”). The litigation involves Nukem, Inc. (“Nukem”) and its subsidiary Cycle Resource Investment Corp. of Danbury Connecticut. The case is currently on remand to the arbitration panel following Nukem’s third appeal to the Tenth Circuit Court of Appeals. Prior to the remand, there was a $20 million judgment entered by the U.S. Federal District Court of Colorado in favor of the Company and Crested. The timing and cost of achieving final resolution cannot be predicted. Management of the Company believes that the ultimate outcome will be positive and in favor of the Company.

Capital Requirements

The capital requirements of the Company during 2005 remain its General and Administrative costs and expenses; permitting and development work on its gold property, and the ongoing maintenance, exploration and potential development of its uranium and other mineral properties.

As a result of the RMG disposition, the Company no longer directly holds coalbed methane properties. The Company therefore is no longer liable to fund drilling programs and lease holding costs related to those properties. The Company will however continue to participate in the coalbed methane business through its equity holdings in securities of Enterra, Acquisitions and Pinnacle.

Maintaining Mineral Properties

SMP Uranium Properties

As stated above, the Joint Venture with UPC will fund the majority of the expenses associated with maintaining the uranium properties in central Wyoming and performing exploration drilling on them. A budget of $567,842 for the seven months ending December 31, 2005 has been approved, relating to reclamation work at the Sheep Mountain properties, exploration drilling, geological and engineering work, and other costs. UPC has agreed to fund the first $500,000 of all approved projects up to a total of $10,000,000. The average care and maintenance costs associated with the SMP uranium mineral properties in Wyoming is approximately $200,000 per year.

Plateau Resources Ltd. Uranium Properties

Plateau owns and maintains the Shootaring Canyon Uranium Mill (the “Shootaring Mill”). Due to increases in the market price for uranium during the last six months of the year ended December 31, 2004 and the first six months of 2005, the Company reconsidered its prior decision to reclaim the Shootaring Mill property. In March 2005, Plateau filed an application with the State of Utah to restart the Mill. (See the Form 8-K report filed March 31, 2005). Therefore, the Company will not expend any capital resources in the reclamation of the Mill during calendar 2005.

It will cost at least $25 million to modify the Mill’s tailings cell to Utah standards; post additional reclamation bonding, and complete other mill upgrades before production can begin. Additionally, a circuit to process vanadium which is contained in almost all of the mineralized material found in nearby mines, is planned to be added to the Mill. When refurbished and the operational license is issued, the Mill will have the capacity to produce up to 1.5 million pounds of uranium concentrates annually depending on the grade of material fed to the Mill. The Company and Crested have agreed to place their rights and ownership in Plateau and other uranium assets into a newly formed entity, U.S. Uranium Ltd. (“USUL”). In order to fund the refurbishment of the Mill and acquire additional uranium properties from which to produce uranium bearing ores, USUL is seeking joint venture partners or equity participants and is exploring the possibility of becoming a public company.

Should Cactus remain in default, as discussed above, on its commitments or the note, Plateau would receive back the real estate which consists of a motel, boat storage, a C-Store, restaurant - lounge, trailer and home sites. In that event, the Company would be responsible for the costs associated with the returned properties including remediation and operations. Until an actual detailed inspection of the properties is made it is not possible to estimate what the remedial costs and expenses will be. We are currently anticipating what will be done with the property. We will either operate it, sell it or place the assets up for auction.

Sutter Gold Mining Inc. (SGMI) Properties

Because of the recent increase in the price of gold, management of Sutter Gold has decided to place the properties controlled by it into production. No extensive development work or mill construction will be initiated until such time as funding from debt and or equity sources is in place. The goal of the Company’s management is to have the SGMI properties be self supporting and thereby not requiring any capital resource commitment from the Company. On December 29, 2004, SGMC merged with Globemin Resources, Inc., a Canadian company, and changed its name to Sutter Gold Mining Inc. (“SGMI”). SGMI is traded on the TSX Venture Exchange. SGMI has sufficient capital to pay for the anticipated work which will be done on the properties during calendar 2005. Additional financing is being sought by SGMI.

Mt. Emmons Molybdenum Property

On February 4, 2005, the U.S. District Court in Colorado entered Findings and Fact and Conclusions of Law and ordered that the conveyance of the Mt. Emmons properties by Phelps Dodge to the Company and Crested include the transfer of ownership and operational responsibility for the Water Treatment Plant. The Company, Crested and Phelps Dodge are currently discussing how the water treatment plant will be transferred and what costs, if any, Phelps Dodge will be reimbursed for.

The Company does not know what the annual holding costs of the water treatment plant are but management of the Company has been told that the costs approximate $1.0 million per year. Another commitment of cash resources that the Company is exploring with Phelps Dodge is the bonding commitment. The ultimate transfer of the water treatment license to operate the water treatment plant is subject to the Colorado Department of Public Health and the Environment (“CDPHE”). The timing and scope of responsibilities for maintaining and operating the plant will be addressed by the CDPHE later in 2005.

The Company does not have the required capital resources to maintain and operate the water treatment plant long term and develop the Mt. Emmons molybdenum property. Management of the Company is therefore aggressively pursuing industry partners and other avenues of financing for the property.

Debt Payments

During the six months ended June 30, 2005, the Company repaid $3,732,000 in debt to certain Investors who advanced $4,000,000, $3,700,000 net, plus prepaid interest of $720,000 during the first quarter of 2005. The sale of RMG also resulted in the repayment by Enterra of approximately $3,500,000 to Petrobridge Investment Management, a mezzanine credit facility. RMG’s wholly owned subsidiary, RMG I, had used the Petrobridge loan to finance a portion of its purchase of Hi-Pro Production, a Gillette, Wyoming coal bed methane company. The debt to Geddes of $3,000,000 and debt for equity financings was reduced by cash payments of $750,000 and $208,600 respectively.

Debt to non-related parties at June 30, 2005 was $3,374,900 which is net of discounts of $258,300. This debt consists of debt related to the purchase of vehicles and a corporate aircraft of $1,115,000; senior convertible debentures of $204,000, net of discount of $64,200 for commissions paid and warrants to purchase the Company’s common stock; and $2,055,900 net of a discount of $194,100 to Geddes at 11% per annum. The entire debt to Geddes and the senior convertible debentures were repaid in full during July 2005.

Reclamation Costs

The asset retirement obligation on the Plateau uranium mining and milling properties in Utah at June 30, 2005 was $5,341,700, which is reflected on the Balance Sheet. This liability is fully funded by cash investments that are recorded as long term restricted assets. Due to the increased market price of uranium, the reclamation of this property has been delayed significantly and is not anticipated to commence until 2032.

The asset retirement obligation of the Sheep Mountain uranium properties in Wyoming at June 30, 2005 is $2,430,700 and is covered by a reclamation bond which is secured by a pledge of certain real estate assets of the Company and Crested. It is anticipated that $192,700 of reclamation work on the SMP properties in Wyoming will be performed during 2005.

The asset retirement obligation for SGMI is $22,400 which is covered by a cash bond. No cash resources will be used for asset retirement obligations at SGMI during the year ended December 31, 2005.

Other

The employees of the Company are not given raises on a regular basis. In consideration of this and in appreciation of the work it took to develop and sell RMG, management of the Company accepted the recommendation of the Compensation Committee to pay all employees and directors a bonus upon the closing of the sale of RMG to Enterra. The board of directors has granted similar bonuses in the past. In addition, there have been informal discussions between some officers and directors regarding the possible payment of bonuses to some of the key individuals involved over the past 14 years in the Nukem case once it is settled. However, the board of directors has not determined whether such bonuses will be paid.

Results of Operations

Six Months Ended June 30, 2005 compared with the Six Months Ended June 30, 2004

During the three and six months ended June 30, 2005 and 2004 the only revenues recorded by the Company were from real estate operations and management fee charged for management services provided for various subsidiary companies and fees associated with the management of three oil wells in Montana which are owned by the Assoiniboine and Souix tribes. Also included in management fees are revenues received from UPC during the six months ended June 30, 2005 in the amount of $175,000. The payment of cash from UPC is classified as management fees because title to the properties, which have no book basis, is retained by the Company and Crested until UPC makes all the contractually scheduled payments of cash and stock. The receipt of the funds from UPC is the primary reason that management revenues increased by $197,500 during the six months ended June 30, 2005 when compared with management revenues recognized during the six months ended June 30, 2004. Other increases in management fee revenues for the six and three months ended June 30, 2004 and 2005 are as a result of increased activity at the subsidiary companies.

Costs and expenses incurred in operations during the six and three months ended June 30, 2005 increased $1,088,300 and $1,138,200 respectively over the costs and expenses recognized from operations during the comparative periods of the prior year. Expenses from real estate operations remained constant during the six and three months ended June 30, 2005 when compared with those recorded during the six and three months ended June 30, 2004. Mineral holding costs decreased during both the six and three months ended June 30, 2005 by $166,300 and $70,000 respectively. These decreases were as a result of holding costs at both the uranium properties in Wyoming and Utah as well as those at the California gold mine being reduced due to cost cutting measures.

General and administrative costs and expenses increased by $1,257,000 during the six months ended June 30, 2005 when compared to the general and administrative costs and expenses recognized during the six months ended June 30, 2004. The general and administrative expenses for the three months ended June 30, 2005 also increased by $1,201,200 over those recognized during the quarter ended June 30, 2004. The primary reasons for these increases were; costs associated with a $4,000,000 convertible debt financing in February of 2005 - commissions of $280,000, legal fees of $20,000 along with $114,500 of expenses recorded for the issuance of warrants granted to seven accredited investors; $160,600 in expenses for legal and accounting services to comply with Sarbanes Oxley; increased activity levels at Sutter which increased general and administrative costs and expenses by $70,000; and a bonus paid to directors, officers and employees of the Company after the close of the sale of RMG to Enterra.

One outside director of RMG was paid a bonus of $10,000 and another RMG director was paid a bonus of $5,000 for their work on the development of RMG, and the four outside directors of USE were paid $5,000 each for a total bonus to the directors of $35,000. The employees were paid a total bonus of $435,750 at the close of the sale of RMG. All employees of the Company and USE participated in the bonus which was paid at the close of the sale of RMG. The bonus was paid in consideration for the dedicated work put forth by the employees in the development of RMG and due to the fact that many of the employees have not received increases in compensation for a number of years.

Officers of the Company, USE and RMG received the following bonuses: Mark Larsen, President of RMG $140,000, officers of the Company and USE - Keith Larsen and Scott Lorimer $40,000 each, and John L. Larsen, Daniel P. Svilar and Harold F. Herron $20,000 each. In addition to these Officers, Mr. Steve Youngbauer who serves as Assistant General Counsel to Mr. Svilar, received a bonus of $40,000. There were two additional members of John L. Larsen’s family who received bonuses for a total compensation amount of bonuses to Mr. Larsen’s family of $226,000. The total amount paid in bonuses to the directors, officers and employees for extraordinary work in closing the Enterra purchase of RMG was $470,750 which represents 2.5% of the total consideration received by the Company and its affiliates from the sale of RMG to Enterra.

During the six and three months ended June 30, 2005 other income and expenses resulted in increased income of $12,509,800 and $12,690,300. Both these increases are as a result of increased income from the gain on sale of investments which are offset by increased Interest expenses.

The gain on the sale of investment recorded during the six and three months ended June 30, 2005 increased by $14,237,300 and $14,450,000. The amount of increase in the gain on sale of investment for both periods is as a result of the sale of RMG to Enterra. Actual consolidated income recognized by the company for the sale of RMG was $14,778,000. Of this amount the Company recorded $9,680,800, Crested recorded $5,458,000 and YSFC recorded a loss on the transaction of $360,800. These amounts are derived by the receipt of $500,000 cash and the Enterra Initial Units and the Class D shares of Acquisitions discussed above under Liquidity and Capital Resources less the Company and its affiliates basis in the RMG ownership and other costs associated with the closing of the RMG sale.

Interest expense increased from $235,500 during the six months ended June 30, 2004 by $1,756,000 to $1,991,500 during the six months ended June 30, 2005. Interest expense during the quarter ended June 30, 2005 increased by a similar amount, $1,766,300, over the amount of interest expense recorded during the quarter ended June 30, 2004. The reason of these increases in interest expense is related directly to the senior convertible debentures which were issued in February 2005 in the amount of $4,000,000 with $720,000 of prepaid interest. (Please see Capital Resources above). As discussed above only $268,000 in principal and $48,400 in interest remained outstanding at June 30, 2005. The payment of the interest of $671,600 plus the amortization of virtually all of the discount taken for the issuance of warrants in the amount of $1,016,700 during the six and three months ended June 30, 2005 were the primary factors which resulted in the increase in interest expense.

All previously reported operations of RMG are reported on this filing as discontinued operations. There are no discontinued operations for the three months ended June 30, 2005 as a result of the Enterra transaction having an effective date of April 1, 2005.

After a provision of alternative minimum taxes due in income recognized during the six months ended June 30, 2005 the Company recognized a net gain of $9,299,500 or $0.62 per share as compared to a net loss of $3,384,200 or $0.27 per share for the six months ended June 30, 2004. During the quarter ended June 30, 2005 the Company recognized a net gain of $10,800,700 or $0.68 per share as compared to a net loss of $1,609,200 or $0.13 per share.

Three and Six Months Ended June 30, 2004 compared to the Three and Six Months ended June 30, 2003

During the three and six months ended June 30, 2004, the Company recorded operating losses of $1,324,600 and $2,762,700 as compared to operating losses of $1,765,000 and $700,200 for the three and six months ended June 30, 2003.

Revenues from operations for the six months ended June 30, 2004, were $278,800 as compared to $386,500 for the six months ended June 30, 2003. This decrease in revenues of $107,700 was as a result of reduced revenues from real estate transactions and reduced management fees. The reduction in management fees was due to reduced activity in the Company subsidiary companies.

Other income and expenses for the six months ended June 30, 2004, increased by $778,400 over the same period of the previous year primarily as a result of the sale of Ruby Mining stock for $410,400 and a gain on the sale of certain real estate investments of $248,000.

All operations previously reported from RMG have been reclassified to discontinued operations of $(1,221,800) for the six months ended June 30, 2004 and $(746,000) for the quarter ended June 30, 2004. Discontinued operations from RMG for the three and six months ended June 30, 2003 are $(1,510,700) and $(1,595,900) respectively.

The Company recorded non-cash income of $1,615,600 during the six months ended June 30, 2003, as a result of the implementation of SFAS No. 143. There was no similar non-cash income during the six months ended June 30, 2004.

During the six months ended June 30, 2004, the Company recognized a net loss of $3,384,200 or $0.27 per share as compared to a net loss of $1,922,800 or $0.18 per share during the six months ended June 30, 2003. The primary reduction in the loss for the six months ended June 30, 2004 over the loss for the six months ended June 30, 2003 is the recognition of $1,615,600 in non-cash income as a result of an accounting change in 2003.

Contractual Obligations

The Company has two divisions of contractual obligations as of June 30, 2005: debt to third parties of $3,374,900, and asset retirement obligations of $7,794,800 which will be paid over a period of five to seven years. During the six months ended June 30, 2005, the Company incurred new debt of $4,720,000, including interest at 6% or $720,000, to private lenders. At June 30, 2005, all but $268,000 plus $48,400 in interest of this new debt had been retired at the lenders’ option of converting the debt and prepaid interest into shares of the Company’s common stock. The following table shows the schedule of the payments on the debt, and the expenditures for budgeted asset retirement obligations.

		Less	One to	Three to	More than
		than one	Three	Five	Five
	Total	Year	Years	Years	Years
Long-term debt obligations	$3,374,900	$144,200	$3,218,500	$12,200	$-

Other long-term liabilities	7,794,800	192,700	471,100	1,946,100	5,184,900
Totals	$11,169,700	$336,900	$3,689,600	$1,958,300	$5,184,900

Directors and Executive Officers

Information about the directors and executive officers of the Company follows. As near as possible, the board of directors is divided into groups of two, with each director serving a term of three years from election.

Executive officers are elected by the board of directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until his successor has been duly elected.

Family Relationships.

Keith G. Larsen, a director, Chairman and CEO, and Mark J. Larsen, President and COO, formerly President of Rocky Mountain Gas, Inc. and presently also President of U.S. Moly Corp., are sons of John L. Larsen, Chairman, director and a principal shareholder. Harold F. Herron, a director and Senior Vice-President, is a former son-in-law of John L. Larsen. There are no other family relationships among the executive officers or directors of the Company.

Business Experience and Other Directorships of Directors

John L. Larsen has been principally employed as an officer and director of the Company and Crested Corp. for more than the past five years. Mr. Larsen is a director, Chairman Emeritus, Chairman of the Executive Committee and a Senior Vice President of the company. He is also the Co-Chairman and a director of Crested, an affiliate of the Company. Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources Limited and a director of Sutter Gold Mining Inc. He was a director of Rocky Mountain Gas, Inc. (until its sale on June 1, 2005) and Yellowstone Fuels Corp. Mr. Larsen is a director of U.S. Uranium Ltd. and U.S. Moly Corp.

Keith G. Larsen has been principally employed by the Company and Crested for more than the past five years. He has been a director of the Company and its Chairman and Chief Executive Officer since August 23, 2005. Prior to becoming Chairman and CEO, Mr. Larsen was the Company’s President and Chief Operating Officer beginning November 25, 1997. Mr. Larsen also was the Chief Executive Officer and a director of Rocky Mountain Gas, Inc. (until its sale on June 1, 2005) and is a director of Crested. Mr. Larsen is a director of U.S. Uranium Ltd., and U.S. Moly Corp.

Mark J. Larsen, age 42, became the President and Chief Operating Officer of the Company on August 23, 2005. Prior to that, Mr. Larsen was the President of RMG until it was sold on June 1, 2005. Mr. Larsen is the President of U.S. Moly Corp. and has served as the Director of Business Development and Operations Manager for USE. Mr. Larsen is the son of John L. Larsen.

Harold F. Herron has been the Company's Vice-President since January 1989, and now is Senior Vice President. Mr. Herron is President and a director of Crested Corp. and Plateau Resources Limited, Chief Executive Officer and a director of Sutter Gold Mining Inc., and he was a director of Rocky Mountain Gas, Inc. until its sale on June 1, 2005. He is the President of U.S. Uranium Ltd. and a director of U.S. Moly Corp. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha

Don C. Anderson has been a Company director since May 1990. From January 1990 until mid-1993, Mr. Anderson was the Manager of the Geology Department for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

Michael H. Feinstein has been director of the Company since September 2004. Mr. Feinstein is a graduate in 1957 of Wharton School, University of Pennsylvania. He became a CPA in the state of Colorado in 1960. Mr. Feinstein is currently a financial and business consultant and the Director of Taxation for a CPA firm in Scottsdale, AZ, which provides accounting and tax services to small businesses. He has over 40 years of accounting, auditing, and business experience including 25 years of experience as an employee and subsequently a partner for Deloitte & Touche and its predecessors. He has served as a director, CFO and CEO of numerous public and private companies.

H. Russell Fraser has been a director of the Company since 1996 and was a director of Rocky Mountain Gas, Inc. from 1999 until its sale on June 1, 2005. He is past President and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York. Mr. Fraser was chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States. In 2005, Mr. Fraser became a director of Ascend Services Limited, a privately held financial guarantee company based in the Cayman Islands.

Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc. While a member of the board of directors at PaineWebber, Mr. Fraser participated in both the corporate and public finance departments and headed PaineWebber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

In August 2004, Mr. Fraser and his wife, and two family companies, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, due to the impact of health problems in 2004.

Michael Thomas Anderson was appointed to the board of directors of the Company on May 23, 2003. Mr. Anderson has run his own accounting and consulting practice since 1993. Prior to that, he was chief financial officer for an operating unit of a Fortune 500 company for eight years. From 1977 to 1985, Mr. Anderson worked in public accounting. He is a member of the AICPA and The Wyoming Society of CPAs. Mr. Anderson holds a B.S. degree in accounting from Brigham Young University.

Information Concerning Executive Officers Who Are Not Directors, and an Executive Officer and Director of a Subsidiary

The following information is provided pursuant to Item 401 of Reg. S-K, regarding the executive officers of the Company who are not also directors.

Daniel P. Svilar, age 76, has been General Counsel for USE and Crested for more than the past five years. He also is Secretary and a director of Crested, and Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of the board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. Mr. Svilar received a B.S. degree in Mechanical Engineering from New Mexico State University and a J.D. from the University of Wyoming. He has no family relationships with any of the other executive officers or directors of USE or Crested. During the past five years, Mr. Svilar has not been involved in any Reg. S-K Item 401(f) proceeding.

Robert Scott Lorimer, age 54, has been Chief Accounting Officer, Chief Financial Officer and Treasurer for both USE and Crested for more than the past five years. Mr. Lorimer also has been their Vice President Finance since April 1998. Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked towards a Masters in Accountancy at the University of Nebraska. He serves at the will of the board of directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named as an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-K Item 401(f) listed proceeding.

Executive Compensation

Under a Management Agreement dated August 1, 1981, USE and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of USE and Crested are devoted to the business of both companies and to their subsidiary companies.

All personnel of USECC and RMG are and were employees of USE, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to Crested and the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to the Chief Executive Officer USE, and those of the four most highly compensated USE executive who were paid more than $100,000 cash in the (former) fiscal year ended May 31, 2002, more than $50,000 cash in the fiscal period (seven months) ended December 31, 2002, and more than $100,000 cash in the full years ended December 31, 2003 and 2004. The table includes compensation paid such persons by Crested and other subsidiaries during these periods for such persons' services to such companies.

SUMMARY COMPENSATION TABLE

						Long Term Compensation
		Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)	(i)
				Other
Name				Annual		Restricted				LPIT	All Other
and				Compen-		Stock				Pay-	Compen-
Principal				sation		Award(s)		Options/		outs	sation
Position	Year	Salary($)	Bonus($)		($)	($)		SARs(#)		($)	($)(1)

John L. Larsen	2004	$176,500	$ 14,700	(2)	$-0-	$ 25,700	(6)	125,000		$-0-	$24,300
Former CEO and	2003	174,500	25,300	(3)	-0-	117,200	(7)	-0-		-0-	22,700
Chairman	2002*	109,500	7,500	(4)	-0-	-0-		97,000	(10)	-0-	11,700
	2002	152,000	18,000	(5)	-0-	78,000	(8)	100,000	(10)	-0-	17,700

Keith G. Larsen	2004	$162,000	$ 24,500	(2)	$-0-	$25,700	(6)	125,000		$-0-	$24,300
Chairman and	2003	156,000	40,000	(3)	-0-	62,000	(7)	-0-		-0-	22,700
CEO	2002*	90,000	7,200	(4)	-0-	-0-		97,000	(10)	-0-	9,700
	2002	152,300	17,700	(5)	-0-	-0-		100,000	(10)	-0-	17,000

Mark J. Larsen	2004	$124,600	$ 23,500	(2)	$-0-	$-0-		125,000		$-0-	$18,100
President and COO	2003**	120,000	33,300	(3)	-0-	-0-		-0-		-0-	17,400

Daniel P. Svilar	2004	$155,100	$ 14,300	(2)	$-0-	$25,700	(6)	125,000		$-0-	$19,500
General Counsel	2003	149,400	24,700	(3)	-0-	103,400	(7)	-0-		-0-	22,700
and Secretary	2002*	86,200	6,900	(4)	-0-	-0-		97,000	(10)	-0-	9,300
	2002	149,400	17,400	(5)	-0-	58,500	(8)	100,000	(10)	-0-	16,700

Harold F. Herron	2004	$138,000	$ 13,800	(2)	$-0-	$25,700	(6)	125,000		$-0-	$22,600
Sr. Vice President	2003	106,200	65,700	(3)	-0-	89,600	(7)	-0-		-0-	22,700
	2002*	60,500	27,800	(9)	-0-	-0-		97,000	(10)	-0-	8,800
	2002	99,500	53,600	(9)	-0-	39,000	(8)	100,000	(10)	-0-	15,300

R. Scott Lorimer	2004	$141,000	$ 16,400	(2)	$-0-	$25,700	(6)	125,000		$-0-	$23,900
Treasurer and	2003	135,700	24,000	(3)	-0-	89,600	(7)	-0-		-0-	22,700
CFO	2002*	83,500	6,800	(4)	-0-	-0-		97,000	(10)	-0-	9,000
	2002	141,000	17,000	(5)	-0-	39,000	(8)	100,000	(10)	-0-	15,800

  *  For seven months June 1, 2002 to December 31, 2002

** Mr. Larsen became President of RMG on October 15, 2003. Compensation paid to Mr. Larsen as an employee of the Company (not an officer) before that date is not included in the table. Mr. Larsen ceased being an officer of RMG when that company was sold on June 1, 2005 and became the President and COO of the Company on August 23, 2005.

(1) Dollar values for ESOP contributions.

(2) Consists of a bonus paid at the successful conclusion of the purchase of the Hi-Pro properties by RMG. The amount paid to each individual in the table was: John L. Larsen $10,000, Keith Larsen $20,000, Daniel P. Svilar $10,000, Harold F. Herron $10,000, R. Scott Lorimer $12,500 and Mark Larsen $20,000. An annual Christmas bonus is also included in this amount.

(3) Consists of a bonus granted to officers and employees after the conclusion of the formation of Pinnacle Gas and an additional bonus granted to officers and employees after the successful release of a portion of the cash bond for reclamation of the Shootaring Canyon uranium mill and a Christmas bonus. Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts the Company granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. See note (8) for data on payments prior to 2003.

(4) Consists of Christmas bonus amounts granted to employees during the seven month period ended December 31, 2002.

(5) Consists of $10,000 bonus granted to officers and employees after the conclusion of a coalbed methane gas transaction, and a Christmas bonus granted to employees. The Christmas bonus amounts granted for John L. Larsen, Keith G. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer during the fiscal year ended May 31, 2002 were $8,000, $7,700, $7,400, $6,700 and $7,000, respectively.

(6) Consists of 10,000 shares issued to each Officer pursuant to the Company’s 2001 Stock Compensation Plan. Under the terms of the plan, each Officer is to receive 10,000 shares of the Company’s common stock or some other portion as approved by the compensation committee. The Company has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer, his estate may sell the shares of stock.

(7) Consists 20,000 shares issued to each Officer pursuant to the Company's 2001 Stock Compensation Plan. Under the terms of the plan each Officer is to receive 10,000 shares of the Company's common stock or some other portion as approved by the compensation committee. There were no issuances of shares under the plan during the years ended May 31, 2001 and 2002 or the seven months ended December 31, 2002. The issuance of these shares to the officers was therefore retroactive for the funding of the shares due each officer for 2002 and 2003. The Company has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer his estate may sell the shares of stock. Also includes shares issued under the 1996 stock award program multiplied by $3.50 (the closing market price on the issue date for the year ending December 31, 2003). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If the Company were to pay a stock dividend, dividends would be paid on these shares. The shares issued to each officer were 15,774, 11,830, 7887 and 7887 shares to John L. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer, respectively. This is the final funding under the Company's 2001 Stock Compensation Plan.

(8) Consists of shares issued under the 1996 stock award program multiplied by $5.35 and $3.90 (the closing market price on the issue dates for former fiscal years 2001 and 2002 respectively). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If the Company were to pay a stock dividend, dividends would be paid on these shares. The following table lists the number of shares issued to each executive each year.

	Number of Shares
Name	2001	2002
John L. Larsen	20,000	20,000
Keith G. Larsen	-0-	-0-
Daniel P. Svilar	15,000	15,000
Harold F. Herron	10,000	10,000
R. Scott Lorimer	10,000	10,000

(9) Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts the Company granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. The amount of the bonus paid was $21,200 and $36,900 for the seven months ended December 31, 2002, and the fiscal year ended May 31, 2002, respectively. The total bonus paid to Mr. Herron also includes a bonus of $6,600 for the seven months ended December 31, 2002, and $6,700 for fiscal year ended May 31, 2002, respectively, and a $10,000 bonus paid in 2002 to officers and employees after the conclusion of a coalbed methane gas transaction.

(10) Stock options granted pursuant to the Company's 2001 Incentive Stock Option Plan. See details of the options under "Grants to Executive Officers (Qualified and Nonqualified)" below.

Executive Compensation Plans and Employment Agreements

The Company has adopted a plan to pay the dependents of Messrs. John Larsen and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the boards of directors of the Company and Crested.

Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a year. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. John L. Larsen, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. During fiscal 2001, the Company signed similar Agreements with Keith Larsen, Mark Larsen,

Richard Larsen (an employee of USE but not an officer or director of USE or its affiliates), and Harold Herron. For such non-compete covenant, such persons will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offer and assist the board of directors concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control.

The Company and Crested adopted a retirement policies on October 7, 2005. These policies include a mandatory retirement age of 70 unless the Board requests the services of officers or employees past that age. Employees and Officers are eligible for retirement plan after their years of service and age total 70. Additionally the Board approved a retirement benefit for the Chairman/CEO, President/COO, CFO/Treasurer, Senior Vice President, General Counsel and Employee Board Members on the Executive Committee. Under the terms of the executive retirement plan, the named officers are to receive 50% of their base cash pay or the average annual pay, less all bonuses, received over the last five years of their employment which ever is greater. This benefit for executives is available for 5 years following retirement. In return for this benefit the retired executive officer will be available to the Company and Crested for up to 1,040 hours per year for consulting or any other services the board deems needed. This retirement benefit can be extended beyond the five year period at the discretion of the Board of Directors.

The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance, with the exception of Messrs. John L. Larsen and Daniel P. Svilar. The Company and Crested reimburse Messrs. John Larsen and Svilar for their Medicare supplement premiums. The health insurance plan does not discriminate in favor of executive employees; life insurance of $200,000 is provided to each member of upper management (which includes all persons in the compensation table except Messrs. John L. Larsen and Svilar), $100,000 of such coverage is provided to middle-management employees, and $90,000 of such coverage is provided to other employees.

Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted to encourage ownership of the common stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the common stock. Messrs. John L. Larsen and Harold F. Herron are the trustees of the ESOP.

Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each accounting year. Contributions to the money purchase pension portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company's common stock.

The Company made a contribution of 70,439 shares to the ESOP for the twelve months ended December 31, 2004, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $2.96 per share, for a total contribution with a market value of $208,500 (which has been funded by the Company). The Company and Crested each are responsible for one-half of that amount. 38,843 of the shares were allocated to the ESOP accounts of the executive officers of the Company and the (now former) president of Rocky Mountain Gas, Inc. Additionally, 6,058 shares were allocated to the ESOP accounts of these same individuals from ESOP shares forfeited by terminated employees who were not fully vested.

Employee interests in the ESOP are earned pursuant to a seven year vesting schedule; after three years of service, the employee is vested to 20% of the ESOP account, and thereafter at 20% per year. Any portion which is not vested is forfeited upon termination of employment, other than by retirement, disability, or death.

The maximum loan outstanding during the twelve months ended December 31, 2004 under a loan arrangement between the Company and the ESOP was $927,013 at December 31, 2004. Interest owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by the Company. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to the Company.

401(k) Plan. In first quarter 2004, the Company established a traditional qualified 401(k) plan for employees, by which the Company will match $0.50 for each $1.00 contributed by participating employees, up to an annual $4,000 per employee maximum contribution by the Company. During the twelve months ended December 31, 2004 and the nine months ended September 30, 2005, the Company has contributed $36,900 and $44,500 respectively to this plan. Plan eligibility and vesting rules are uniform for all employees, including executive officers of the Company.

1998 Incentive Stock Option Plan. The Company's 1998 Incentive Stock Option Plan ("1998 ISOP") reserved an aggregate of 3,250,000 shares of common stock for issuance upon exercise of options granted thereunder.

Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year.

At October 5, 2005 there were 1,266,505 options outstanding. No more options will be issued under the 1998 ISOP.

2001 Incentive Stock Option Plan ("2001 ISOP"). The 2001 ISOP was approved at the 2001 Annual Meeting of Shareholders meeting, and provides for the issuance of options to purchase up to 3,772,149 shares of common stock. The 2001 ISOP was amended in 2004 to provide that the number of shares available for issuance always shall equal 20% of the total shares issued and outstanding at any point in time. The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to (or for holders of 10% or more of the outstanding stock at the time, 110% of) market price on grant dates, and would vest (become exercisable) at various times as determined by the executive committee and approved by the board of directors. All options are exercisable for cash, or through other means as determined by the executive committee and approved by the board of directors, in accordance with similar plans of public companies.

For information about options, please see the audited consolidated financial statements. At October 5, 2005, there were 2,372,596 options outstanding under the 2001 ISOP.

Option Grants to Executive Officers in the Twelve Months
Ended December 31, 2004 (Nonqualified)

		Percent
	Number of	of All Options
	Shares Under	Granted to
	Lying Options	Employees	Exercise	Expiration	Grant Date
Name	Granted	in 2004	Price	Date (1)	Pres.Value(2)

John L. Larsen	125,000	9.8%	$2.46	6/30/14	$207,500
Keith G. Larsen	125,000	9.8%	$2.46	6/30/14	$207,500
Harold F. Herron	125,000	9.8%	$2.46	6/30/14	$207,500
Daniel P. Svilar	125,000	9.8%	$2.46	6/30/14	$207,500
R. Scott Lorimer	125,000	9.8%	$2.46	6/30/14	$207,500
Mark G. Larsen*	125,000	9.8%	$2.46	6/30/14	$207,500

* Mark Larsen resigned as President of Rocky Mountain Gas, Inc. upon its sale on June 1, 2005. Mr. Larsen is currently serving as the President and COO of the Company.

(1)	Options were granted on July 1, 2004.
(2)
        The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options that were granted to the named officer. The following facts and assumptions were used: An exercise price of $2.46/share which was equal to the market value of the stock on the grant date (July 1, 2004); a zero dividend yield; expected volatility of 50.8%, risk-free interest rate of 4.82%, and an expected life of 10 years.

Aggregated Option/SAR Exercises during the Nine Months Ended September 30, 2005
Twelve Months Ended 12/31/04 and Option/SAR Values at 12/31/04

The following table shows options exercised during the nine months ended September 30, 2005, options outstanding and exercisable at October 5, 2005 and the dollar values for in-the-money options, at October 5, 2005 (closing market price on that date was $4.11).

(a)	(b)	(c)	(d)	(e)	(f)
	In Nine Months				Value of
	Ended 9-30-05		Number of	Number of	In-the-Money
	Shares		Options/SARS	Options/SARs	Options/SARs
	Acquired	Value	at 10-5-05	at 10-5-05	at 10-5-05
Name	on Exercise (#)	Realized($)	Outstanding	Exercisable	Exercisable

John L. Larsen,	-0-	-0-	77,718	77,718	$163,985	(1)
CEO	-0-	-0-	97,000	97,000	$180,420	(2)
	-0-	-0-	184,400	184,400	$315,324	(3)
	-0-	-0-	125,000	25,000	$41,250	(4)
	-0-	-0-	34,782	34,782	$42,782	(5)
	-0-	-0-	100,000	100,000	$21,000	(6)

Keith G. Larsen	-0-	-0-	52,718	52,718	$111,235	(1)
President	44,444	88,444	52,556	52,556	$97,754	(2)
	11,321	20,831	298,079	298,079	$509,715	(3)
	-0-	-0-	125,000	25,000	$41,250	(4)
	-0-	-0-	34,782	34,782	$42,782	(5)
	-0-	-0-	100,000	100,000	$21,000	(6)

Harold F. Herron,	-0-	-0-	20,109	20,109	$42,430	(1)
Sr. Vice President	22,222	119,999	26,278	26,278	$48,877	(2)
	6,083	31,936	27,617	27,617	$47,225	(3)
	-0-	-0-	125,000	25,000	$41,250	(4)
	17,391	82,955	-0-	-0-	$-0-	(5)
	-0-	-0-	50,000	50,000	$10,500	(6)

Daniel P. Svilar	-0-	-0-	40,218	40,218	$84,860	(1)
Secretary	-0-	-0-	97,000	97,000	$180,420	(2)
	-0-	-0-	121,900	121,900	$208,449	(3)
	-0-	-0-	125,000	25,000	$41,250	(4)
	-0-	-0-	34,782	34,782	$42,782	(5)
	-0-	-0-	100,000	100,000	$21,000	(6)

R. Scott Lorimer	-0-	-0-	40,218	40,218	$84,860	(1)
Treasurer	44,444	83,555	52,556	52,556	$97,754	(2)
	-0-	-0-	80,233	80,233	$137,198	(3)
	-0-	-0-	125,000	25,000	$41,250	(4)
	34,782	43,477	-0-	-0-	$-0-	(5)
	-0-	-0-	100,000	100,000	$21,000	(6)

Mark J. Larsen	-0-	-0-	-0-	-0-	$-0-	(1)
	-0-	-0-	97,000	97,000	$180,420	(2)
	-0-	-0-	41,248	41,248	$70,534	(3)
	-0-	-0-	125,000	25,000	$41,250	(4)
	-0-	-0-	27,782	27,782	$34,172	(5)
	-0-	-0-	100,000	100,000	$21,000	(6)

(1) Equal to $4.11, the closing market price on October 5, 2005, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2) Equal to $4.11, the closing market price on October 5, 2005, less $2.25 per share option exercise price, multiplied by all shares exercisable.

(3) Equal to $4.11, the closing market price on October 5, 2005, less $2.40 per share option exercise price, multiplied by all shares exercisable.

(4) Equal to $4.11, the closing market price on October 5, 2005, less $2.46 per share option exercise price, multiplied by all shares exercisable.

(5) Equal to $4.11, the closing market price on October 5, 2005, less $2.88 per share option exercise price, multiplied by all shares exercisable.

1996 Stock Award Program. The Company had an annual incentive compensation arrangement for the issuance of up to 67,000 shares of common stock each year (from 1997 through 2002) to executive officers of the Company, in amounts determined each year based on earnings of the Company for the prior fiscal. A total of 392,536 shares were issued under this plan. The compensation committee did not award any shares under this plan during the seven months ended December 31, 2002; 43,378 shares were issued in 2003 to close out the program. One-half of the compensation expense under the Program was the responsibility of Crested.

Each allocation of shares was determined by the USE Compensation Committee; the shares were issued in the name of the officer, and are being earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue. However, none of the vested shares become available to or come under the control of the officer until termination of employment by retirement, death or disability. Upon termination, the share certificates will be released to the officer; until termination, the certificates are held by the Treasurer of the Company. Voting rights are exercised over the shares by the non-employee directors of the Company; dividends or other distributions with respect to the shares will be held by the Treasurer for the benefit of the officers.

2001 Stock Compensation Plan. The shareholders approved the 2001 Stock Compensation Plan (the "plan") at the 2001 Annual Shareholders Meeting.

The plan has an initial term of seven years, with up to 2,500 shares of common stock to be issued in the first business day of each calendar quarter to six individuals (five officers of U.S. Energy Corp: John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, Daniel P. Svilar, and Mark J. Larsen, formerly President and a director of Rocky Mountain Gas, Inc. and now President and COO of the Company.). The number of shares to be issued in any year is determined by the Compensation Committee and approved by the independent directors, taking into account our public stock prices at the date of grant and during the prior calendar year, the Company's financial condition and business prospects, and other factors deemed appropriate. The Company pays the income taxes owed by recipients as a result of receipt of the stock. The stock recipients have agreed not to sell or transfer such shares during their employment with the Company.

The 2001 Stock Compensation Plan is now the sole mechanism for compensating management with stock, however options may be granted to management and others under the 2001 ISOP. This plan is designed to reward executives with equity, and encourage them to increase their ownership of the Company and not sell their shares in the market.

Executive Retirement Policy

The Company and Crested adopted a retirement policies on October 17, 2005. These policies include a mandatory retirement age of 70 unless the Board requests the services of officers or employees past that age. Employees and Officers are eligible for retirement plan after their years of service and age total 70. Additionally the Board approved a retirement benefit for the Chairman/CEO, President/COO, CFO/Treasurer, Senior Vice President, General Counsel and Employee Board Members on the Executive Committee. Under the terms of the executive retirement plan, the named officers are to receive 50% of their base cash pay or the average annual pay, less all bonuses, received over the last five years of their employment which ever is greater. This benefit for executives is available for 5 years following retirement. In return for this benefit the retired executive officer will be available to the Company and Crested for up to 1,040 hours per year for consulting or any other services the board deems needed. This retirement benefit can be extended beyond the five year period at the discretion of the Board of Directors.

Directors' Fees and Other Compensation

The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

In addition, non-employee directors are compensated for services at $400 per month, payable each year by the issue of shares of USE common stock based on the closing stock market price as of January 15. In 2005, the Company issued 11,475 shares to the non-employee directors (3,104 shares each to Don Anderson, H. Russell Fraser, and Michael T. Anderson, 2,386 to Nick Bebout and 476 shares to Mike Feinstein at an average price of $3.10). This compensation was for services during 2003 and 2004.

Certain Relationships and Related Transactions

Debt Owed by a Director. In the early 1990s, Harold F. Herron, an officer and director, had been living in and caring for a house owned by the Company. In fiscal 1995, Mr. Herron purchased the home for $260,000 (equal to appraised value), and was reimbursed by the Company for $22,830 of leasehold improvements he had made to the property. The Company accepted a promissory note for $112,170 of the purchase price, with 7% annual interest; a payment schedule was entered into and Mr. Herron is current in his payments on the note. This note is a nonrecourse note secured by 30,000 shares of the Company’s common stock owned by Mr. Herron. At December 31, 2003, he owed $90,300 on the note. During 2004 he gave up 5,000 shares of the collateral to reduce the debt. Mr. Herron also gave up 5,000 shares of the collateral to reduce the debt in January of 2005. The collateral now consists of 5,000 shares of the Company common stock. The balance under the note is $30,600.

Family Employment. Three of John L. Larsen's sons, one former son-in-law (Harold F. Herron), and one grandson are employed by the Company or subsidiaries. Collectively, Mr. Larsen and these family members received $844,700 in total compensation for services during the twelve months ended December 31, 2004, including benefits.

Transactions Involving USECC and Crested. The Company and Crested conduct most activities through their equally-owned joint venture USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC, which create intercompany debt. The party extending funds is subsequently reimbursed by the other venturer. Crested owed the Company $11,540,000 at June 30, 2005.

Participation by Officers, Directors and Employees in Stock Ownership of Subsidiaries. Historically, our business strategy has been, and will continue to be, acquiring grass roots and/or developed mineral properties when commodity prices are low (such as they have been, in the past, in natural gas, gold, uranium and molybdenum), then operating, selling, leasing or joint venturing the properties, or selling the companies we set up to hold and explore or develop the properties to other companies in the mineral sector when prices are moving upward.

Typically, projects initially are acquired, financed and operated by USECC in their joint venture. From time to time, some of the projects are later transferred to separate companies organized for that purpose, with the objective of raising capital from an outside source for further development and/or joint venturing with other companies. Examples of this corporate strategy are, for gold properties, Sutter Gold Mining Inc. (formerly Globemin Resources Inc., a publicly traded British Columbia company, which acquired Sutter Gold Mining Company, and then changed its name to Sutter Gold Mining Inc.); and Rocky Mountain Gas, Inc. for coalbed methane gas. Additional subsidiaries have been organized: U.S. Uranium Ltd. for uranium, and U.S. Moly Corp. for molybdenum.

Initial ownership of these subsidiaries is by USE and Crested, with additional stock (plus options) issued by the subsidiary company’s board of directors to the officers, certain of the directors and employees of USE. Additional stock and/or options may be issued to other persons with experience specifically related to the subsidiary company’s projects. The stock, and the options, will be forfeited if the individual’s employment is terminated for any reason except death, disability and retirement. The subsidiary stock is issued to officers, directors and employees for nominal cash consideration. The subsidiary ownership percentages will vary, but in general, officers, directors and employees of USE would own not more than 10% (on an initial fully diluted basis, including options), and USE and Crested would own 90%. USE’s and Crested’s participation in that 90% will depend on the properties and funding which each contributes to the subsidiary at inception. Subsequent investments by third parties would dilute the stock ownership of all the initial owners.

On the disposition of a subsidiary company through a merger, sale of assets, or other transaction, the equity positions in subsidiary companies held by officers, directors and employees of USE will be entitled to receive the same consideration (pro rata) as the equity positions of USE, Crested and third party investors. No preferential terms will be accorded to the officers, directors and employees, although in certain instances, some of the individuals might be employed by the acquiring company. If a subsidiary becomes a public company through an underwritten initial public offering, some or all of the equity held by USE, Crested and the individuals might be subject to lock up restrictions for a period of time following the offering. Typically, those lock up restrictions would apply equally (have the same duration) for USE and Crested, and for the officers and directors, although equity held by non-management employees might not be locked up.

The profitability (if any) of the stock in the subsidiaries owned USE, Crested and the individuals, will not be known until a disposition or a successful public offering occurs. A subsidiary company may be merged, its assets sold, or otherwise disposed of without the transaction being subject to a vote by the shareholders of USE and Crested, in which event the shareholders of USE and Crested would be relying on the judgment of the directors of USE and Crested who do not own stock or hold options to buy stock in the subsidiary.

USE and Crested, and their officers, certain of their directors, and their employees, own stock and options to buy stock in the subsidiaries shown below. Information about subsidiaries, which are not now active or expected to become active in 2005, is not shown.

On June 1, 2005, the shareholders of Rocky Mountain Gas, Inc. approved the sale of RMG to Enterra Energy Trust (see “Capital Activities in Second Quarter 2005” above).

RMG’s minority equity ownership of Pinnacle was not included in the disposition of RMG, but was assigned to USE and Crested in proportion to their ownership of RMG. The boards of directors of USE and Crested determined that the value of RMG’s minority equity interest in Pinnacle was approximately $6,250,000; based upon Pinnacle’s recent sales of equity to its shareholders (RMG did not participate in those sales). To compensate the minority shareholders of RMG (including officers, directors and employees of USE and Crested, Mark J. Larsen (former president and a former director of RMG), Yellowstone Fuels, Corp. (“YSFC”) and Tom Swank (a former director of RMG) for their pro rata beneficially-owned 5.9% ($370,916) of the $6,250,000 value of the minority Pinnacle interest transferred to USE and Crested, restricted shares of common stock of USE have been issued (as of September 28, 2005) to the former minority shareholders of RMG, pro rata for their May 31, 2005 percentage beneficial ownership in Pinnacle (through their former ownership in RMG). These USE shares were valued at the average Nasdaq Official Close Price for the ten trading days beginning September 12, 2005.

Those officers and directors of USE and Crested who owned stock in RMG, Mark J. Larsen (president and a director of RMG until June 1, 2005), Tom Swank (a director of RMG until June 1, 2005), and Richard Larsen (an employee of USE) received the following amounts (the value of the Enterra Initial Units, and the Enterra Additional Units when issued in exchange for the class D shares of Acquisitions, and the value of the USE shares (issued as of September 28, 2005 for their minority beneficial ownership of Pinnacle), in proportion to their percentage ownership of RMG stock: John L. Larsen ($122,989); Keith G. Larsen ($171,255); Harold F. Herron ($80,956); Don Anderson ($7,786); H. Russell Fraser ($15,568); Robert Scott Lorimer ($93,411); Daniel P. Svilar ($98,081); Mark J. Larsen ($71,616); Richard Larsen ($71,616) and Tom Swank ($15,568). The realized value of these components will vary depending on the market value of the Enterra Trust Units, and the USE shares, when sold; the Units are valued, only for purposes of the foregoing disclosures, at $19.00 per Unit.

The employees of RMG, and the officers and directors, of USE and Crested held options to purchase 3,712,500 shares of RMG, at $3.00 per share. However, as one of the conditions to closing the Enterra agreement, all of these options were cancelled.

•
U.S. Uranium Ltd. (“USUL”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of USE and Crested. All these warrants have a 10 year life and vest at the rate of 20% for 5 years. USUL will issue stock to these individuals in 2005 for nominal cash consideration, and will issue stock to USE and Crested for certain uranium properties to be transferred into USUL in 2005. The percentage ownership of USE and Crested is expected to be approximately 90% on a combined basis, after the properties are transferred. USUL has not yet commenced operations and the uranium properties to be transferred into USUL have not yet been identified.

•
U.S. Moly Corp. (“Moly”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of USE and Crested. All these warrants have a 10 year life and vest at the rate of 20% for 5 years. Moly will issue stock to these individuals in 2005 for nominal cash consideration, and will issue stock to USE and Crested for certain molybdenum properties located in Colorado, to be transferred into Moly in 2005, along with other rights and obligations associated with those properties. The percentage ownership of USE and Crested is expected to be approximately 90% on a combined basis, after the properties are transferred. Moly has not yet commenced operations.

•
Sutter Gold Mining Inc. (“SGMI”) is owned 64.2% by USE; 1.5% by Crested; and 4% by officers and some of the directors of USE and Crested, and by Mark J. Larsen, former president and a director of RMG, president and a director of Moly, and a director of USUL. Options to purchase 710,000 shares are held by officers and directors of USE and Crested, and by Mark J. Larsen. SGMI has agreed to cancel all of these options, subject to officer and director consent. SGMI has resumed exploration activities on its gold property in California. More information about SGMI is contained in USE’s Annual Report on Form 10-K for the year ended December 31, 2004.

Principal Holders of Voting Securities of the Company
And Ownership by Officers and Directors

The following is a list of all record holders who, as of June 27, 2005, beneficially owned more than 5% of the outstanding shares of common stock, and the outstanding common stock beneficially held by each director and nominee, and each officer, and by all officers and directors as a group, as reported in filings with the SEC, or as otherwise known to us. This list includes shares held by Mark J. Larsen, an officer and director of a subsidiary, but not an officer or director of the Company. Beneficial ownership includes the shares underlying presently exercisable options.

Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name, excluding shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares held by employees who are not officers, and by non-employee directors ("Forfeitable Shares") are shared by the Company's board of directors. Voting and dispositive powers over Forfeitable Shares held by the Company's five executive officers ("Officers' Forfeitable Shares") are shared by the Company's non-employee directors (Messrs. Anderson, Feinstein, Anderson, and Fraser). The ESOP Trustees (John L. Larsen and Harold F. Herron) exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein.

	Amount and Nature of Beneficial Ownership				Total
Name and address	Voting Rights		Dispositive Rights		Beneficial	Percent
Of beneficial owner	Sole	Shared	Sole	Shared	Ownership	of Class (1)

John L. Larsen*(2)	1,110,073	968,726	1,110,073	1,407,865	2,640,458	16.4%
201 Hill Street
Riverton, WY 82501

Keith G. Larsen*(3)	784,189	820,415	733,174	835,595	1,605,924	10.0%
4045 Valley Green Cir.
Riverton, WY 82501

The K2 Principal Fund L.P.(13)	836,703		836,703		836,703	5.1%
444 Adelaide West
Toronto, Ontario
Canada M5V 1S7

Harold F. Herron*(4)	376,343	973,226	350,645	1,407,865	1,800,978	11.2%
877 N. 8th W.
Riverton, WY 82501

Don C. Anderson*(5)	142,911	420,720	142,911	443,400	586,311	3.6%
P. O. Box 680
Midway, UT 84049

Michael H. Feinstein*(6)	476	420,720	476	443,400	443,876	2.8%
5309 East Paradise Lane
Scottsdale, AZ 85254

H. Russell Fraser*(7)	121,356	422,020	121,356	444,700	566,056	3.5%
3453 Southfork Road
Cody, WY 82414

Michael T. Anderson*(8)	52,405	420,720	52,405	443,400	495,805	3.1%
933 Main Street
Lander, WY 82520

Daniel P. Svilar**(9)	636,338	818,915	636,338	817,915	1,566,933	9.7%
580 S. Indiana Street
Hudson, WY 82515

R. Scott Lorimer**(10)	564,620	812,915	505,481	812,915	1,452,655	9.0%
11 Korrel Court
Riverton, WY 82501

Mark J. Larsen**(11)	453,618	4,600	416,184	-0-	453,618	2.8%
513 Westchester Cir.
Riverton, WY 82501

All officers and directors as
A group (nine persons)(12)	4,242,329	1,413,346	4,069,043	1,834,885	6,077,214	37.8%
* Director
** Officer (Mr. Mark Larsen was president of the Company’s majority-owned subsidiary, Rocky Mountain Gas, Inc., sold on June 1, 2005, and became President and Chief Operating Officer of the Company on August 23, 2005.

(1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2) Mr. John L. Larsen exercises sole voting powers over 426,513 shares contributed to a family limited partnership, 500 shares held in a street name account for his benefit, 64,160 shares held in an Individual Retirement Account ("IRA") established for his benefit, and 618,900 shares underlying options. He exercises shared voting rights over 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries, and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested Corp., 125,556 shares held by Plateau Resources Limited ("Plateau"), and 175,000 shares held by Sutter Gold Mining Inc. ("SGMI"). Mr. Larsen shares the voting rights over such shares with the other directors of those corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of 426,513 directly owned shares, 500 shares held in street name, 64,160 shares held in his IRA, and the 618,900 shares underlying options. Shared dispositive powers are exercised over 572,270 shares held by the ESOP, 22,680 Forfeitable Shares, 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 145,200 Officers' Forfeitable Shares.

(3) Mr. Keith Larsen exercises sole voting rights over 62,539 directly held shares, 7,500 shares as custodian over shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the "Custodial Shares"), 51,015 shares held in an ESOP account established for his benefit, 663,135 shares underlying options. He exercises shared voting rights over 7,500 shares held directly by his minor children and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested, 125,556 shares held by Plateau, and 175,000 shares held by Sutter. Mr. Larsen shares the voting rights over such shares with the other directors of those corporations. Mr. Keith Larsen exercises sole dispositive rights over 62,539 directly held shares, 7,500 Custodial shares, and 663,135 shares underlying options. He exercises shared dispositive rights over 22,680 Forfeitable Shares 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 8,820 Officers' Forfeitable Shares.

(4) Mr. Herron exercises sole voting powers over 86,141 directly owned shares, 11,000 shares held in an IRA established for his benefit, 4,500 Custodial Shares, 249,004 shares underlying options, and 25,698 shares held in the ESOP account established for his benefit. Shared voting powers are exercised over 4,500 Custodial shares, 155,811 shares held by the ESOP which have not been allocated to accounts established for specific beneficiaries, 512,359 shares held by Crested, 125,556 shares held by Plateau, and 175,000 shares held by Sutter. Sole dispositive powers are exercised over 86,141 directly held shares, 11,000 shares held in his IRA, 4,500 Custodial Shares and 249,004 shares underlying options. Mr. Herron exercises shared dispositive rights over 572,270 shares held by the ESOP, 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI, and 22,680 Forfeitable Shares. Mr. Herron exercises shared dispositive and voting powers over the shares held by Crested, Sutter and Plateau as a director of those companies with the other directors of those companies and over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. The shares listed under "Total Beneficial Ownership" also include 39,450 Officers' Forfeitable Shares.

(5) Mr. Don Anderson exercises sole voting powers over 37,356 directly held shares, 3,055 shares held in an IRA established for his benefit, and 102,500 shares underlying options. He exercises shared voting powers over 420,720 Officers' Forfeitable Shares. Mr. Anderson exercises dispositive power over 37,356 directly held shares, 3,055 IRA shares, and 102,500 shares underlying his options. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers' Forfeitable Shares.

(6) Mr. Feinstein exercises sole voting rights over 476 directly held shares. He exercises shared voting powers over 420,720 Officers’ Forfeitable Shares. Mr. Feinstein exercises sole dispositive rights over 476 directly held shares. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers’ Forfeitable Shares.

(7) Mr. Fraser exercises sole voting rights over 13,856 directly held shares, 4,000 shares held in an IRA for his benefit, 1,000 shares held in a street name account for his benefit and 102,500 shares underlying options. He exercises shared voting rights over 1,300 shares held directly by his wife and 420,720 Officers' Forfeitable Shares. Mr. Fraser exercises sole dispositive rights over 13,856 directly held shares, 4,000 IRA shares, 1,000 held in a street name account for his benefit and 102,500 shares underlying his options. He exercises shared dispositive powers over 1,300 wife's shares, 22,680 Forfeitable Shares, and 420,720 Officers' Forfeitable Shares.

(8) Mr. Mike Anderson exercises sole voting rights over 2,405 directly owned shares and 50,000 shares underlying his options. He exercises shared voting powers over 420,720 Officers' Forfeitable Shares. He exercises sole dispositive rights over 2,405 directly owned shares and 50,000 shares underlying his options. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers' Forfeitable Shares.

(9) Mr. Svilar exercises sole voting powers over 87,439 directly owned shares, 2,125 shares held in joint tenancy with his wife, 26,244 shares held in an IRA established for his benefit, 630 shares held in a street name account established for his benefit, 1,000 Custodial Shares, and 518,900 shares underlying options. He exercises shared voting over 512,359 shares held by Crested 125,556 shares held by Plateau, and 175,000 shares held by SGMI, 1,000 Custodial shares and 5,000 shares held by a private corporation of which he is a director and officer. He exercises sole dispositive power over 87,439 directly held shares, 2,125 joint tenancy shares, 26,244 IRA shares, 630 street name shares, 1,000 Custodial Shares, and 518,900 shares underlying his options. Mr. Svilar exercises shared dispositive rights over 512,359 shares held by Crested, 125,556 shares held by Plateau, 175,000 shares held by SGMI, and 5,000 shares held by a private corporation of which he is a director and officer. The shares listed under "Total Beneficial Ownership" also include 112,680 Officers' Forfeitable Shares.

(10) Mr. Lorimer exercises sole voting rights over 107,474 directly held shares, 59,139 shares held in the ESOP account established for his benefit, and 398,007 shares underlying options. He exercises shared voting over 512,359 shares held by Crested, 125,556 shares held by Plateau, and 175,000 shares held by SGMI. He exercises sole dispositive rights over 107,474 directly held shares, and 398,007 shares underlying options. Mr. Lorimer exercises shared dispositive rights over 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 75,120 Officers' Forfeitable Shares.

(11) Mr. Mark Larsen is listed in the table because he is the former president of Rocky Mountain Gas, which was sold on June 1, 2005. He exercises sole voting over 20,554 shares held directly, 4,600 Custodial Shares, 37,434 shares held in the ESOP account established for his benefit, and 391,030 shares underlying options. He exercises shared voting rights over 4,600 Custodial shares. Mr. Larsen exercises sole dispositive rights over 20,554 shares held directly, 4,600 Custodial shares, and 391,030 shares underlying his options.

(12) The group exercises sole voting rights over 844,753 directly held shares, 3,125 shares held in joint tenancy, 108,459 shares held in IRAs, 1,130 shares held in street name, 17,600 Custodial Shares, 173,286 ESOP shares and 3,093,976 shares underlying options. Shared voting rights are exercised over 1,300 shares held in IRA accounts for spouses, 17,600 shares held by minor children, 420,720 Officers' Forfeitable Shares,
155,811 shares held in the ESOP which are not allocated to plan participants, 512,359 shares held by Crested, 125,556 shares held by Plateau, 175,000 shares held by SGMI, and 5,000 shares held by private corporations. The sole dispositive shares consist of 844,753 directly held shares, 3,125 shares held in joint tenancy, 108,459 shares held in IRAs, 1,130 shares held in street name, 17,600 Custodial Shares, and 3,093,976 shares underlying options. The group exercises shared dispositive rights over 1,300 shares held in IRA accounts for spouses, 572,270 shares held in the ESOP, 512,359 shares held by Crested, 125,556 shares held by Plateau, 175,000 shares held by SGMI, 5,000 shares held by private corporations, 22,680 Forfeitable Shares, and 420,720 Officers' Forfeitable Shares.

(13) Based on a Schedule 13G filed with the SEC on March 10, 2005.

Change in Independent Auditors

Grant Thornton (“GT”) audited our financial statements for the year ended December 31, 2003, the (former) fiscal year ended May 31, 2002 and the seven month period ended December 31, 2002. On December 17, 2004, the Company dismissed GT and engaged Epstein, Weber & Conover, PLC, Scottsdale, Arizona, to audit the financial statements for the year ended December 31, 2004.

GT’s audit report on the financial statements for the year ended December 31, 2003, the seven months ended December 31, 2002, and the (former) fiscal year ended May 31, 2002, contained a qualification of uncertainty as to whether the Company would continue as a going concern. The audit report did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to audit scope or accounting principles. Epstein, Weber & Conover, PLC’s audit report on the financial statements for the year ended December 31, 2004, also contained a qualification of uncertainty as to whether the Company will continue as a going concern.

The decision to change GT as the audit firms was recommended by the Company’s Audit Committee, and approved by that committee and the board of directors.

There has not been, during the two most recent fiscal years, or during any subsequent interim period preceding the change of audit firms, any disagreement with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

In addition, during the two most recent fiscal years, there were no disagreements between the Company and GT which constituted “reportable events” under item 304(a)(1)(v) of Regulation S-K. Disclosure of such “reportable events” would be required even if the Company and GT did not express a difference of opinion regarding the event.

Principal Accounting Fees and Services

Grant Thornton LLP billed us as follows for the years ended December 31, 2004 and 2003. Grant Thornton was dismissed as the Company’s audit firm in December 2004. The information does not include fees paid to the new audit firm (Epstein, Weber & Conover, PLC) in late 2004.

	Year ended December 31,
	2004	2003

Audit fees (a)	$115,300	$80,100
Audit-related fees(b)	$27,200	$--
Tax fees(c )	$33,700	$15,800
All other fees(d)	$40,400	$13,100

(a) Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission.

(b) For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category. The Company had no Audit-Related Fees for the periods ended December 31, 2004 and 2003.

(c) For tax compliance, tax advice, and tax planning services, relating to any and all federal and state tax returns as necessary for the years ended December 31, 2004 and 2003.

(d) For services in respect of other reports required to be filed by the SEC and other agencies.

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the audit committee. These pre-approval policies and procedures are detailed as to the category of service and the audit committee is kept informed of each service provided. These policies and procedures, and the work performed pursuant thereto, do not include delegation any delegation to management of the audit committee's responsibilities under the Securities Exchange Act of 1934.

This approval process was used with respect to the engagement of Grant Thornton for the 2002 and 2003, and with respect for the appointment of the new audit firm Epsetin Weber & Conover for the audit of the 2004 financial statements and related services.

The percentage of services provided for Audit-Related Fees, Tax Fees and All Other Fees for 2004 (and 2003), all provided pursuant to the audit committee’s pre-approval policies and procedures, were: Audit-Related Fees 66% (74%); Tax Fees 16% (14%); and All Other Fees 18% (12%).

Description of Securities

Common Stock. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

In September 2001, the Company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is filed as an exhibit to the registration statement which includes this prospectus.

Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the Company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at a price of $200.00 for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the Company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the Company is initiated with the objective of acquiring 15% of the Company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the Company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable the holder to convert the preferred stock into voting common stock of the Company at a price equal to one-half the market price. The board of directors could elect to issue shares of common stock in exchange for the rights, on a one-for-one basis.

Preferred Stock. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval.

Options and Warrants. As of the date of this prospectus, options are held by employees and officers to purchase a total of 3,639,101 shares of common stock, at exercise prices ranging from $2.00 to $4.00. These options expire at various times from 2008 to 2011.

For information on warrants and options, see "Selling Shareholders" and “Capital Activities in Second Quarter 2005.”

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

Where to Find More Information

We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 110 F Street NE, Washington, D.C. 20549-2001, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

We will provide copies of the reports and proxy statements we file with the Commission (and any amendments to those documents), on request and without charge. We hold an annual shareholder meeting each June; before the meeting, we send proxy statements and annual reports to record holders of our common stock.

Legal Matters

The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

Experts

Our consolidated balance sheets as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, have been audited by Epstein, Weber & Conover, PLC, Scottsdale, Arizona, and are included in this prospectus, with the audit report from Epstein, Weber & Conover, PLC, in reliance upon the authority of such firm as experts in accounting and auditing.

Our consolidated balance sheets as of December 31, 2003, December 31, 2002, and May 31, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003, the seven months ended December 31, 2002 and the (former) fiscal year ended May 31, 2002, have been audited by Grant Thornton LLP, and are included in this prospectus, with the audit report from Grant Thornton LLP, in reliance upon the authority of such firm as experts in accounting and auditing.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$3,842,500	$4,084,800
Accounts receivable
Trade, net of allowance of $111,300
and $27,800	797,500	300,900
Affiliates	13,500	96,800
Other	52,700	--
Current portion of long-term notes
receivable, net	49,500	102,500
Prepaid expenses	489,700	584,700
Inventories	176,100	21,700
Total current assets	5,421,500	5,191,400

INVESTMENTS:
Non-affiliated company	957,700	957,700
Restricted investments	6,852,300	6,874,200
Total investments	7,810,000	7,831,900

PROPERTIES AND EQUIPMENT:
Land	576,300	570,000
Buildings and improvements	5,922,400	5,777,700
Machinery and equipment	4,919,000	4,762,800
Proved oil and gas properties, full cost method	5,569,000	1,773,600
Unproved coal bed methane properties
excluded from amortization	5,101,900	1,204,400
Total properties and equipment	22,088,600	14,088,500
Less accumulated depreciation,
depletion and amortization	(8,322,000)	(6,901,400)
Net properties and equipment	13,766,600	7,187,100

OTHER ASSETS:
Notes receivable trade	2,971,800	2,950,600
Deposits and other	733,800	768,700
Total other assets	3,705,600	3,719,300
Total assets	$30,703,700	$23,929,700

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS' EQUITY

	December 31,	December 31,
	2004	2003
CURRENT LIABILITIES:
Accounts payable	$1,751,300	$727,800
Accrued compensation expense	181,700	180,000
Asset retirement obligation	192,700	--
Current portion of long-term debt	3,400,100	932,200
Other current liabilities	532,200	69,700
Total current liabilities	6,058,000	1,909,700

LONG-TERM DEBT	3,780,600	1,317,600

ASSET RETIREMENT OBLIGATIONS	7,882,400	7,264,700

OTHER ACCRUED LIABILITIES	1,952,300	2,158,600

DEFERRED GAIN ON SALE OF ASSET	1,279,000	1,295,700

MINORITY INTERESTS	871,100	496,000

COMMITMENTS AND CONTINGENCIES

FORFEITABLE COMMON STOCK, $.01 par value
442,740 and 465,880 shares issued,
forfeitable until earned	2,599,000	2,726,600

PREFERRED STOCK,
$.01 par value; 100,000 shares authorized
No shares issued or outstanding	--	--

SHAREHOLDERS' EQUITY:
Common stock, $.01 par value;
unlimited shares authorized; 15,231,237
and 12,824,698 shares issued net of
treasury stock, respectively	152,300	128,200
Additional paid-in capital	59,157,100	52,961,200
Accumulated deficit	(49,321,700)	(43,073,000)
Treasury stock at cost,
972,306 and 966,306 shares respectively	(2,779,900)	(2,765,100)
Accumulated comprehensive loss	(436,000)	--
Unallocated ESOP contribution	(490,500)	(490,500)
Total shareholders' equity	6,281,300	6,760,800
Total liabilities and shareholders' equity	$30,703,700	$23,929,700

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

			Seven months ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
OPERATING REVENUES:
Real estate operations	$256,100	$334,300	$394,500	$1,276,200
Gas sales	3,205,700	287,400	119,400	--
Management fees	1,179,900	215,600	159,100	208,200
	4,641,700	837,300	673,000	1,484,400

OPERATING COSTS AND EXPENSES:
Real estate operations	295,500	302,900	189,700	1,348,400
Gas operations	4,168,800	313,100	355,200	--
Mineral holding costs	1,466,700	1,461,700	737,200	1,707,800
General and administrative	5,291,100	5,997,500	2,915,800	3,946,800
Impairment of goodwill	--	--	--	1,622,700
Other	--	--	--	80,900
Provision for doubtful accounts	79,000	--	--	171,200
	11,301,100	8,075,200	4,197,900	8,877,800

OPERATING LOSS	(6,659,400)	(7,237,900)	(3,524,900)	(7,393,400)

OTHER INCOME & EXPENSES:
Gain (loss) on sales of assets	46,300	198,200	(342,600)	812,700
Gain (loss) on sale of investment	656,300	(32,400)	(207,800)	--
Interest income	375,800	560,300	524,500	852,100
Interest expense	(1,065,400)	(799,100)	(361,200)	(345,300)
	13,000	(73,000)	(387,100)	1,319,500

LOSS BEFORE MINORITY INTEREST,
PROVISION FOR INCOME TAXES,
DISCONTINUED OPERATIONS AND
CUMULATIVE EFFECT OF
ACCOUNTING CHANGE	(6,646,400)	(7,310,900)	(3,912,000)	(6,073,900)

MINORITY INTEREST IN LOSS OF
CONSOLIDATED SUBSIDIARIES	397,700	235,100	54,800	39,500

LOSS BEFORE PROVISION FOR INCOME
TAXES, DISCONTINUED OPERATIONS
AND CUMULATIVE EFFECT OF
ACCOUNTING CHANGE	(6,248,700)	(7,075,800)	(3,857,200)	(6,034,400)

PROVISION FOR INCOME TAXES	--	--	--	--

(continued)

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

			Seven months ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002

NET LOSS FROM CONTINUING
OPERATIONS	$(6,248,700)	$(7,075,800)	$(3,857,200)	$(6,034,400)

DISCONTINUED OPERATIONS,
NET OF TAX	--	(349,900)	17,100	(146,700)

CUMULATIVE EFFECT OF
ACCOUNTING CHANGE	--	1,615,600	--	--

NET LOSS	(6,248,700)	(5,810,100)	(3,840,100)	(6,181,100)

PREFERRED STOCK DIVIDENDS	--	--	--	(86,500)

NET LOSS AVAILABLE TO COMMON
SHAREHOLDERS	$(6,248,700)	$(5,810,100)	$(3,840,100)	$(6,267,600)

NET LOSS PER SHARE BASIC
CONTINUED OPERATIONS	$(0.47)	$(0.63)	$(0.36)	$(0.65)
DISCONTINUED OPERATIONS	--	(0.03)	--	(0.01)
PREFERRED DIVIDENDS	--	--	--	(0.01)
EFFECT OF ACCOUNTING
ACCOUNTING CHANGE	--	0.14	--	--
	$(0.47)	$(0.52)	$(0.36)	$(0.67)

NET LOSS PER SHARE DILUTED
CONTINUED OPERATIONS	$(0.47)	$(0.63)	$(0.36)	$(0.65)
DISCONTINUED OPERATIONS	--	(0.03)	--	(0.01)
PREFERRED DIVIDENDS	--	--	--	(0.01)
EFFECT OF ACCOUNTING
ACCOUNTING CHANGE	--	0.14	--	--
	$(0.47)	$(0.52)	$(0.36)	$(0.67)

BASIC WEIGHTED AVERAGE
SHARES OUTSTANDING	13,182,421	11,180,975	10,770,658	9,299,359

DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING	13,182,421	11,180,975	10,770,658	9,299,359

The accompanying notes are an integral part of these statements.

U.S. ENERGY & AFFILIATES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

			Additional				Unallocated	Total
	Common Stock		Paid-In	Accumulated	Treasury Stock		ESOP	Shareholders'
	Shares	Amount	Capital	Deficit	Shares	Amount	Contribution	Equity

Balance May 31, 2001	8,989,047	$90,000	$38,681,600	$(27,155,200)	949,725	$(2,660,500)	$(490,500)	$8,465,400

Funding of ESOP	70,075	700	236,200	--	--	--	--	236,900
Issuance of common stock
to outside directors	3,429	--	14,400	--	--	--	--	14,400
Issuance of common stock
for services rendered	45,000	500	147,600	--	--	--	--	148,100
Issuance of common stock
warrants for services rendered	--	--	592,900	--	--	--	--	592,900
Treasury stock from payment
on balance of note receivable	--	--	--	--	10,000	(79,900)	--	(79,900
Issuance of common stock
in exchange for preferred stock	513,140	5,100	1,846,400	--	--	--	--	1,851,500
Issuance of common stock
in exchange for subsidiary stock	912,233	9,100	3,566,900	--	--	--	--	3,576,000
Issuance of common stock
to purchase property	61,760	600	246,200	--	--	--	--	246,800
Issuance of common stock
through private placement	871,592	8,700	2,341,800	--	--	--	--	2,350,500
Issuance of common stock
for exercised stock warrants	1,205	--	4,500	--	--	--	--	4,500
Issuance of common stock
from employee options (1)	253,337	2,500	600,000	--	--	--	--	602,500
Net loss	--	--	--	(6,267,600)	--	--	--	(6,267,600
Balance May 31, 2002(2)	11,720,818	$117,200	$48,278,500	$(33,422,800)	959,725	$(2,740,400)	$(490,500)	$11,742,000

(1) Net of 15,285 shares surrendered by employees for the exercise of 268,622 employee stock options.
(2) Total Shareholders’ Equity at May 31, 2002 does not include 500,788 shares currently issued but forfeitable if certain conditions are not met by the recipients. “Basic and Diluted Weighted Average Shares Outstanding” also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.

The accompanying notes are an integral part of these statements.

U.S. ENERGY & AFFILIATES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(continued)

			Additional				Unallocated	Total
	Common Stock		Paid-In	Accumulated	Treasury Stock		ESOP	Shareholders'
	Shares	Amount	Capital	Deficit	Shares	Amount	Contribution	Equity

Balance May 31, 2002	11,720,818	$117,200	$48,278,500	$(33,422,800)	959,725	$(2,740,400)	$(490,500)	$11,742,000

Funding of ESOP	43,867	400	134,700	--	--	--	--	135,100
Issuance of common stock
to outside consultants	15,000	200	60,700	--	--	--	--	60,900
Issuance of common stock
warrants	--	--	325,900	--	--	--	--	325,900
Issuance of common stock
for settlement of law suit	20,000	200	77,600	--	--	--	--	77,800
Issuance of common stock
from employee options (1)	26,711	300	(300)	--	--	--	--	--

Net loss	--	--	--	(3,840,100)	--	--	--	(3,840,100)
Balance December 31, 2002(2)	11,826,396	$118,300	$48,877,100	$(37,262,900)	959,725	$(2,740,400)	$(490,500)	$8,501,600

(1) Net of 44,456 shares surrendered by employees for the exercise of 71,167 employee stock options.

(2) Total Shareholders' Equity at December 31, 2002 does not include 465,880 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding" also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.

The accompanying notes are an integral part of these statements.

U.S. ENERGY & AFFILIATES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(continued)
			Additional				Unallocated	Total
	Common Stock		Paid-In	Accumulated	Treasury Stock		ESOP	Shareholders'
	Shares	Amount	Capital	Deficit	Shares	Amount	Contribution	Equity
Balance December 31, 2002	11,826,396	$118,300	$48,877,100	$(37,262,900)	959,725	$(2,740,400)	$(490,500)	$8,501,600

Funding of ESOP	76,294	700	235,700	--	--	--	--	236,400
Issuance of common stock
to outside directors	3,891	--	14,400	--	--	--	--	14,400
Issuance of common stock
by release of forfeitable stock	78,286	800	434,400	--	--	--	--	435,200
Issuance of common stock
from stock warrants	131,596	1,300	465,300	--	--	--	--	466,600
Issuance of common stock
in stock compensation plan	100,000	1,000	309,000	--	--	--	--	310,000
Treasury stock from sale
of subsidiary	--	--	--	--	1,581	(4,200)	--	(4,200)
Treasury stock from payment
on balance of note receivable	--	--	--	--	5,000	(20,500)	--	(20,500)
Issuance of common stock
to outside consultants	121,705	1,200	581,600	--	--	--	--	582,800
Issuance of common stock
warrants to outside consultants	--	--	886,300	--	--	--	--	886,300
Issuance of common stock
for settlement of lawsuit	10,000	100	49,900	--	--	--	--	50,000
Issuance of common stock
in payment of debt	211,109	2,100	497,900	--	--	--	--	500,000
Issuance of common stock
from employee options (1)	265,421	2,700	609,600	--	--	--	--	612,300
Net Loss	--	--	--	(5,810,100)	--	--	--	(5,810,100)
Balance December 31, 2003(2)	12,824,698	$128,200	$52,961,200	$(43,073,000)	966,306	$(2,765,100)	$(490,500)	$6,760,800

(1)Net of 10,200 shares surrendered by employees for the exercise of 275,621 employee stock options.
(2)Total Shareholders' Equity at December 31, 2003 does not include 465,880 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding" also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.

The accompanying notes are an integral part of these statements.

U.S. ENERGY & AFFILIATES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(continued)
						Accumulated
			Additional			Total Other			Unallocated	Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Comprehensive	Treasury Stock		ESOP	Shareholders'
	Shares	Amount	Capital	Loss	Deficit	Loss	Shares	Amount	Contribution	Equity
Balance December 31, 2003	12,824,698	$128,200	$52,961,200		$(43,073,000)		966,306	$(2,765,100)	$(490,500)	$6,760,800

Funding of ESOP	70,439	700	207,800		--	--	--	--	--	208,500
Issuance of common stock
by release of forfeitable stock	23,140	200	121,700		--	--	1,000	5,700	--	127,600
Issuance of common stock
from stock warrants	125,000	1,300	249,800		--	--	--	--	--	251,100
Issuance of common stock
in stock compensation plan	50,000	500	127,900		--	--	--	--	--	128,400
Treasury stock from payment
on balance of note receivable	--	--	--		--	--	5,000	(20,500)	--	(20,500)
Issuance of common stock
to retire debt	476,833	4,700	1,068,200		--	--	--	--	--	1,072,900
Issuance of common stock
warrants to RMG investors	--	--	291,500		--	--	--	--	--	291,500
Issuance of common stock
to RMG investors	882,239	8,900	1,803,700		--	--	--	--	--	1,812,600
Issuance of common stock
to purchase property	678,888	6,800	1,976,300		--	--	--	--	--	1,983,100
Issuance of common stock
in a private placement	100,000	1,000	349,000		--	--	--	--	--	350,000

Comprehensive loss
net loss	--	--	--	$(6,248,700)	(6,248,700)	--	--	--	--	(6,248,700)
Other comprehensive loss on
hedging activity	--	--	--	(436,000)		(436,000)	--	--	--	(436,000)
Comprehensive loss				(6,684,700)
Balance December 31, 2004(2)	15,231,237	$152,300	$59,157,100		$(49,321,700)	$(436,000)	972,306	$(2,779,900)	$(490,500)	$6,281,300

(2) Total Shareholders' Equity at December 31, 2004 does not include 442,740 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding” also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Seven Months Ended	Year Ended
	Year Ended December 31,		December 31,	May 31,
	2004	2003	2002	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,248,700)	$(5,810,100)	$(3,840,100)	$(6,267,600)
Adjustments to reconcile net loss
to net cash used in operating activities:
Minority interest in loss of
consolidated subsidiaries	(397,700)	(235,100)	(54,800)	(39,500)
Amortization of deferred charge	343,400	284,700	101,900	266,500
Depreciation	1,445,200	554,200	360,100	541,500
Accretion of asset
retirement obligations	346,700	366,700	--	--
Amortization of debt discount	384,300	537,700	211,200	--
Impairment of goodwill	--	--	--	1,622,700
Noncash services	50,400	134,700	31,500	787,700
Noncash dividend	--	--	--	11,500
Provision for doubtful accounts	79,000	--	--	171,200
Recognition of deferred gain	(16,700)	--	--	--
(Gain) loss on sale of assets	(46,300)	(199,300)	342,600	(812,700)
(Gain) on sale investments	(656,300)	--	--	--
Write off of properties	--	--	21,500	--
Cumulative effect of accounting change	--	(1,615,600)	--	--
Noncash compensation	336,900	608,800	212,900	268,700
Lease holding costs	--	50,000	--	--
Net changes in assets and liabilities:
Accounts receivable	64,500	(470,300)	(755,600)	799,900
Other assets	(207,300)	1,466,000	8,700	(47,500)
Accounts payable	132,400	(827,200)	609,900	(970,100)
Accrued compensation expense	1,700	--	--	90,800
Prepaid drilling costs	--	(134,400)	(107,700)	242,100
Reclamation and other liabilities	(179,800)	(393,200)	--	--
NET CASH USED IN
OPERATING ACTIVITIES	(4,568,300)	(5,682,400)	(2,857,900)	(3,334,800)

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

			Seven Months Ended	Year Ended
	Year Ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
CASH FLOWS FROM INVESTING ACTIVITIES:
Development of proved gas properties	$(435,100)	$--	$--	$--
Development of unproved gas properties	(1,385,100)	(176,400)	(233,400)	(142,100)
Acquisition of producing gas properties	(1,198,000)	--	(650,000)	--
Acquisition of undeveloped gas properties	(3,213,000)	--	--	--
Proceeds on sale of gas interests	792,100	2,813,800	1,125,000	1,125,000
Proceeds on sale of property and equipment	49,700	1,604,400	1,566,000	752,000
Proceeds from sale investments	656,300	--	--	--
Net change in restricted investments	21,900	3,037,500	66,100	(236,800)
Purchase of property and equipment	(294,500)	(92,700)	(411,200)	(82,300)
Net change in notes receivable	11,300	8,800	--	--
Net change in investments in affiliates	(64,500)	(222,600)	104,600	406,500
NET CASH (USED IN) PROVIDED BY
BY INVESTING ACTIVITIES	(5,058,900)	6,972,800	1,567,100	1,822,300

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	601,100	1,078,900	--	2,957,400
Issuance of subsidiary stock	2,526,700	650,000	--	1,000,000
Proceeds from long term debt	7,460,400	2,600	892,800	631,700
Net activity on lines of credit	--	--	(200,000)	(650,000)
Repayments of long term debt	(1,203,400)	(678,100)	(225,300)	(547,800)
NET CASH PROVIDED BY
FINANCING ACTIVITIES	9,384,800	1,053,400	467,500	3,391,300

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	(242,300)	2,343,800	(823,300)	1,878,800

CASH AND CASH EQUIVALENTS
AT BEGINNING OF PERIOD	4,084,800	1,741,000	2,564,300	685,500

CASH AND CASH EQUIVALENTS
AT END OF PERIOD	$3,842,500	$4,084,800	$1,741,000	$2,564,300

SUPPLEMENTAL DISCLOSURES:
Income tax paid	$--	$--	$--	$--

Interest paid	$1,065,400	$799,100	$361,200	$345,300

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	(continued)
			Seven Months Ended	Year Ended
	Year Ended December 31,		December 31,	May 31,
	2004	2003	2002	2002

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial valuation of new asset
retirement obligations	$463,700	$--	$--	$--

Acquisition of assets
through issuance of stock	$1,983,100	$--	$150,000	$96,800

Issuance of stock to satisfy debt	$1,072,900	$500,000	$--	$3,568,500

Issuance of stock warrants in
conjunction with debt	$291,500	$--	$299,800	$592,900

Satisfaction of receivable - employee
with stock in company	$20,500	$20,500	$--	$79,900

Acquisition of assets
through issuance of debt	$--	$26,300	$--	$180,600

Issuance of stock warrants for services	$--	$563,400	$26,100	$--

Issuance of stock for services	$--	$582,800	$60,900	$14,400

Issuance of stock as deferred compensation	$--	$151,900	$--	$261,300

Issuance of stock for retired employees	$--	$435,200	$--	$--

Sale of assets through issuance
of a note receivable	$--	$--	$--	$442,200

Issuance of stock to retire preferred stock	$--	$--	$--	$1,840,000

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002

A.  BUSINESS ORGANIZATION AND OPERATIONS:

U.S. Energy Corp. was incorporated in the State of Wyoming on January 26, 1966. U.S. Energy Corp. and subsidiaries (the "Company" or "USE") engages in the acquisition, exploration, holding, sale and/or development of mineral and coalbed methane gas properties, the production of petroleum properties and marketing of minerals and methane gas. Principal mineral interests are in coalbed methane, uranium, gold and molybdenum. Only coalbed methane was being produced during the year ended December 31, 2004. The Company's uranium and gold properties are currently all in a shut down status. The Company holds various real and personal properties used in commercial activities. Most of the Company's activities are conducted through subsidiaries and through the joint venture discussed below and in Note D.

The Company was engaged in the maintenance of two uranium properties, one in southern Utah, and the second in Wyoming known as Sheep Mountain Partners ("SMP"). SMP has been involved in significant litigation (see Note K). Sutter Gold Mining Inc. ("SGMI"), a Canadian corporation owned 65.5% by the Company at December 31, 2004, manages the Company's interest in gold properties. The Company also owns 100% of the outstanding stock of Plateau Resources Limited ("Plateau"), which owns the nonoperating uranium mill in southeastern Utah. Currently, the mill is nonoperating. Rocky Mountain Gas, Inc. ("RMG") was formed in November 1999 to consolidate all methane gas operations of the Company. The Company owns and controls 91.1% of RMG as of December 31, 2004.

The Company's Board of Directors changed the Company's year end to December 31 effective December 31, 2002.

Management's Plan

The Company has generated significant net losses during recent years and has an accumulated deficit of $49,321,700 at December 31, 2004. The Company has a working capital deficit of $636,500 at December 31, 2004. This working capital deficit is primarily a result of debt of RMG being classified as current. See Note F. The Company used cash in its operating activities during all the periods ended December 31, 2004 reported in these financial statements. During the year ended December 31, 2003 and the fiscal year ended May 31, 2002 the Company experienced positive cash flow of $2,343,800 and $1,878,800 respectively. The Company experienced negative cash flow of $242,300 and $823,300, respectively, for the year ended December 31, 2004 and the seven months ended December 31, 2002.

After these work commitments are fully funded, the Company does not have sufficient capital available to fund its portion of the anticipated exploration and development activities on its coalbed methane properties. Additionally, the Company's known cash flows through December 31, 2004 from current operations and associated overhead are negative based on current projections. In order to improve liquidity of the Company, management intends to do the following:

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

•  Sell raw land it owns. Management intends to sell this land at its fair market value. The land is not needed for the operations of the Company now or into the future.
•  Seek additional funding through either sale of equity or joint venture partner to place SGMI and uranium properties into production or sell the properties to industry partners.
•  Raise additional capital through a private placement.
•  Reduce overhead expenses.
•  Successfully conclude the litigation with Nukem. See Note K’
•  Conclude the initial phase of the UPC Agreement on the SMP properties. See Note F
•  Conclude the sale of RMG to Enterra. See Note P. In the event that the Enterra transaction is not closed, management will pursue private placements or a public offering of RMG commons stock.

As a result of these plans, management believes that they will generate sufficient cash flows to meet its cash requirements in calendar 2005, although there is no assurance the plans will be accomplished.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements of USE and subsidiaries include the accounts of the Company, the accounts of its majority-owned or controlled subsidiaries Plateau (100%), Energx, Ltd ("Energx") (90%), Four Nines Gold, Inc. ("FNG") (50.9%), SGMI (65.5%), Crested Corp. ("Crested") (70.1%), Yellowstone Fuels Corp. ("YSFC") (35.9%), Rocky Mountain Gas ("RMG") (91.1%) and the USECC Joint Venture ("USECC"), a consolidated joint venture which is equally owned by U.S. Energy Corp. and Crested, through which the bulk of their operations are conducted.

Investments of less than 20% are accounted for by the cost method. All material intercompany profits, transactions and balances have been eliminated. Because of management control, YSFC is consolidated into the financial statements of the Company.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts which exceed federally insured limits. At December 31, 2004, the Company had approximately 77% of its cash and cash equivalents with one financial institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Investments

Based on the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), the Company accounts for its restricted investment in certain securities as held-to-maturity. Held-to-maturity securities are measured at amortized cost. If a decline in fair value of such investments is determined to be other than temporary, the investment is written down to fair value.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Accounts Receivable

The majority of the Company's accounts receivable are due from industry partners for operating expenses associated with coalbed methane gas wells for which RMG acts as operator and from sale of gas and properties on which the Company provided financing. The Company determines any required allowance by considering a number of factors including length of time trade accounts receivable are past due and the Company's previous loss history. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

As of December 31, 2003, the Company was due $863,200 from CCBM, Inc. ("CCBM"), a Delaware corporation, which is wholly-owned by Carrizo Oil & Gas, Inc., Houston Texas (NMS "CRZO"),under a non-recourse promissory note receivable, which arose as part of the sale of a portion of RMG's coalbed methane properties to CCBM. The note receivable was accounted for on a cash basis due to its non-recourse nature with principal payments received credited against natural gas properties in accordance with the full cost method of accounting. During the year ended December 31, 2004, CCBM notified the Company that it was electing to reduce its participation interest in certain properties which reduced proportionately the amount due under the note. At December 31, 2004, the note from CCBM had been paid in full.

Inventories

Inventories consist of aviation fuel and supplies used in developing oil and gas properties. Inventories are stated at lower of cost or market using the average cost method.

Properties and Equipment

Land, buildings, improvements, machinery and equipment are carried at cost. Depreciation of buildings, improvements, machinery and equipment is provided principally by the straight-line method over estimated useful lives ranging from 3 to 45 years. Following is a breakdown of the lives over which assets are depreciated.

Equipment
Office Equipment	3 to 5 years
Planes	10 years
Field Tools and Hand Equipment	5 to 7 years
Vehicles and Trucks	3 to 7 years
Heavy Equipment	7 to 10 years
Building
Service Buildings	20 years
Corporate Headquarters' Building	45 years

The Company capitalizes all costs incidental to the acquisition of mineral properties as incurred. Costs are charged to operations if the Company determines that the property is not economical. Mineral exploration costs are expensed as incurred. When it is determined that a mineral property can be economically developed as a result of establishing proved and probable reserves, costs subsequently incurred are capitalized and amortized using units of production over the estimated recoverable proved and probable reserves. Costs and expenses related to general corporate overhead are expensed as incurred.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The Company has acquired substantial mining properties and associated facilities at minimal cash cost, primarily through the assumption of reclamation and environmental liabilities. Certain of these properties are owned by various ventures in which the Company is either a partner or venturer. (See Note F).

Oil and Gas Properties
The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties subject to amortization and the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the capitalized cost of the property will be added to the costs to be amortized.

After there are proven reserves, the capitalized costs associated with those reserves are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Long-Lived Assets
The Company evaluates its long-lived assets (other than oil and gas properties which are discussed above) for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future cash flows on an undiscounted basis is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future cash flows on a discounted basis to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates may have a material effect on the Company's financial position and results of operations. An uneconomic commodity market price, if sustained for an extended period of time, or an inability to obtain financing necessary to develop mineral interests, may result in asset impairment.

Fair Value of Financial Instruments
The carrying amount of cash equivalents, receivables, other current assets, accounts payable and accrued expenses approximate fair value because of the short-term nature of those instruments. The recorded amounts for short-term and long-term debt, approximate fair market value due to the variable nature of the interest rates on the short term debt, and the fact that interest rates remain generally unchanged from issuance of the long term debt.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Revenue Recognition

Revenues from real estate operations are from the rental of office space in office buildings in Riverton, Wyoming. All these revenues are reported on a gross revenue basis and are recorded at the time the service is provided.

The Company, through its subsidiary, RMG, utilizes the entitlements method of accounting for natural gas revenues whereby revenues are recognized as the Company's share of the gas is produced and delivered to a purchaser based upon its working interest in the properties. The Company will record a receivable (payable) to the extent that it receives less (more) than its proportionate share of the gas revenues. There were no significant imbalances at December 31, 2004.

Management fees are for operating and overseeing coalbed methane production and oil production on the Fort Peck Reservation in Montana. Management fees are recorded when the service is provided.

Comprehensive Income

Unrealized gains (losses) on the hedging of gas sales are excluded from net income but are reported as comprehensive income on the consolidated statements of stockholders' equity.

Hedging Activities

The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, the Company through RMG and its subsidiary RMG I has entered into certain derivative instruments. RMG I's derivative instruments covered approximately 92% of net gas sales for the twelve months ended December 31, 2004. All derivative instruments have been entered into and designated as cash flow hedges of gas price risk and not for speculative or trading purposes. As of December 31, 2004, RMG I's derivative instruments were comprised of swaps. For swap instruments, RMG I receives (pays) a fixed price for the hedged commodity and pays (receives) a floating market price, as defined in each instrument, to the counterparty. These instruments have been designated and have qualified as cash flow hedges. Should the Company not be able to deliver the gas under hedge, it would have to acquire the gas. In the event the market price for gas exceeded the hedge price, the Company would recognize a loss.

The carrying values of these instruments are equal to the estimated fair values. The fair values of the derivative instruments were established using appropriate future cash flow valuation methodologies. The actual contribution to future results of operations will be based on the market prices at the time of settlement and may be more or less than fair value estimates used at December 31, 2004.

Net loss on hedging activities included in gas sales on the consolidated statement of operations were $254,100 during the period ended December 31, 2004. All forecasted transactions hedged as of December 31, 2004 are expected to occur by December 2005. Approximately 30,000 mmbtu per month are hedged at $4.14 per mmbtu through December 2005 and 15,000 mmbtu per month are hedged at $8.10 per mmbtu from January 1, 2005 through March 31, 2005, resulting in an estimated fair value liability of $435,900 as of December 31, 2004.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Stock Based Compensation

SFAS 123, "Accounting for Stock-Based Compensation," ("SFAS 123") defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted using the Black-Scholes pricing model and the following weighted average assumptions:

	Year Ended		Seven Months ended	Year ended
	December 31,		December 31,	May 31,
	2004	2003	2002	2002

Risk-free interest rate	4.82%	5.61%	4.4%	5.6%
Expected lives (years)	7.1	7	8.5	10
Expected volatility	50.79%	58.95%	50.38%	62.65%
Expected dividend yield	--	--	--	--

To estimate expected lives of options for this valuation, it was assumed options will be exercised at the end of their expected lives. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

	Year Ended December 31,		Seven Months ended December 31,	Year ended May 31,
	2004	2003	2002	2002
Net loss to common
shareholders as reported	$(6,248,700)	$(5,810,100)	$(3,840,100)	$(6,267,600)
Deduct: Total stock based employee expense
determined under fair
value based method	(207,100)	(652,900)	(1,410,850)	(3,079,700)
Pro forma net loss	$(6,455,800)	$(6,463,000)	$(5,250,950)	$(9,347,300)

As reported, Basic	$(.47)	$(.52)	$(.36)	$(.67)
As reported, Diluted	(.47)	(.52)	(.36)	(.67)
Pro forma, Basic	(.49)	(.58)	(.49)	(1.01)
Pro forma, Diluted	(.49)	(.58)	(.49)	(1.01)

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Weighted average shares used to calculate pro forma net loss per share were determined as described in Note B, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". This statement requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards.

SFAS 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for any tax benefits which, based on current circumstances, are not expected to be realized.

Net Loss Per Share

The Company reports net loss per share pursuant to Statement of Financial Accounting Standards No. 128 ("SFAS 128"). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock, if dilutive. Potential common shares relating to options and warrants are excluded from the computation of diluted earnings (loss) per share, because they were antidilutive, totaled 5,628,820, 3,790,370, 4,910,900 and 3,999,468 at December 31, 2004, 2003 and 2002 and May 31, 2002, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the USA requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain reclassifications have been made in the prior years financial statements in order to conform with the presentation for the current year.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB No. 123(R), Accounting for Stock-Based Compensation, which replaces FASB 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Company will be required to implement FASB 123(R) on the quarterly report for the quarter ending September 30, 2005. Under the terms of FASB 123(R) the Company will be required to expense the fair value of stock options issued to employees. The fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option. The fair value of an option estimated at the grant date is not subsequently adjusted for changes in the price of the underlying stock or its volatility, life of the option, dividends on the stock, or the risk-free interest rate.

SFAS 143 Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligation." The statement requires the Company to record the fair value of the reclamation liability on its shut down mining and gas properties as of the date that the liability is incurred. The statement further requires that the Company review the liability each quarter and determine if a change is estimate is required as well as accrete the total liability on a quarterly basis for the future liability.

The Company will also deduct any actual funds expended for reclamation during the quarter in which it occurs. As a result of the Company taking impairment allowances in prior periods on its shut down mining properties, it has no remaining book value for these properties.

The following is a reconciliation of the total liability for asset retirement obligations:

	Year ended December 31,
	2004	2003
Beginning balance	$7,264,700	$8,906,800
Impact of adoption of SFAS No. 143	--	(1,615,600)
Addition to Liability	463,700	--
Liability Settled	--	(393,200)
Accretion Expense	346,700	366,700
Ending balance	$8,075,100	$7,264,700

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The following table shows the Company's net loss and net loss per share on a pro forma basis as if the provisions of SFAS No. 143 had been applied retroactively in all periods presented.

			Seven months
			ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
NET LOSS:
Reported net loss	$(6,248,700)	$(7,075,800)	$(3,857,200)	$(6,034,400)
Cumulative effect of adoption
of SFAS No. 143	--	--	(200,000)	(333,000)
Adjusted net loss	$(6,248,700)	$(7,075,800)	$(4,057,200)	$(6,367,400)

PER SHARE OF COMMON STOCK:
Reported net loss-basic	$(0.47)	$(0.63)	$(0.36)	$(0.65)
Cumulative effect of adoption
of SFAS No. 143	--	--	(0.02)	(0.04)
Adjusted net loss-basic	$(0.47)	$(0.63)	$(0.38)	$(0.69)

Reported net loss-diluted	$(0.47)	$(0.63)	$(0.36)	$(0.65)
Cumulative effect of adoption
of SFAS No. 143	--	--	(0.02)	(0.04)
Adjusted net loss-diluted	$(0.47)	$(0.63)	$(0.38)	$(0.69)

Weighted average - basic	13,182,421	11,180,975	10,770,658	9,299,359

Weighted average - diluted	13,182,421	11,180,975	10,770,658	9,299,359

Computed on a pro-forma basis, the provisions of SFAS No. 143 would have been $7,291,200, $7,091,200 and $6,758,200 at December 31, 2002 and May 31, 2002 and 2001, respectively.

In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how the Company will classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires that the Company classify a financial instrument within its scope as a liability. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements." The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no material impact on the Company's financial position or results of operations.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

C.  RELATED-PARTY TRANSACTIONS:

There are no related party disclosures related to these financial statements

D.  USECC JOINT VENTURE:

The Company operates the Glen L. Larsen office complex; holds interests in various mineral operations; conducts oil and gas operations; and transacts all operating and payroll expenses through a joint venture with Crested, the USECC Joint Venture.

E.  RESTRICTED INVESTMENTS:

The Company's restricted investments secure various decommissioning, reclamation and holding costs. Investments are comprised of debt securities issued by the U.S. Treasury that mature at varying times from three months to one year from the original purchase date. As of December 31, 2004 and 2003, the cost of debt securities was a reasonable approximation of fair market value. These investments are classified as held-to-maturity under SFAS 115 and are measured at amortized cost.

F.  MINERAL CLAIMS TRANSACTIONS:

Phelps Dodge

During prior years, the Company and Crested conveyed interests in mining claims to AMAX Inc. (“AMAX”) in exchange for cash, royalties and other consideration. AMAX merged with Cyprus Minerals (“Cyprus Amax”) which was purchased by Phelps Dodge Mining Company (“Phelps Dodge”) in December 1999. The properties have not been placed into production as of December 31, 2004.

Amax and later Cyprus Amax paid the Company and Crested an annual advance royalty of 50,000 (25,000 lbs. to each) pounds of molybdenum (or its cash equivalent). During fiscal 2000, Phelps Dodge assumed this obligation.

Phelps Dodge filed suit against the Company and Crested on June 19, 2002 regarding these matters. On February 4, 2005, the U.S. District Court of Colorado entered Findings of Fact and Conclusions of Law in a case involving the Company, Crested and Phelps Dodge Corporation authorizing the return of the Mt. Emmons molybdenum properties and associated water treatment plant to the Company and Crested. USECC has filed a motion with the Court to amend the Order to determine that the decreed water rights be conveyed to USECC. The motion is pending. The ultimate impact of this decision on the financial statements of the Company in management’s opinion will not be measurable until such time as the final decisions are reached and the property actually transferred to the Company. (See Note K)

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Sutter Gold Mining, Inc.

Sutter Gold Mining Company (“SGMC”) was established in 1990 to conduct operations on mining leases and to produce gold from the Lincoln Project in California.

SGMC has not generated any significant revenue. All acquisition and mine development costs since inception were capitalized. SGMC put the property on a shut down status and took an impairment on the associated assets due to the decline in the spot price for gold and the lack of adequate financing in prior periods. During fiscal 2000, a visitor’s center was developed and became operational. SGMC has leased the visitor’s center to partially cover stand-by costs of the property.

On December 29, 2004, a majority of SGMC was acquired by Sutter Gold Mining Inc. ("SGMI") (formerly Globemin Resources, Inc.) of Vancouver, B.C. SGMI is traded on the TSX Venture Exchange. Approximately 90% of SGMI's common stock was exchanged for 40,190,647 shares of SGMI common stock. At December 31, 2004, the Company owned and controlled 65.5% of the common stock of SGMI.

At December 31, 2004, the spot market price for gold had attained levels that management believes will allow SGMI to produce gold from the property on an economic basis. This conclusion is based on engineering analysis completed on the property, although, economic reserve have not been delineated. Management of SGMI is therefore pursuing the equity capital market and non-affiliated investors to obtain sufficient capital to complete the development of the mine, construct a mill and place the property into production.

SMP

During fiscal 1989, USE and Crested, through USECC, entered into an agreement to sell a 50% interest in their Sheep Mountain properties to a subsidiary of Nukem Inc., CRIC. USECC and CRIC immediately contributed their 50% interests in the properties to a newly-formed partnership, SMP. The SMP Partnership was established to further develop and mine the uranium claims on Sheep Mountain, acquire uranium supply contracts and market uranium. Certain disputes arose among USECC, CRIC and its parent Nukem, Inc. over the operation of SMP. These disputes have been in litigation/arbitration for the past fourteen years. See Note K for the status of the related litigation/arbitration.

Due to the litigation and arbitration proceedings involving SMP, the Company has expensed all of its costs related to SMP and has no carrying value of its investment in SMP at December 31, 2004 OR December 31, 2003.

On December 8, 2004, the Company and Crested entered into a Purchase and Sale Agreement (the “agreement”) with Bell Coast Capital Corp. now named Uranium Power Corp. (“UPC”), a British Columbia corporation (TSX-V “UPC-V) for the sale to UPC of an undivided 50% interest in the SMP uranium properties. A summary of certain provisions in the agreement follows.

The initial purchase price for the 50% interest in the properties is $4,050,000 and 4,000,000 shares of common stock of UPC, payable by installments. All amounts are stated in US dollars.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Initial cash and equity purchase price:

October 29, 2004	$175,000	Non-refundable deposit against execution of the definitive agreement.

November 29, 2004	$175,000	Released from escrow on January 27, 2005 which was five days after TSX-V approval of the agreement.

June 29, 2005	$500,000	and 1,000,000 common shares of UPC stock subject to TSX-V regulations.

June 29, 2006	$800,000	and 750,000 common shares of UPC stock subject to TSX-V regulations.

December 29, 2006	$800,000	and 750,000 common shares of UPC stock subject to TSX-V regulations.

June 29, 2007	$800,000	and 750,000 common shares of UPC stock subject to TSX-V regulations.

December 29, 2007	$800,000	and 750,000 common shares of UPC stock subject to TSX-V regulations
Total	$4,050,000	4,000,000 common shares of UPC

Upward adjustment to initial cash purchase price:

The cash portion of the initial purchase price will be increased by $3,000,000 (in two $1,500,000 installments) after the uranium oxide price (long term indicator) is at or exceeds $30.00/lb for four consecutive weeks (the “price benchmark”). If the price benchmark is attained on or before April 29, 2006, the first installment will be due six months after price attainment (but not before April 29, 2006). If the price benchmark is attained after April 29, 2006, the first installment will be due six months after attainment. In either event, the second installment will be due six months after the first installment is due. These payment obligations will survive closing of the purchase of the 50% interest in the properties; if the installments are not timely paid, UPC will forfeit all of its 50% interest in the properties, and in the joint venture to be formed.

The Company and Crested and UPC, will each be responsible for paying 50% of (i) current and future Sheep Mountain reclamation costs in excess of $1,600,000, and (ii) all costs to maintain and hold the properties.

Closing of the agreement is required on or before December 29, 2007, with UPC’s last payment of the initial purchase price (plus, if applicable, the increase in the cash portion). At the closing, UPC will contribute its 50% interest in the properties, and the Company and Crested will contribute their aggregate 50% interest in the properties, to a joint venture, wherein UPC and the Company and Crested each will hold a 50% interest. The joint venture generally will cover uranium properties in Wyoming and other properties identified in the Company's and Crested’s uranium property data base, but excluding the Green Mountain area and Kennecott’s Sweetwater uranium mill, the Shootaring Canyon uranium mill in southeast Utah (and properties within ten miles of that mill), and properties acquired in connection with a future joint venture involving that mill.

UPC will contribute up to $10,000,000 to the joint venture (at $500,000 for each of 20 exploration projects). The Company, Crested and UPC, each will be responsible for 50% of costs on each project in excess of $500,000.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

PLATEAU RESOURCES LIMITED

During fiscal 1994, the Company entered into an agreement with Consumers Power Company to acquire all the issued and outstanding common stock of Plateau Resources Limited (“Plateau”), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets through its wholly-owned subsidiary, Canyon Homesteads, Inc., in southeastern Utah. The Company paid nominal cash consideration for the Pleateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. At December 31, 2004, Plateau has a cash security in the amount of $6.8 million to cover reclamation and annual licensing of the properties (see Note K). The Directors of the Company and Crested have agreed to divide equally the cash flows derived from operations and a portion of certain reclamation obligations.

On August 1, 2003, the Company and Crested sold interest in the Ticaboo Townsite in southern Utah as a result of Pleateau entering into a Stock Purchase Agreement to sell all the outstanding shares of Canyon Homesteads, Inc. (“Canyon”) to The Cactus Group LLC, a newly formed Colorado limited liability company. The Cactus Group purchased all of the outstanding stock of Canyon for $3,370,000. Of that amount, $349,300 was paid in cash at closing and the balance of $3,120,700 is to be paid under the terms of a promissory note, which bears interest at 7.5%.

Pursuant to the note agreement, the Company and Crested received $166,000 in payments on the note receivable and $44,000 in room credits. At December 31, 2004, the note was current. The Company and Crested are to receive $10,000 per month for the months of January through March 2005 and $24,000 per month on a monthly basis after March of 2005 until August of 2008, at which time, a balloon payment of $2.8 million is due. The note is secured with all the assets of The Cactus Group and Canyon along with personal guarantees by the six principals of The Cactus Group. As additional consideration for the sale, the Company and Crested will also receive the first $210,000 in gross proceeds from the sale of either single family or mobile home lots in Ticaboo.

The Company and Crested are currently evaluating the best utilization of Plateau’s assets. Evaluations are ongoing to determine when, or if, the mine and mill properties should be placed into production. The primary factor in these evaluations relates to uranium market prices.

ROCKY MOUNTAIN GAS, INC.

In 1999, the Company and Crested organized Rocky Mountain Gas, Inc. (“RMG”) to enter into the coalbed methane gas/natural gas business. RMG is engaged in the acquisition of coalbed methane gas properties and the future exploration, development and production of methane gas from those properties. At December 31, 2004, RMG is owned 49.3% by the Company and 39.8% by Crested. At December 31, 2004, RMG owns 237,200 gross acres and 128,700 net acres.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

CCBM

RMG sold an interest in its coalbed methane properties to CCBM. The agreement between CCBM and RMG is to finance the further development of coalbed methane acreage currently owned by RMG in Montana and Wyoming, and to acquire and develop more acreage in Wyoming and the Powder River Basin of Montana. At December 31, 2004, CCBM had completed its funding and drilling commitments. RMG assigned a 25% undivided interest in its Oyster Ridge property and a 6.25% undivided interest in its Castle Rock properties to CCBM. RMG also assigned varying interests in other properties to CCBM which were later contributed to Pinnacle Gas Resources, Inc. ("Pinnacle") see discussion below on Pinnacle.

RMG is the designated operator under a Joint Operating Agreement (“JOA”) between RMG and CCBM, which will govern all operations on the properties subject to a Purchase and Sale Agreement between RMG and CCBM, subject to pre-existing JOA’s with other entities, and operation or properties in the area of mutual interest (“AMI”). CCBM has the right to participate in other properties RMG may acquire under the area of mutual interest (“AMI”), until June 30, 2005.

PINNACLE

On June 23, 2003, a Subscription and Contribution Agreement was executed by RMG, CCBM and seven affiliates of Credit Suisse First Boston Private Equity (“CSFB Parties”). Under the Agreement, RMG and CCBM contributed certain of their respective interests, having an estimated fair value of approximately $7.5 million each, carried on RMG’s books at a cost of $957,600, comprised of (1) leases in the Clearmont, Kirby, Arvada and Bobcat CBM project areas and (2) oil and gas reserves in the Bobcat project area, to a newly formed entity, Pinnacle Gas Resources, Inc., a Delaware corporation (“Pinnacle”). In exchange for the contribution of these assets, RMG and CCBM each received 37.5% of the common stock of Pinnacle (“Pinnacle Common Stock”) as of the closing date and options to purchase Pinnacle Common Stock (“Pinnacle Stock Options”). CFSB contributed $5.0 million for 25% of the common stock of Pinnacle.

The CSFB Parties also contributed approximately $13.0 million of cash to Pinnacle in return for the Redeemable Preferred Stock of Pinnacle (“Pinnacle Preferred Stock”), and warrants to purchase Pinnacle Common Stock (“Pinnacle Warrants”). The CSFB Parties also agreed to contribute additional cash, under certain circumstances, of up to approximately $11.8 million to Pinnacle to fund future drilling, development and acquisitions. The CSFB Parties currently have greater than 50% of the voting power of the Pinnacle capital stock through their ownership of Pinnacle Common Stock and Pinnacle Preferred Stock.

At December 31, 2004 RMG and CCBM each owned 16.7% of Pinnacle and the CSFB Parties owned 66.6%.

Pinnacle is a private corporation. Only such information about Pinnacle as its board of directors elects to release is available to the public. All other information about Pinnacle is subject to confidentiality agreements between Pinnacle, RMG and the other parties to the June 2003 transaction.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

RMG I - HI-PRO

On January 30, 2004, RMG, through its wholly owned subsidiary RMG I, purchased the producing, and non-producing properties of Hi-Pro Production LLC ("Hi-Pro"), a company in the Powder River Basin of Wyoming. The terms of the purchase were as follows:

$ 776,700	cash paid by RMG I, $75,000.
$ 588,300	net revenues from November 1, 2003 to December 31, 2003, which were retained by Hi-Pro.(1)
$ 500,000	by USE's 30 day promissory note (secured by 166,667 restricted shares of USE common stock, valued at $3.00 per share.)(2)
$ 600,000	by 200,000 restricted shares of USE common stock (valued at $3.00 per share).
$ 700,000	by 233,333 restricted shares of RMG common stock (valued at $3.00 per share.)(3)
$ 3,635,000	cash, loaned to RMG I under the credit facility agreement.
$ 6,800,000
(588,300)	reverse net revenues from November 1, 2003 to December 31, 2003, which were retained by Hi-Pro
$ 6,211,700
_________________________

(1)  RMG I paid all January operating costs at closing. Net revenues from the purchased properties for January 2004 were credited to RMG I's obligations under the credit facility agreement. These net revenues were considered by the parties to be a reduction in the purchase price which RMG I otherwise would have paid at the January 30, 2004 closing.
(2) Pursuant to the terms of the promissory note, USE issued 166,667 shares as payment in full of this obligation during the first quarter of 2004.
(3) The RMG shares were convertible at Hi-Pro's sole election into restricted shares of common stock of USE. The number of USE shares to be issued were based upon (A) the number of RMG shares to be converted, multiplied by $3.00 per share, divided by (B) the average closing sale price of the shares of USE for the 10 trading days prior to notice of conversion. During the quarter ended June 30, 2004, all of these shares were converted into 312,221 shares of the Company's common stock. The Company has filed a resale registration statement with the Securities and Exchange Commission to cover public resale of these shares.

RMG I purchased these properties to continue its entry into the coalbed methane gas business and accounted for as a purchase transaction with the estimated fair value of assets and liabilities assumed in the acquisition as follows:

Estimated fair value of assets acquired
Current assets	$639,400
Oil and gas properties	6,538,300
Other property and equipment	146,700
Other long term assets	145,000
Total assets acquired	$7,469,400

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Estimated fair value of liabilities assumed
Current liabilities	$884,800
Asset retirement obligation	372,100
Total liabilities assumed	1,256,900
Net assets acquired	$6,212,500

RMG I financed $3.6 million of the cash component from a $25 million credit facility arranged by Petrobridge Investment Management, LLC (Petrobridge), a mezzanine lender headquartered in Houston, TX. The properties acquired from Hi-Pro serve as the sole collateral for the credit facility. As defined by the agreement, terms under the credit facility include the following: (1) advances under the credit facility are subject to lender's approval; (2) all revenues from oil and gas properties securing the credit facility will be paid to a lock box controlled by the lender. All disbursements for lease operating costs, revenue distributions and operating expense require approval by the lender before distributions are made; and (3) RMG I must maintain certain financial ratios and production volumes, among other requirements.

Results of operations for the year ended December 31, 2004 would not be materially affected had the purchase if Hi-Pro occurred on January 1, 2004.

At December 31, 2004, RMG I was not in compliance with five of the financial covenants under the Petrobridge agreement. The ratios and production figures that RMG I is not in compliance with are:

	Terms of Loan	Actual at 12-31-04
Total Debt to EBITDA	No greater than 2 to 1	5.7 to 1
EBITDA to interest and rents	Not less than 3 to 1	1.3 to 1
Current Ratio	Not less than 1 to 1	.3 to 1
NPV of proved developed Producing reserves to debt	Not less than 1 to 1	.9 to 1
Sales Volumes	230 mmcf per quarter	182.2 mmcf

A revocable waiver was granted through January 31, 2006 by the lender. As the wavier is conditional, the entire debt is classified by RMG as current. Management of RMG I continues to seek solutions in the production of coalbed methane gas to bring the project into compliance. Due to lower than projected sales volumes, the Hi-Pro field will remain out of compliance unless (1) higher prices are realized, (2) costs are reduced and (3) the debt is paid down. It is probable that RMG I will not be in compliance with these ratios for the next reporting period. Should the lender declare the note in default, the only asset available for recourse is the Hi-Pro property owned by RMG I.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Oil and Gas Properties and Equipment Included the Following:

	December 31,			May 31,
	2004	2003	2002	2002
Oil and gas properties:
Subject to amortization	1,773,600	1,773,600	1,773,600	1,773,600
Acquired in calendar 2004	3,785,400	--	--	--
Acquired in calendar 2003	--	--	--	--
Acquired in calendar 2002	650,000	650,000	650,000	--
	6,209,000	2,423,600	2,423,600	1,773,600
Not subject to amortization:
Acquired in calendar 2004	4,471,100	--	--	--
Acquired in calendar 2003	265,400	265,400	--	--
Acquired in calendar 2002	508,400	508,400	508,400	--
Acquired in fiscal 2002	363,900	363,900	363,900	363,900
Acquired in fiscal 2001	1,154,500	1,154,500	1,154,500	1,154,500
Acquired in fiscal 2000	4,727,200	4,727,200	4,727,200	4,727,200
Less prior year's sales	(6,315,600)	(2,500,000)	(1,250,000)	--
	5,174,900	4,519,400	5,504,000	6,245,600

Sale of gas property interests	(563,600)	(3,815,600)	(1,250,000)	(1,250,000)
	4,611,300	703,800	4,254,000	4,995,600
Total oil and gas properties	10,820,300	3,127,400	6,677,600	6,769,200
Accumulated depreciation, depletion
and amortization	(2,917,500)	(1,923,000)	(1,834,100)	(1,773,600)

Net oil and gas properties	$7,902,800	$1,204,400	$4,843,500	$4,995,600

The Company began drilling of its coalbed methane properties during 2002 and acquired producing properties in January of 2004 and June 2002.

The following sets forth costs incurred from oil and gas property acquisition and development activities:

	December 31,			May 31,
	2004	2003	2002	2002
Acquisition of properties/facilities	$6,613,900	$107,100	$936,200	$192,600
Development	1,642,600	158,300	97,200	87,400
	$8,256,500	$265,400	$1,033,400	$280,000

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The results from operations of oil and gas activities for the year ended December 31, 2004 and 2003 are as follows:

			Seven Months
			Ended
	Year ended December 31,		May 31,
	2004	2003	2002
Sales to third parties	$2,951,600	$287,400	$119,400
Production costs	(2,322,200)	(224,200)	(355,200)
Depreciation, depletion and amortization	(994,500)	(88,900)	$(65,200)
Loss from oil and gas production activities	$(365,100)	$(25,700)	$(301,000)

Depreciation, depletion and amortization was $0.98, $1.09 and $1.14 per equivalent mcf of production for the year ended December 31, 2004, 2003 and the seven months ended December 31, 2002, respectively.

G. DEBT:
As of December 31, 2004 and 2003 the company and its affiliates had current and long term liabilities associated with the comprehensive loss from hedging of coalbed methane gas, prepaid rents, leases, self funding of employee health insurance and accrued holding costs of its uranium properties in southern Utah as follows:

Current other liabilities:

	Year Ended December 31,
	2004	2003
Comprehensive loss from hedging	$436,000	$--
Prepaid rent	26,500	--
Mineral property lease	69,700	69,700
	$532,200	$69,700

Long term other liabilities:

	Year Ended December 31,
	2004	2003
Employee health insurance self funding	$297,900	$247,500
Holding cost of uranium property	1,654,400	1,911,100
	$1,952,300	$2,158,600

Lines of Credit
As of December 31, 2004, the Company had a $750,000 line of credit with a commercial bank. The line of credit bore interest at a variable rate (6.25% as of December 31, 2004). The weighted average interest rate for the year ended December 31, 2004 was 5.34%. As of December 31, 2004, there was no outstanding balance due under the line of credit. The line of credit expired on December 31, 2004 and has been renewed for 6 months to June 30, 2005. This line of credit is secured by a share of the net proceeds of fees from production of oil wells and certain assets of USECC.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Long-term Debt

The components of long-term debt as of December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
USECC installment notes - collateralized
by equipment; interest at 5.25%
to 9.0%, matures in 2005-2009	$1,192,300	$1,407,900
SGMC installment notes - collateralized
by certain properties, interest at
8.0% maturity 2009	$46,500	$62,900
PLATEAU installment note - collateralized
by equipment, interest at 8.0%	$--	$--
USE convertible note - net of discount
collateralized by equipment coalbed methane
leases and 4,000,000 shares of RMG stock
interest at 10%, maturity 2006	$3,000,000
Discount for issuance of USE warrants	(315,800)
Amortization of warrants discount	42,800
	$2,727,000	$--
USE convertible notes - net of discounts
by equipment, interest at 8.0%, maturity 2006		$1,500,000
Discount for issuance of USE warrants		(969,900)
Payment of principal		(500,000)
Amortization of warrants discount		748,900
--	$--	$779,000
RMG production related note - collateralized
by gas properties and production,
interest at 11.0%	$3,700,000
Additional borrowings	479,700
Discount for issuance of USE warrants	(80,400)
Discount for overriding royalty	(314,200)
Payment of principal	(690,900)
Amortization of warrant and royalty discount	120,600
	$3,214,800	$--
	7,180,600	2,249,800
Less current portion	(3,400,100)	(932,200)
	$3,780,500	$1,317,600

Principal requirements on long-term debt are $3,400,100, $2,873,100, $875,000, $23,400 and $9,000 for the years ended December 31, 2005 through 2009, respectively.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

On July 30, 2004, the Company entered into a credit agreement with Geddes and Company ("Geddes"), based in Phoenix, Arizona, to borrow up to $3 million (USE convertible notes above). Proceeds from the credit facility are to be used to acquire and develop gas properties, and for general corporate purposes of USE and the Company.

Collateral for the credit facility include:

(a)	the Company’s coalbed methane leases in the Castle Rockproperty (located in the Montana portion of the Powder River Basin) and;

(b)	4 million shares of RMG's common stock owned by the Company.

In 2003, Caydal converted $500,000 of debt to 211,109 shares of common stock (33,333 shares at the original $3.00 conversion price, and 177,776 shares at the restructured price of $2.25). During the calendar year ended December 31, 2004, Caydal converted the balance of its debt of $500,000 into 222,220 shares of the Company's common stock. Tsunami parties (Tsunami") also converted its $500,000 in convertible debt into 222,220 shares of the Company's common stock. The Company paid $25,600 and $44,700 in interest to Caydal and Tsunami respectively by issuing 11,447 shares of common stock to Caydal and 20,946 shares of common stock to Tsunami.

H.  INCOME TAXES:

The components of deferred taxes as of December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Deferred compensation	$1,565,700	$445,400
Net operating loss carryforwards	13,978,900	11,596,000
Non-deductible reserves and other	523,000	437,200
Tax basis in excess of book basis	994,700	106,700
Total deferred tax assets	17,062,300	12,585,300

Deferred tax liabilities:
Book basis in excess of tax basis	(1,397,900)	(486,200)
Development and exploration costs	(109,400)	(107,600)
Total deferred tax liabilities	(1,507,300)	(593,800)
	15,555,000	11,991,500
Valuation allowance	(15,555,000)	(11,991,500)
Net deferred tax liability	$--	$--

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of this deferred tax asset depends on the Company’s ability to generate sufficient taxable income in the future. Management believes it is more likely than not that the net deferred tax asset will not be realized by future operating results.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The valuation allowance increased $3,563,500 for the year ended December 31, 2004 and increased $2,042,100 for the year ended December 31, 2003, increased $649,000 for the seven months ended December 31, 2002 and decreased $2,740,300 for the year ended May 31, 2002.

The income tax provision (benefit) is different from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences are as follows:

			Seven
			months ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
Expected federal income tax	(2,133,800)	(2,405,800)	(1,305,600)	(2,131,000)
Net operating losses not previously
benefited and other	(1,429,700)	363,700	655,700	4,871,300
Valuation allowance	3,563,500	2,042,100	649,900	(2,740,300)
Income tax provision	$--	$--	$--	$--

There were no taxes currently payable as of December 31, 2004 and December 31, 2003 related to continuing operations.

At December 31, 2004, the Company had available, for federal income tax purposes, net operating loss carryforwards of approximately $12,979,300 which will expire from 2006 to 2023. The Internal Revenue Code contains provisions which limit the NOL carryforwards available which can be used in a given year when significant changes in Company ownership interests occur. In addition, the NOL amounts are subject to examination by the tax authorities.

The Internal Revenue Service has audited the Company’s and subsidiaries tax returns through the year ended May 31, 2000. The Company’s income tax liabilities are settled through fiscal 2000.

I.  SEGMENTS AND MAJOR CUSTOMERS:

The Company’s primary business activity during the year ended December 31, 2004 has been coalbed methane gas property acquisition and exploration and production (and holding shut down mining properties). The Company has no producing mines. The other reportable industry segment is commercial activities through motel, real estate and airport operations. The Company discontinued its drilling/construction segment in the third quarter of fiscal 2002. The following is information related to these industry segments:

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

	Year ended December 31, 2004
	Coalbed
	Methane
	(and holding
	costs for inactive	Real Estate
	mining properties)	Operations	Consolidated

Revenues	$3,205,700	$256,100	$3,461,800
Management fees			1,179,900
Total Revenues			$4,641,700

Operating loss	$(2,429,800)	$(39,400)	$(2,469,200)
Management fees			1,179,900
General corporate and other expenses			(5,370,100)
Other income and expenses			13,000
Minority interest in loss of subsidiaries			397,700
Loss before income taxes			$(6,248,700)

Identifiable assets at December 31, 2004	$16,285,300	$2,177,600	$18,462,900
Investments in affiliates			957,700
Corporate assets			11,283,100
Total assets at December 31, 2004			$30,703,700

Capital expenditures	$8,167,900	$3,600
Depreciation, depletion and
amortization	$1,183,500	$91,200

Identifiable assets
Net fixed assets	$9,280,900	$2,177,600
Other investments	6,852,300	--
Inventory	152,100	--
	$16,285,300	$2,177,600

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

	Year Ended December 31, 2003
	Coalbed
	Methane	Motel/
	(and holding	Real Estate/
	costs for inactive	Airport
	mining properties)	Operations	Consolidated

Revenues	$287,400	$334,300	$621,700
Management fees			215,600
Total revenues			$837,300

Operating (loss) income	$(1,487,400)	$31,400	$(1,456,000)
Management fees			215,600
General corporate and other expenses			(5,997,500)
Other income and expenses			(73,000)
Minority interest in loss of affiliates			235,100
Loss before income taxes			$(7,075,800)

Identifiable net assets at
December 31, 2003	$9,365,000	$3,030,100	$12,395,100
Investment in non-affiliated company			957,600
Corporate assets			10,577,100
Total assets at December 31, 2003			$23,929,800

Capital expenditures	$176,400	$--
Depreciation, depletion and
amortization	$217,600	$102,400

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

	Seven Months Ended December 31, 2002
	Coalbed
	Methane	Motel/
	(and holding	Real Estate/
	costs for inactive	Airport
	mining properties)	Operations	Consolidated

Revenues	$119,400	$749,100	$868,500
Management fees			159,100
Total revenues			$1,027,600

Operating (loss) Income	$(973,000)	$221,900	$(751,100)
Management fees			159,100
General corporate and other expenses			(2,915,800)
Other income and expenses			(387,100)
Discontinued operations, net of tax			--
Equity in loss of affiliates and
minority interest in subsidiaries			54,800
Loss before income taxes			$(3,840,100)

Identifiable net assets at
December 31, 2002	$16,022,800	$4,564,700	$20,587,500
Corporate assets			7,603,100
Total assets at December 31, 2002			$28,190,600

Capital expenditures	$1,033,400	$37,800
Depreciation, depletion and
amortization	$94,800	$78,200

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

	Year Ended December 31, 2002
	Coalbed
	Methane	Motel/
	(and holding	Real Estate/
	costs for inactive	Airport
	mining properties)	Operations	Consolidated

Revenues	$--	$1,795,900	$1,795,900
Management fees			208,200
Total revenues			$2,004,100

Operating loss	$(1,707,000)	$(133,000)	$(1,840,800)
Management fees			208,200
General corporate and other expenses			(5,821,600)
Other income and expenses			1,319,500
Discontinued operations, net of tax			(85,900)
Equity in loss of affiliates and
minority interest in subsidiaries			39,500
Loss before income taxes			$(6,181,100)

Identifiable net assets at
May 31, 2002	$18,138,500	$4,351,600	$22,490,100
Corporate assets			8,047,800
Total assets at May 31, 2002			$30,537,900

Capital expenditures	$151,300	$101,500
Depreciation, depletion and
amortization	$167,600	$254,300

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

J.  SHAREHOLDERS’ EQUITY:

Stock Option Plans

The Board of Directors adopted the U.S. Energy Corp. 1989 Stock Option Plan for the benefit of USE’s key employees. The Option Plan, as amended and renamed the 1998 Incentive Stock Option Plan (“1998 ISOP”), reserved 3,250,000 shares of the Company’s $.01 par value common stock for issuance under the 1998 ISOP. Options which expired without exercise were available for reissue.

During the year ended December 31, 2004 and 2003, the seven months ended December 31, 2002 and the year ended May 31, 2002 the following activity occurred under the 1998 ISOP:

			Seven months
			ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
Grants
Qualified	--	--	--	--
Non-Qualified	--	--	--	--
	--	--	--	--

Price of Grants
High	--	--	--	--
Low	--	--	--	--

Exercised
Qualified	--	77,832	71,166	243,250
Non-Qualified	--	71,453	1	55,372
	--	149,285	71,167	298,622
Total Cash Received	$--	$364,200	$170,800	$742,000

Forfeitures/Cancellations
Qualified	--	34,782	--	78,244
Non-Qualified	--	64,233	--	346,018
	--	99,015	--	424,262

In December 2001, the Board of Directors adopted (and the shareholders approved) the U.S. Energy Corp. 2001 Incentive Stock Option Plan (the "2001 ISOP") for the benefit of USE's key employees. The 2001 ISOP (amended in 2004 and approved by the shareholders) reserves for issuance shares of USE common stock equal to 20% of the USE shares of common stock issued and outstanding at any time. The 2001 ISOP has a term of 10 years.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

During the years ended December 31, 2004 and 2003, the seven months ended December 31, 2002 and the year ended May 31, 2002 the following activity occurred under the 2001 ISOP:

			Seven months
			ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
Grants
Qualified	1,272,000	--	459,996	10,000
Non-Qualified	--	--	473,004	950,000
	1,272,000	--	933,000	960,000

Price of Grants
High	$2.46	--	$2.25	$3.90
Low	$2.46	--	$2.25	$3.82

Exercised
Qualified	--	73,780	--	--
Non-Qualified	--	52,556	--	--
	--	126,336	--	--
Total Cash Received	$--	$284,300	$--	$--

Forfeitures/Cancellations
Qualified	12,000	65,108	--	--
Non-Qualified	--	252,556	50,000	--
	12,000	317,664	50,000	--

The 2001 ISOP replaces the 1998 ISOP, however, options granted under the 1998 ISOP remain exercisable until their expiration date under the terms of that Plan.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The following table represents the activity in employee options for the periods covered by the Annual Report for the year ended December 31, 2004 that are not in employee stock option plans:

			Seven months
			ended	Year ended
	Year ended December 31,		December 31,	May 31,
	2004	2003	2002	2002
Grants
Qualified	--	--	--	10,000
Non-Qualified	--	10,000	--	--
	--	10,000	--	10,000

Price of Grants
High	--	$2.90	$--	$3.82
Low	--	$2.90	$--	$3.82

Exercised
Qualified	--	--	--	--
Non-Qualified	--	--	--	--
	--	--	--	--
Total Cash Received	$--	$-	$--	$--

Forfeitures/Cancellations
Qualified	--	--	--	--
Non-Qualified	10,000	10,000	100,000	200,000
	10,000	10,000	100,000	200,000

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

A summary of the Employee Stock Option Plans activity in all plans for the year ended December 31, 2004, 2003; the seven months ended December 31, 2002 and the year ended May 31, 2002 is as follows:

					Seven months ended
	Year ended December 31,				December 31,		Year ended May 31,
	2004		2003		2002		2002
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Warrants	Price	Warrants	Price	Warrants	Price	Warrants	Price
Outstanding at beginning
of the period	907,209	$3.51	990,383	$3.37	860,152	$3.43	314,158	$3.05
Granted	868,465	2.87	224,875	4.32	145,147	2.95	572,364	3.62
Forfeited	(145,500)	2.63	(176,453)	3.67	(14,916)	--	(25,165)	2.88
Expired	--	--	--	--	--	--	--	--
Exercised	(125,000)	2.01	(131,596)	3.55	--	--	(1,205)	3.75
Outstanding at period end	1,505,174	3.35	907,209	3.51	990,383	3.36	860,152	3.43
Exercisable at period end	1,044,152	3.43	831,724	3.41	979,908	3.37	860,152	3.43

Weighted average fair
value of options
granted during
the period		$1.37		$0.68		$1.15		$1.99

The following table summarized information about employee stock options outstanding and exercisable at December 31, 2004:

Weighted
Weighted	Number of	average	Number of
Average	options	remaining	options
Exercise	outstanding at	contractual	exercisable at
Price	December 31, 2004	Life in years	December 31, 2004

$ 2.65	4,123,646	7.1	2,863,646

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Employee Stock Ownership Plan

The Board of Directors of USE adopted the U.S. Energy Corp. 1989 Employee Stock Ownership Plan ("ESOP") in 1989, for the benefit of USE employees. During the year ended December 31, 2004 the Board of Directors of USE contributed 70,439 shares to the ESOP at the price of $2.96 for a total expense of $208,500. This compares to contributions to the ESOP during the year ended December 31, 2003, the seven months ended December 31, 2002 and fiscal year ended May 31, 2002 of 76,294, 43,867 and 70,075 shares to the ESOP at prices of $3.10, $3.08 and $3.29 per share, respectively. The Company has expensed $208,500, $236,400, $135,100 and $236,900 during the years ended December 31, 2004, 2003, the seven months ended December 31, 2002 and the fiscal year ended May 31, 2002, respectively related to these contributions. As of December 31, 2004, all shares of the USE stock that have been contributed to the ESOP have been allocated. The estimated fair value of shares that are not vested is approximately $85,500. USE has loaned the ESOP $1,014,300 to purchase 125,000 shares from the Company and 38,550 shares on the open market. During the year ended May 31, 1996, 10,089 of these shares were used to fund the Company's annual funding commitment and reduce the loan to the Company by $87,300. These loans, which are secured by pledges of the stock purchased, bear interest at the rate of 10% per annum. The loans are reflected as unallocated ESOP contribution in the equity section of the accompanying Consolidated Balance Sheets.

Executive Officer Compensation

In May 1996, the Board of Directors of USE approved an annual incentive compensation arrangement ("1996 Stock Award Program") for its CEO and four other officers of the Company payable in shares of the Company's common stock. The 1996 Stock Award Program was subsequently modified to reflect the intent of the directors which was to provide incentive to the officers of the Company to remain with USE. The shares were issued annually pursuant to the recommendation of the Compensation Committee on or before January 15 of each year, beginning January 15, 1997, as long as each officer is employed by the Company. The officers received up to an aggregate total of 67,000 shares per year for the years 1997 through 2002. The shares under the plan are forfeitable until retirement, death or disability of the officer. The shares are held in trust by the Company's treasurer and are voted by the Company's non-employee directors. As of December 31, 2003, 392,536 shares had been issued to the five officers of the Company under the 1996 Stock Award Plan and 62,536 shares had been released to the estate of one of the officers. The 1996 Stock award program was closed out in the year ended December 31, 2003.

In December 2001, the Board of Directors adopted (and the shareholders approved) the 2001 Stock Award Plan to compensate five of its executive officers and the president of RMG. Under the Plan, 10,000 shares may be issued to each officer each year. 100,000 shares were issued under the Plan during the year ended December 31, 2003. As compensation for the year ended December 31, 2003 and the seven months ended December 31, 2002. During the year ended December 31, 2004 an additional 50,000 shares were issued to the officers.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Options and Warrants to Others

As of December 31, 2004, there are 1,505,174 options and warrants outstanding to purchase shares of the Company's common stock. The Company values these warrants using the Black-Scholes option pricing model and expenses that value over the life of the warrants. Activity for the periods ended December 31, 2004 for warrants is represented in the following table:

					Seven months ended
	Year ended December 31,				December 31,		Year ended May 31,
	2004		2003		2002		2002
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Warrants	Price	Warrants	Price	Warrants	Price	Warrants	Price
Outstanding at beginning
of the period	907,209	$3.51	990,383	$3.37	860,152	$3.43	314,158	$3.05
Granted	868,465	2.87	224,875	4.32	145,147	2.95	572,364	3.62
Forfeited	(145,500)	2.63	(176,453)	3.67	(14,916)	--	(25,165)	2.88
Expired	--	--	--	--	--	--	--	--
Exercised	(125,000)	2.01	(131,596)	3.55	--	--	(1,205)	3.75
Outstanding at period end	1,505,174	3.35	907,209	3.51	990,383	3.36	860,152	3.43
Exercisable at period end	1,044,152	3.43	831,724	3.41	979,908	3.37	860,152	3.43

Weighted average fair
value of options
granted during
the period		$1.37		$0.68		$1.15		$1.99

The following table summarized information about employee stock options outstanding and exercisable at December 31, 2004:

Weighted	Number of	average	Number of
Average	options	remaining	options
Exercise	outstanding at	contractual	exercisable at
Price	December 31, 2004	Life in years	December 31, 2004

$ 3.35	1,505,174	3.0	1,044,152

These options and warrants are held by persons or entities other than employees, officers and directors of the Company.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Forfeitable Shares

Certain of the shares issued to officers, directors, employees and third parties are forfeitable if certain conditions are not met. Therefore, these shares have been reflected outside of the Shareholders' Equity section in the accompanying Consolidated Balance Sheets until earned. During fiscal 1993, the Company's Board of Directors amended the stock bonus plan. As a result, the earn-out dates of certain individuals were extended until retirement. The Company recorded $216,800 of compensation expense for the year ended December 31, 2004 compared to $284,700, $178,300 for the year ended December 31, 2003, the seven months ended December 31, 2002; and $298,300 for the year ended May 31, 2002, respectively. The accompanying balance sheet at December 31, 2004 includes a deferred charge of $322,600 of which $171,000 is included in prepaid expenses. A schedule of total forfeitable shares for the Company is set forth in the following table:

Issue	Number	Issue	Total
Date	of Shares	Price	Compensation
Balance at
May 31, 2001	433,788		$2,748,600
May 31, 2002	67,000	$3.90	261,300
Balance at
May 31, 2002 and
December 31, 2002	500,788		3,009,900
March 24, 2003	43,378	$3.50	151,900
Shares earned	(78,286)	--	(435,200)
Balance at
December 31, 2003	465,880		2,726,600
Shares earned	(23,140)	--	(127,600)
Balance at
December 31, 2004	442,740		$2,599,000

K.  COMMITMENTS, CONTINGENCIES AND OTHER:

Legal Proceedings

Material proceedings pending at December 31, 2004, and developments in those proceedings from that date to the date this Annual Report is filed, are summarized below. Other proceedings which were pending during the year have been settled or otherwise finally resolved.

Sheep Mountain Partners Arbitration/Litigation

In 1991, disputes arose between USE/Crested d/b/a/ USECC, and Nukem, Inc. and its subsidiary Cycle Resource Investment Corp. ("CRIC"), concerning the formation and operation of their equally owned Sheep Mountain Partners (SMP) partnership. Arbitration proceedings were initiated by CRIC in June 1991 and in July 1991, USECC filed a lawsuit against Nukem, CRIC and others in the U.S. District Court of Colorado in Civil Action No. 91B1153. The Federal Court stayed the arbitration proceedings and discovery proceeded. In February 1994, all of the parties agreed to consensual and binding arbitration of all of their disputes over SMP before an arbitration panel (the "Panel").

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The Panel entered an Order and Award in 1996, finding generally in favor of USE and Crested on certain of their claims and imposed a constructive trust in favor of Sheep Mountain Partners on uranium contracts Nukem entered into to purchase uranium from CIS republics, and also awarded SMP damages of $31,355,070 against Nukem. Further legal proceedings ensued. On appeal, the 10th Circuit Court of Appeals ("CCA") issued an Order and Judgment affirming the U.S. District Court's Second Amended Judgment without modification. The ruling affirmed (i) the imposition of a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and the profits therefrom; and (ii) the damage award in favor of SMP against Nukem.

As a result of further proceedings, the U.S. District Court appointed a Special Master to conduct an accounting of the constructive trust. The U.S. District Court adopted the Special Master’s report in part and rejected it in part, and entered judgment on August 1, 2003 in favor of USECC and against Nukem for $20,044,183. In early 2004, the parties appealed this judgment to the CCA.

On February 24, 2005, a three judge panel of the CCA vacated the judgment of the U.S. District Court and remanded the case to the Panel for clarification of the 1996 Order and Award. In remanding this case, the CCA stated: "The arbitration award in this case is silent as to the definition of 'purchase rights' and the 'profits therefrom,' including the valuation of either. Also unstated in the award is the duration of the constructive trust and whether and what costs should be deducted when computing the value of the constructive trust. Further, the arbitration panel failed to address whether prejudgment interest should be awarded on the value of the constructive trust. As a result, the district court's valuation of the constructive trust was based upon extensive guesswork. Therefore, a remand to the arbitration panel for clarification is necessary, despite the long and tortured procedural history of this case."

The timing and ultimate outcome of this litigation is not predicted. We believe that the ultimate outcome will not have an adverse affect on our financial condition or results of operations.

Contour Development Litigation

On July 8, 1998, USE and Crested filed a lawsuit in the U.S. District Court of Colorado in Case No. 98WM1630, against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company, L.L.C. for substantial damages from the defendants for dealings in real estate owned by USE and Crested in Gunnison, Colorado. This litigation was settled in 2004 with USE and Crested receiving nominal cash and seven real estate lots in and near Gunnison. Two lots have been sold and five are for sale.

Phelps Dodge Litigation

USE and Crested were served with a lawsuit on June 19, 2002, filed in the U.S. District Court of Colorado (Case No. 02-B-0796(PAC)) by Phelps Dodge Corporation (“PD”) and its subsidiary, Mt. Emmons Mining Company (“MEMCO”), over contractual obligations in USECC’s agreement with PD’s predecessor companies, concerning mining properties on Mt. Emmons, near Crested Butte, Colorado.

The litigation relates to agreements from 1974 when USE and Crested leased the mining claims to AMAX Inc., PD’s predecessor company. The mining claims cover one of the world’s largest and richest deposits of molybdenum, which was discovered by AMAX.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The June 19, 2002 complaint filed by PD and MEMCO sought a determination that PD’s acquisition of Cyprus Amax was not a sale. Under a 1986 agreement between USECC and AMAX, if AMAX sold MEMCO or its interest in the mining properties, USE and Crested would receive 15% (7.5% each) of the first $25 million of the purchase price ($3.75 million). In 1991, Cyprus Minerals Company acquired AMAX to form Cyprus Amax Mineral Co. USECC’s counter and cross-claims alleged that in 1999, PD formed a wholly-owned subsidiary CAV Corporation, for the purpose of purchasing the controlling interest in Cyprus Amax and its subsidiaries (including MEMCO) and making Cyprus Amax a subsidiary of PD. Therefore, USECC asserted that the acquisition of Cyprus Amax by PD was a sale of MEMCO and the properties that triggered the obligation of Cyprus Amax to pay USECC the $3.75 million plus interest.

The other issues in the litigation were whether USECC must, under terms of a 1987 Royalty Deed, accept PD's and MEMCO's conveyance of the Mt. Emmons properties back to USECC, which properties now include a plant to treat mine water, costing in excess of $1 million a year to operate in compliance with State of Colorado regulations. PD's and MEMCO's claim sought to obligate USECC to assume the operating costs of the water treatment plant. USECC asserted counterclaims against the defendants, including a claim for nonpayment of advance royalties.

On July 28, 2004, the Court entered an Order granting certain of PD's motions and denying USECC's counterclaims and cross-claims. The case was tried in late 2004.

On February 4, 2005, the Court entered Findings and Fact and Conclusions of Law and ordered that the conveyance of the Mt. Emmons properties under Paragraph 8 of the 1987 Agreement includes the transfer of ownership and operational responsibility for the Water Treatment Plant, and that PD does not owe USECC any advanced royalty payments. However, the Order did not address the NPDES permit. NPDES permits are administered and regulated by the Colorado Department of Public Health and the Environment (“CDPHE”). The timing and scope of responsibilities for maintaining and operating the plant will be addressed by the CDPHE later in 2005.

USECC has filed a motion with the Court to amend the Order to determine that the decreed water rights from the Colorado Supreme Court opinion (decided in 2002, finding that the predecessor owners of the Mt. Emmons property had rights to water to develop a mine), and any other appurtenant water rights, be conveyed to USECC. The motion is pending.

Rocky Mountain Gas, Inc. (RMG)

Litigation involving leases on coalbed methane properties in Montana

In April 2001, RMG was served with a Second Amended Complaint, in which the Northern Plains Resource Council ("NPRC") had filed suit in the U. S. District Court of Montana, Billings Division (No. CV-01-96-BLG-RWA) against the United States Bureau of Land Management (“BLM”), RMG, certain of its affiliates (including USE and Crested) and some 20 other defendants. The plaintiff was seeking to cancel oil and gas leases issued to RMG et. al. by the BLM in the Powder River Basin of Montana and for other relief.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

In December 2003, Federal District Court Judge Anderson granted BLM’s and the other defendants Motion for Summary Judgment and ruled that BLM did not have to consider environmental impacts in an Environmental Impact Statement (“EIS”) prior to leasing because the 1994 Resource Management Plan (“RMP”) limited lease right to exploration and small scale development. On August 30, 2004, the Ninth Circuit Court of Appeals affirmed the District Court decision and held that the six-year statue of limitations precluded challenging the 1994 RMP and EIS. On February 10, 2005, NRPC's petition for rehearing or in the alternative petition for en banc was denied by the Ninth Circuit Court of Appeals.

All of RMG's BLM Montana leases are held by RMG and are at least four years old. There is no record of any objections being made to the issue of those leases. We believe RMG’s leases were validly issued in compliance with BLM procedures, and do not believe the plaintiff’s lawsuit will adversely affect any of RMG’s BLM leases in Montana.

Lawsuits challenging BLM's Records of Decisions

There is a lawsuit currently pending in the Montana Federal District Court challenging BLM's Records of Decisions for the Powder River Basin Oil and Gas EIS for the Wyoming portion of the basin, and the Statewide Oil and Gas EIS and Proposed Amendment for the Powder River and Billings Resource Management Plans in Montana.

In April 2003 NPRC and the Northern Cheyenne Tribe and Native Action (the “Tribe”) filed a suit against BLM challenging the April 2003 decision by BLM approving the Final Statewide Oil and Gas Environmental Impact Statement (FEIS) and proposed amendments to the RMP. On February 25, 2005 Federal District Court Judge Anderson dismissed all counts with the exception of the allegation that the FEIS is inadequate because it failed to consider any alternatives to full-field development and ruled that BLM’s failure to analyze a phased development alternative renders the FEIS inadequate. BLM will now be required to perform a Supplemental EIS (“SEIS”) examining a phased development alternative, which could take 18 months to complete.

On April 5, 2005 Federal District Court Judge Anderson rejected the Tribe’s request for a complete moratorium on CBM drilling in Montana and instead accepted BLM’s proposal that limited the number of Federal APDs issued by BLM to maximum of 500 wells per year, including federal, state and fee wells within a certain defined geographic area. The decision will prohibit BLM from issuing Federal wells in RMG’s Castle Rock property until the SEIS is completed, because it is not located with the defined geographic area. However, the decision does not limit the number of fee and state wells that can be approved in the Castle Rock property by the State of Montana. RMG will request BLM to extend the expiration date of the Federal leases for the period of the delay.

Neither the Company nor RMG is a party to this lawsuit. However, further permitting for federal CBM wells in Montana could be impacted until the issues have been resolved.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Litigation involving drilling
A drilling company, Eagle Energy Services, LLC filed a lawsuit against RMG for drilling services claiming $49,309.50 for non-payment in Civil Action No. C02-9-341. Eagle Energy’s bank, Community First National Bank of Sheridan, Wyoming, filed a similar suit for the same amount on an assignment from Eagle Energy against RMG in Civil Action No. CO2-9-328 in the 4th Judicial District of Sheridan County, Wyoming. In February 2005 RMG and Community First reached a full and complete settlement of Civil Action No. C02-9-328 and a Joint Motion to Dismiss with Prejudice is currently pending with the Court. RMG has also requested Eagle Energy to join in a Motion to Dismiss in Civil Action No. C02-9-341 because the claim was settled as noted above. Management believes that the ultimate outcome of the matters will not have a material effect on the Company’s financial condition or result of operations.

Reclamation and Environmental Liabilities

Most of the Company's exploration activities are subject to federal and state regulations that require the Company to protect the environment. The Company conducts its operations in accordance with these regulations. The Company's current estimates of its reclamation obligations and its current level of expenditures to perform ongoing reclamation may change in the future. At the present time, however, the Company cannot predict the outcome of future regulation or impact on costs. Nonetheless, the Company has recorded its best estimate of future reclamation and closure costs based on currently available facts, technology and enacted laws and regulations. Certain regulatory agencies, such as the Nuclear Regulatory Commission ("NRC"), the Bureau of Land Management ("BLM") and the Wyoming Department of Environmental Quality ("WDEQ") review the Company's reclamation, environmental and decommissioning liabilities, and the Company believes the recorded amounts are consistent with those reviews and related bonding requirements. To the extent that planned production on its properties is delayed, interrupted or discontinued because of regulation or the economics of the properties, the future earnings of the Company would be adversely affected. The Company believes it has accrued all necessary reclamation costs and there are no additional contingent losses or unasserted claims to be disclosed or recorded.

The majority of the Company's environmental obligations relate to former mining properties acquired by the Company. Since the Company currently does not have any properties in production, the Company's policy of providing for future reclamation and mine closure costs on a unit-of-production basis has not resulted in any significant annual expenditures or costs. For the obligations recorded on acquired properties, including site-restoration, closure and monitoring costs, actual expenditures for reclamation will occur over several years, and since these properties are all considered future production properties, those expenditures, particularly the closure costs, may not be incurred for many years. The Company also does not believe that any significant capital expenditures to monitor or reduce hazardous substances or other environmental impacts are currently required. As a result, the near term reclamation obligations are not expected to have a significant impact on the Company's liquidity.

As of December 31, 2004, estimated reclamation obligations related to the above mentioned mining properties total $8,075,100. The Company currently has three mineral properties or investments that account for most of their environmental obligations, SMP, Plateau and SGMI. The environmental obligations and the nature and extent of cost sharing arrangements with other potentially responsible parties, as well as any uncertainties with respect to joint and several liability of each are discussed in the following paragraphs:

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

SMP

The Company is responsible for the reclamation obligations, environmental liabilities and liabilities for injuries to employees in mining operations with respect to the Sheep Mountain properties. The reclamation obligations, which are established by regulatory authorities, were reviewed by the Company and the regulatory authorities and they jointly determined that the reclamation liability was $2,339,800. The Company is self bonded for this obligation by mortgaging certain of their real estate assets, including the Glen L. Larsen building, and by posting cash bonds.

Sutter Gold Mining Inc.

SGMI's mineral properties are currently on shut down status and have never been in production. There has been minimal surface disturbance on the Sutter properties. Reclamation obligations consist of closing the mine entry and removal of a mine shop. The reclamation obligation to close the property has been set by the State of California at $28,200 which is covered by a cash reclamation bond. This amount was recorded by SGMC as a reclamation liability as of December 31, 2004.

Plateau Resources Limited

The environmental and reclamation obligations acquired with the acquisition of Plateau include obligations relating to the Shootaring Mill. As of December 31, 2004, the reclamation liability on the Plateau properties was $5.2 million. Plateau held a cash deposit for reclamation in the amount of $6.8 million.

Executive Compensation

The Company is committed to pay the surviving spouse or dependant children of certain of their officers one years' salary and an amount to be determined by the Boards of Directors, for a period of up to five years thereafter. This commitment applies only in the event of the death or total disability of those officers who are full-time employees of the Company at the time of total disability or death. Certain officers and employees have employment agreements with the Company. The maximum compensation due under these agreements for the officers covered by the agreement for the first year after their deaths, should they die in the same year, is $311,400 at December 31, 2004.

Operating Leases

The Company is the lessor of portions of the office buildings and building improvements that it owns. The Company occupies the majority of the main office building. The leases are accounted for as operating leases and provide for minimum monthly receipts of $16,400 through December, 2006. All of the Company's leases are for two years or less.

The total costs of the office buildings and building improvements totaled $4,218,200 as of December 31, 2004 and 2003 and accumulated depreciation amounted to $2,374,400 and $2,283,200 as of December 31, 2004 and 2003, respectively. Rental income under the agreements was $245,000, $256,500, $187,000 and $375,900, for the years ended December 31, 2004 and 2003, the seven months ended December 31, 2002 and the fiscal year ended May 31, 2002.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

Future minimum receipts for noncancellable operating leases are as follows:

Years Ending
December 31,	Amount
2005	$ 196,300
2006	$ 199,300

The Company, through RMG, has a lease commitment until January 30, 2006 in the amount of $1,300 per month on its field office. This lease can be cancelled upon 90 day notice by either party to the lease. RMG also has a lease for a compressor through December 2005. The monthly payment under this lease is approximately $17,400 per month. The total lease expense for these and another compressor lease that expired during the year was $440,000 and $41,300 for the years ended December 31, 2004 and 2003, respectively. Future commitments are as follows:

2005	$ 224,400
2006	$ 1,300

It is anticipated that the lease obligations for the year ended December 31, 2005 will remain consistent with those experienced during the year ended December 31, 2004 unless additional operation fields are required.

L. DISCONTINUED OPERATIONS.

During the third quarter of the fiscal year ended May 31, 2002, the Company made the decision to discontinue its drilling/construction segment. The assets associated with this business segment were sold and or converted for use elsewhere in the Company. The financial statements for the fiscal year ended May 31, 2001 have been revised to present the effect of discontinued operations. There is no material income or loss from discontinued operations from the measurement date to December 31, 2004.

During the third quarter of the year ended December 31, 2003, the Company sold its motel and retail operations in southern Utah. The financial statements for all of the periods presented have been revised to present these operations as discontinued.

M. SUPPLEMENTAL NATURAL GAS RESERVE INFORMATION (UNAUDITED):

The following estimates of proved gas reserves, both developed and undeveloped, represent interests owned by the Company located solely within the United States. Proved reserves represent estimated quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The Company began natural gas production in June, 2002. Disclosures of gas reserves which follow are based on estimates prepared by independent engineering consultants as of December 31, 2004. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable or possible reserves. The information provided does not represent Management's estimate of the Company's expected future cash flows or value of proved oil and gas reserves.

RMG's sales volumes of gas produced, average sales prices received for gas sold, and average production costs for those sales for the years ended December 31, 2004 and 2003 and for the seven months ended December 31, 2002 are as follows:

			Seven months
	Year ended		ended
	December 31,		December 31,
	2004	2003	2002

Sales volumes (mcf)	728,051	81,516	64,315
Average sales price per mcf	$4.05	$3.71	$1.86
Average cost (per mcf)	$3.19	$1.91	$1.91

Changes in estimated reserve quantities

The net interest in estimated quantities of proved developed and undeveloped reserves of crude oil and natural gas and changes in such quantities and discounted future net cash flow were as follows:

	(Unaudited) - Unescalated

	MCF
	Cubic Feet
			Seven Months
	Year Ended	Year Ended	Ended
	December 31, 2004	December 31, 2003	December31, 2002
Proved developed and
Undeveloped reserves:
Beginning of year	--	585,603	--
Revision of previous estimates	(51,862)	--	--
Purchase of minerals in place	3,404,693	--	649,918
Exchange of reserves in place (1)	--	(504,087)	--
Extensions & Discoveries	817,459	--	--
Production	(1,114,349)	(81,516)	(64,315)
End of year	3,055,941	--	585,603

Proved developed producing	1,651,666	--	489,684
Proved developed non-producing	889,051	--	--
Proved undeveloped	515,224	--	95,919
Total proved reserves	3,055,941	--	585,603

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The standardized measure has been prepared assuming year end sales prices adjusted for fixed and determinable contractual price changes, current costs. No provision has been made for income taxes due to available operating loss carry forwards. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

Standardized measure of discounted future net cash flows from estimated production of proved gas reserved:

			Seven Months
	Year Ended	Year Ended	Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Future Cash Inflows	$13,125,200	--	$1,756,809
Future Production and development costs	(5,208,800)	--	(705,505)
Future Net Cash Flows	7,916,400	--	1,051,304
Discount Factor	(1,401,800)	--	(162,876)
Standardized measure of discounted future net cash flows	$6,514,600	--	$888,428

Changes in standard measure of discounted future net cash flows from proved gas reserves:

			Seven Months
	Year Ended	Year Ended	Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Standardized measure - beginning of year	$--	$888,428	$--
Sale & Transfer, net of production cost	(629,400)	(63,200)	235,800
Net change in sales & transfer price, net of production cost	(58,200)	--	--
Extensions, discoveries and improved recovery, net of future production and development cost	2,671,800	--	--
Exchange or reserves in place (1)	--	(825,228)	--
Revision of quantity estimate	(110,500)	--	--
Purchase of reserve in place	7,056,400	--	652,628
Change in production rate & other	(2,415,500)	--	--
Standardized measure - end of period	$6,514,600	$--	$888,428

(1) During June 2003, RMG contributed proved and unproved properties in exchange for a 37.5% interest in Pinnacle. At December 31, 2004, RMG owned 16.7% of Pinnacle.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

N. TRANSITION PERIOD COMPARATIVE DATA

The following table presents certain financial information for the seven months ended December 31, 2002 and 2001, respectively:

	Seven Months Ended
	December 31,
	2002	2001
	(Unaudited)
Revenues	$673,000	$545,900

Costs and expenses	(4,197,900)	(4,460,800)
Operating loss	(3,524,900)	(3,914,900)

Other income and expenses	(387,100)	1,005,000
Loss before minority interest	(3,912,000)	(2,909,900)

Minority interest in loss of subsidiaries	54,800	24,500
Loss before income taxes	(3,857,200)	(2,885,400)

Provision for income taxes	--	--
Net loss from continuing operations	(3,857,200)	(2,885,400)

Discontinued operations, net of tax	17,100	175,000
Net loss	(3,840,100)	(2,710,400)

Preferred stock dividends	--	(75,000)
Net loss available to common stock shareholders	$(3,840,100)	$(2,785,400)

PER SHARE DATA:
Revenues	$0.06	$0.07

Operating loss	(0.33)	(0.47)

Loss from continuing operations	(0.36)	(0.35)

Net loss	(0.36)	(0.33)

Preferred Stock dividends	--	(0.01)
Net loss available to common stock shareholders	$(0.36)	$(0.34)

Weighted average common shares outstanding
Basic	10,770,658	8,386,672

Diluted	10,770,658	8,386,672

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

O. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31
	2004	2004	2004	2004

Operating revenues	$1,140,500	$1,266,300	$1,367,400	$867,500

Operating loss	$(1,624,500)	$(1,421,200)	$(1,742,400)	$(1,871,300)

Loss from continuing operations	$(1,238,400)	$(1,626,100)	$(1,609,200)	$(1,775,000)

Discontinued operations, net of tax	$--	$--	$--	$--

Net loss	$(1,260,300)	$(1,604,200)	$(1,609,200)	$(1,775,000)

Loss per share, basic
Continuing operations	$(0.09)	$(0.12)	$(0.13)	$(0.14)
Discontinued operations	$--	$--	$--	$--
	$(0.09)	$(0.12)	$(0.13)	$(0.14)

Basic weighted average shares outstanding	14,468,336	13,490,917	12,873,194	12,319,657

Loss per share, diluted
Continuing operations	$(0.09)	$(0.12)	$(0.13)	$(0.14)
Discontinued operations	$--	$--	$--	$--
	$(0.09)	$(0.12)	$(0.13)	$(0.14)

Diluted weighted average shares outstanding	14,468,336	13,490,917	12,873,194	12,319,657

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

	Three Months Ended
	December 31,	September 30,	June 30	March 31
	2003	2003	2003	2003

Operating revenues	$109,000	$119,300	$241,300	$367,700

Operating loss	$(1,664,800)	$(1,988,400)	$(2,418,800)	$(1,165,900)

Loss earnings from continuing operations	$(1,780,800)	$(1,893,000)	$(2,214,100)	$(1,187,900)

Discontinued operations, net of tax	$(124,800)	$(88,700)	$(17,400)	$(119,000)

Net earnings (loss)	$(1,905,600)	$(1,981,700)	$(2,231,500)	$308,700

Earnings per Share, basic
Continuing operations	$(0.16)	$(0.17)	$(0.20)	$(0.11)
Discontinued operations	$(0.01)	$(0.01)	$--	$(0.01)
Cumulative effect of accounting change	$--	$--	$--	$0.15
	$(0.17)	$(0.18)	$(0.20)	$0.03

Basic weighted average shares outstanding	11,383,576	11,127,796	10,916,971	10,881,394

Earnings per Share, diluted
Continuing operations	$(0.34)	$(0.17)	$(0.20)	$(0.10)
Discontinued operations	$(0.02)	$(0.01)	$--	$(0.01)
Cumulative effect of accounting change	$--	$--	$--	$0.14
	$(0.36)	$(0.18)	$(0.20)	$0.03

Diluted weighted average shares outstanding	11,383,576	11,127,796	10,916,971	11,385,593

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

P. SUBSEQUENT EVENT

HPC Capital Management

On February 9, 2005, U.S. Energy Corp. (the “company”) entered into, and closed, a securities purchase agreement with seven accredited investors for the issuance of $4,720,000 in face amount of debentures maturing February 4, 2008, and three year warrants to purchase common stock of the company. The face amount of the debentures includes simple annual interest at 6%; the investors paid $4,000,000 for the debentures. A commission of 7% on the $4,000,000 was paid by the company to HPC Capital Management (a registered broker-dealer) in connection with the transaction, and the company paid $20,000 of the investors’ counsel’s legal fees, resulting in net proceeds to the company of $3,700,000. Net proceeds will be used by the company for general working capital.

The debentures are unsecured; the face amount of the debentures are payable every six months from February 4, 2005, in five installments of 20%, in cash or in restricted common stock of the company. If the company gives notice that it intends to make the payment in cash, the investors have the right to take the payment in stock, at the lower of $2.43 per share (the “set price”) or 90% of the volume weighted average price of the company’s stock for the 90 trading days prior to the company’s notice that the six month payment is intended to be paid by the company in cash (the “VWAP price”). The set price equals 90% of the volume weighted average price of the company’s stock over the 90 trading days prior to February 4, 2005.

At any time, the debentures are convertible to restricted common stock of the company at the set price.

At any time, the company has the right to redeem some or all of the debentures in cash or stock, in amount equal to 120% of the face amount of the debentures until February 4, 2006; 115% from February 5, 2006 to February 4, 2007; and 110% from February 5, 2007 until maturity. Payment in stock would be at the set price.

If at any time the company’s stock trades at more than 150% of the set price for 20 consecutive trading days, the company may convert the balance of the face amount of the debentures to stock at 150% of the set price.

In the event of default, the investors may require payment (i) in cash equal to 130% of the then outstanding face amount; or (ii) in stock equal to 100% of face amount, with the stock priced at the set price, or (iii) in stock equal to 130% of the face amount, with the stock priced at 100% of the volume weighted average price of the company’s stock for the 90 trading days prior to default.

The company issued warrants to the investors, expiring February 4, 2008, to purchase 971,193 shares of restricted common stock, at $3.63 per share (equal to 110% of the closing price for the company’s stock on February 4, 2005). The number of shares underlying the warrants equals 50% of the shares issuable on full conversion of the debentures at the set price (as if the debentures were so converted on February 4, 2005).

Warrants to purchase 100,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

If in any period of 20 consecutive trading days the company’s stock price exceeds 200% of the warrants’ exercise price, on each of the trading days, all of the warrants shall expire on the 30th day after the company sends a call notice to the warrantholders.

The company has agreed to file with the Securities and Exchange Commission a registration statement to cover the future sale by the investors of the shares issuable in payment and/or conversion of the debentures, and the shares issuable on exercise of the warrants. The registration statement also will cover the future sale by HCP Capital Management of the shares issuable on exercise of the warrants issued to HCP in connection with the transaction.

Enterra

As of April 11, 2005, the company and its subsidiary Rocky Mountain Gas, Inc. (“RMG”) has entered into a binding agreement with Enterra Energy Trust (“Enterra”) for the acquisition of RMG by Enterra in consideration of $20,000,000, payable pro rata to the RMG shareholders in the amounts of $6,000,000 in cash and $14,000,000 in exchangeable shares of one of the subsidiary companies of Enterra. The shares will be exchangeable for units of Enterra twelve months after closing of the transaction. The Enterra units are traded on the Toronto Stock Exchange and on Nasdaq; the exchangeable shares will not be traded. RMG will be acquired with approximately $3,500,000 of debt owed to its mezzanine lenders.

Closing of the transaction is subject to approval of the RMG shareholders; U.S. Energy Corp. and Crested Corp., the principal shareholders of RMG, have agreed to vote in favor of the acquisition. Closing is further subject to completion of due diligence by Enterra, and to obtaining regulatory and stock exchange approvals.

RMG’s minority equity ownership of Pinnacle Gas Resources, Inc. will not be included in the transaction with Enterra, which has resulted in a decrease in the consideration to be paid by Enterra from the previously-announced $30,000,000, to the $20,000,000 in the definitive agreement signed as of April 11, 2005. However, Enterra will be entitled to be paid up to (but not more than) $2,000,000 if proceeds from a future disposition of the minority equity interest in Pinnacle exceed $10,000,000.

Uranium Power Corp.

As of April 11, 2005, the company and Crested (as the USECC Joint Venture) signed a Mining Venture Agreement with UPC to establish a joint venture, with a term of 30 years, to explore, develop and mine the properties being purchased by UPC under the Purchase and Sale Agreement, and acquire, explore and develop additional uranium properties. The joint venture generally covers uranium properties in Wyoming and other properties identified in the USECC Joint Venture uranium property data base, but excluding the Green Mountain area and Kennecott’s Sweetwater uranium mill, the Shootaring Canyon uranium mill in southeast Utah (and properties within ten miles of that mill), and properties acquired in connection with a future joint venture involving that mill.

U.S. ENERGY CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002 AND MAY 31, 2002
(Continued)

The initial participating interests in the joint venture (profits, losses and capital calls) are 50% for the USECC Joint Venture and 50% for UPC, based on their contributions of the Sheep Mountain properties. Operations will be funded by cash capital contributions of the parties; failure by a party to fund a capital call may result in a reduction or the elimination of its participating interest. In addition, a failure by UPC to pay for its 50% interest in the Sheep Mountain properties may result in a reduction or the elimination of UPC’s participating interest. A budget of $567,842 for the seven months ending December 31, 2005 has been approved, relating to reclamation work at the Sheep Mountain properties, exploration drilling, geological and engineering work, and other costs. A substantial portion of this work will be performed by (and be paid to) USECC Joint Venture as manager.

The manager of the joint venture is the USECC Joint Venture; the manager will implement the decisions of the management committee and operate the business of the joint venture. UPC and the USECC Joint Venture each have two representatives on the four person management committee, subject to change if the participating interests of the parties are adjusted. The manager is entitled to a management fee from the joint venture equal to a minimum of 10% of the manager’s costs to provide services and materials to the joint venture (excluding capital costs) for field work and personnel, office overhead and general and administrative expenses, and 2% of capital costs. The manager may be replaced if its participating interest becomes less than 50%.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM ON SCHEDULE

To U.S. Energy Corp:

In connection with our audit of the consolidated financial statements of U.S. Energy Corp. and subsidiaries referred to in our report dated February 27, 2004, which is included in the Company's annual report on Form 10-K, we have also audited Schedule II for the year ended December 31, 2003, the seven months ended December 31, 2002 and the year ended May 31, 2002. In our opinion, this schedule presents fairly, in all material respects, the information to be set forth therein.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 27, 2004

U.S. ENERGY CORP.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

	Balance	Additions
	beginning	charged to	Deductions	Balance end
	of period	expenses	and Other	of period

May 31, 2002	$27,800	--	--	$27,800

December 31, 2002	$27,800	--	--	$27,800

December 31, 2003	$27,800	--	--	$27,800

December 31, 2004	$111,300	--	--	$111,300

U.S. ENERGY CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash and cash equivalents	$4,703,000	$3,842,500
Marketable securities	6,215,500	--
Accounts receivable
Trade, net of allowance of $111,300	150,900	797,500
Affiliates	28,100	13,500
Other	50,600	52,700
Current portion of long-term notes receivable, net	35,500	49,500
Prepaid expenses	263,400	489,700
Inventories	27,600	176,100
Total current assets	11,474,600	5,421,500

INVESTMENTS:
Non-affiliated companies	14,129,800	957,700
Restricted investments	6,838,000	6,852,300
Total investments	20,967,800	7,810,000

PROPERTIES AND EQUIPMENT:	13,410,600	22,088,600
Less accumulated depreciation,
depletion and amortization	(7,441,700)	(8,322,000)
Net properties and equipment	5,968,900	13,766,600

OTHER ASSETS:
Notes receivable trade	2,979,300	2,971,800
Deposits and other	478,200	733,800
Total other assets	3,457,500	3,705,600
Total assets	$41,868,800	$30,703,700

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY

	June 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)
CURRENT LIABILITIES:
Accounts payable	$217,400	$1,751,300
Income taxes payable	235,000	--
Accrued compensation expense	296,100	181,700
Asset retirement obligation	192,700	192,700
Current portion of long-term debt	144,200	3,400,100
Deferred gain on sale of RMG	1,178,600	--
Other current liabilities	724,200	532,200
Total current liabilities	2,988,200	6,058,000

LONG-TERM DEBT	3,230,700	3,780,600

ASSET RETIREMENT OBLIGATIONS	7,602,100	7,882,400

OTHER ACCRUED LIABILITIES	1,902,300	1,952,300

DEFERRED GAIN ON SALE OF ASSET	1,279,000	1,279,000

MINORITY INTERESTS	825,100	871,100

COMMITMENTS AND CONTINGENCIES

FORFEITABLE COMMON STOCK, $.01 par value
442,740 shares issued, forfeitable until earned	2,599,000	2,599,000

PREFERRED STOCK,
$.01 par value; 100,000 shares authorized
No shares issued or outstanding	--	--

SHAREHOLDERS' EQUITY:
Common stock, $.01 par value;
unlimited shares authorized; 17,908,466
and 15,231,237 shares issued net of
treasury stock, respectively	179,100	152,300
Additional paid-in capital	63,001,000	59,157,100
Accumulated deficit	(39,696,200)	(49,321,700)
Treasury stock at cost,
977,306 and 972,306 shares respectively	(2,800,400)	(2,779,900)
Accumulated comprehensive loss	--	(436,000)
Unrealized gain on securities	1,249,400	--
Unallocated ESOP contribution	(490,500)	(490,500)
Total shareholders' equity	21,442,400	6,281,300
Total liabilities and shareholders' equity	$41,868,800	$30,703,700

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
OPERATING REVENUES:
Real estate operations	$72,100	$57,400	$157,200	$108,600
Management fees	111,400	84,200	367,700	170,200
	183,500	141,600	524,900	278,800

OPERATING COSTS AND EXPENSES:
Real estate operations	67,300	60,300	135,400	137,800
Gas operations	--	--	--	--
Mineral holding costs	377,000	447,000	669,900	836,200
General and administrative	2,160,100	958,900	3,324,500	2,067,500
	2,604,400	1,466,200	4,129,800	3,041,500

OPERATING LOSS	(2,420,900)	(1,324,600)	(3,604,900)	(2,762,700)

OTHER INCOME & EXPENSES:
Gain on sales of assets	--	31,800	9,500	31,800
Gain on sale of investment	51,200	379,200	117,700	658,400
Interest income	135,500	97,100	190,400	139,600
Interest expense	(1,815,700)	(49,400)	(1,991,500)	(235,500)
	(1,629,000)	458,700	(1,673,900)	594,300

LOSS BEFORE MINORITY INTEREST,
DISCONTINUED OPERATIONS, AND
PROVISION FOR INCOME TAXES	(4,049,900)	(865,900)	(5,278,800)	(2,168,400)

MINORITY INTEREST IN LOSS OF
CONSOLIDATED SUBSIDIARIES	307,600	2,700	361,400	6,000

LOSS BEFORE DISCONTINUED
OPERATIONS AND PROVISION
FOR INCOME TAXES	(3,742,300)	(863,200)	(4,917,400)	(2,162,400)

DISCONTINUED OPERATIONS(net of taxes)
Gain on sale of discontinued segment	14,543,000	--	14,543,000	--
Loss from discontinued operations	--	(746,000)	(326,100)	(1,221,800)
	14,543,000	(746,000)	14,216,900	(1,221,800)

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(continued)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

GAIN (LOSS) BEFORE PROVISION FOR
INCOME TAXES	$10,800,700	$(1,609,200)	$9,299,500	$(3,384,200)

PROVISION FOR INCOME TAXES	--	--	--	--

NET GAIN (LOSS)	$10,800,700	$(1,609,200)	$9,299,500	$(3,384,200)

NET GAIN (LOSS) PER SHARE BASIC	$0.68	$(0.13)	$0.62	$(0.27)

NET GAIN (LOSS) PER SHARE DILUTED	$0.70	$(0.13)	$0.61	$(0.27)

BASIC WEIGHTED AVERAGE
SHARES OUTSTANDING	15,795,706	12,596,426	14,896,431	12,319,657

DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING	15,352,966	12,596,426	15,339,171	12,319,657

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net gain (loss)	$9,299,500	$(1,775,000)
Adjustments to reconcile net gain (loss)
to net cash used in operating activities:
Minority interest in loss of
consolidated subsidiaries	(361,400)	(40,600)
Amortization of deferred charge	441,300	--
Depreciation	189,000	288,500
Accretion of asset
retirement obligations	183,400	71,800
Amortization of debt discount	1,126,500	172,400
Noncash interest expense	671,700	--
Noncash services	35,600	3,300
(Gain) on sale of investment	(14,660,700)	--
(Gain) on sale of assets	(9,500)	--
(Gain) on sale investments	(117,700)	(279,200)
Noncash compensation	216,900	157,000
Net changes in assets and liabilities:	185,600	95,600
NET CASH USED IN
OPERATING ACTIVITIES	(2,799,800)	(1,306,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of Rocky Mountain Gas, Inc.	(881,800)	--
Development of unproved gas properties	--	(2,000)
Acquisition of producing gas properties	--	(1,198,000)
Acquisition of undeveloped gas properties	--	(3,213,000)
Development of unproved mining claims	(166,100)	158,400
Proceeds on sale of property and equipment	9,500	--
Proceeds from sale investments	117,700	279,200
Escrow proceeds	500,000	--
Net change in restricted investments	14,300	31,500
Purchase of property and equipment	(240,300)	(162,900)
Net change in notes receivable	(14,000)	--
NET CASH USED IN
INVESTING ACTIVITIES	(660,700)	(4,106,800)

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(continued)
	Six months ended June 30,
	2005	2004

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	$1,579,600	$350,000
Issuance of subsidiary stock	--	2,068,700
Proceeds from long term debt	3,700,000	3,184,700
Repayments of long term debt	(958,600)	(78,300)
NET CASH PROVIDED BY
FINANCING ACTIVITIES	4,321,000	5,525,100

NET INCREASE IN
CASH AND CASH EQUIVALENTS	860,500	112,100

CASH AND CASH EQUIVALENTS
AT BEGINNING OF PERIOD	3,842,500	4,084,800

CASH AND CASH EQUIVALENTS
AT END OF PERIOD	$4,703,000	$4,196,900

SUPPLEMENTAL DISCLOSURES:
Income tax paid	$--	$--

Interest paid	$193,300	$112,000

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of stock warrants in
conjunction with debt	$1,226,200	$--

Issuance of stock as conversion of
subsidiary stock	$499,700	$--

Satisfaction of receivable - employee
with stock in company	$20,500	$20,500

Acquisition of assets
through issuance of debt	$50,000	$--

Issuance of stock for services	$35,600	$--

Initial valuation of new asset
retirement obligations	$--	$372,100

Acquisition of assets
through issuance of stock	$--	$1,396,200

Issuance of stock to satisfy debt	$--	$500,000

Unrealized gain on securities	$1,249,400	$--

The accompanying notes are an integral part of these statements.

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

1) The Condensed Consolidated Balance Sheet as of June 30, 2005, the Condensed Consolidated Statements of Operations for the six months ended June 30, 2005 and 2004 and the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004, have been prepared by the Company without audit. The Condensed Consolidated Balance Sheet at December 31, 2004 has been taken from the audited financial statements included in the Company's Annual Report on Form 10-K for the period then ended. In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of June 30, 2005 and December 31, 2004, the results of operations for the three and six months ended June 30, 2005, and 2004 and cash flows for the six months ended June 30, 2005 and 2004.

2) The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Although the Company recorded a profit of $9,299,500 during the six months ended June 30, 2005, it has sustained substantial losses from operations in recent years. The profit during the six months ended June 30, 2005 was from the sale of Rocky Mountain Gas, Inc., not operations.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the condensed consolidated accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon its ability to meet its financing requirements on a continuing basis, and to succeed in its future operations.

To ensure that the Company has adequate cash to satisfy our capital requirements, the Company is working with several different sources for capital resources, including both strategic and financial investors. Although there is no assurance that funding will be available; we believe that our current business plan, if funded, will significantly improve our operating results and cash flow in the future.

3) Certain reclassifications have been made in the December 31, 2004 Financial Statements to conform to the classifications used in the June 30, 2005 Financial Statements.

4) Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's December 31, 2004 Form 10-K.

5) The condensed consolidated financial statements of the Company include its majority-owned and controlled subsidiaries: Energx Ltd. ("Energx”)(90%); Crested Corp. (“Crested”)(70.1%); Plateau Resources Limited (“Plateau”)(100%); Sutter Gold Mining Inc. (“SGMI”)(65.5%); Yellow Stone Fuels Corp. ("YSFC")(35.9%); Four Nines Gold, Inc. (“FNG”)(50.9%); and the USECC joint venture (“USECC”), a consolidated joint venture which is equally owned by the Company and Crested, through which the bulk of their operations are conducted. Previous consolidated financial statements of the Company included one additional majority-owned subsidiary, Rocky Mountain Gas, Inc. (“RMG”)(consolidated ownership of 95.6%), which was sold on June 1, 2005. RMG is therefore no longer included in the consolidated financial statements of the Company. All material inter-company profits and balances have been eliminated.

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Continued)

6) On June 1, 2005 Enterra US Acquisitions Inc. (a privately-held Washington corporation organized by Enterra for purposes of the RMG acquisition, hereafter "Acquisitions") acquired all the outstanding stock of RMG, for which Enterra paid $500,000 cash and issued $5,234,000 of Enterra units (the "Enterra Initial Units"), net of the $266,000 adjustment for the purchase of overriding royalty interests (effected May 1, 2005); and Acquisitions issued $14,000,000 of class D shares of Acquisitions. The Enterra Initial Units and the class D shares were issued pro rata to the RMG shareholders. USE’s and Crested's participation in the consideration received was approximately $18,341,600. USE’s consolidated subsidiary, Yellowstone Fuels, Inc. (“YSFI”) also received approximately $296,700.

The Enterra Initial Units received by the Company, Crested and YSFC are reflected on the Company’s consolidated balance sheet as $6,215,500, which included a unrealized gain of $1,249,900, as current assets - marketable securities and the Class D shares of Acquisitions are carried as $13,172,250 as investments in non-affiliates. The Company is required to hold the class D shares of Acquisitions for a period of one year from June 1, 2005. After the holding period is satisfied, the Company can exchange these shares on a one for one basis for units in Enterra which will then be saleable on the Toronto Stock Exchange - Vancouver (“TSX-V”).

7) Comprehensive Income

Unrealized gains on investments, which consist of Enterra Initial Units are excluded from net income but are reported as comprehensive income on the Balance Sheet under Shareholder’s equity. The following table illustrates the effect on net income and earnings per share if the company had recognized comprehensive income:

	Six months Ended
	June 30,
	2005	2004
Net Gain (Loss)	$9,299,500	$(3,384,200)
Add : Comprehensive income from unrealized gain on marketable securities	$1,249,400	--
Comprehensive Income (loss)	$10,548,900	$(3,384,200)

8) Based on the provisions of SFAS No. 115, the Company accounts for marketable equity securities as marketable securities which are available for sale. Available for-sale securities are measured at fair value, with net unrealized gains and losses excluded from earnings and reported as a separate component of comprehensive income until realized.

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Continued)

Investments in marketable securities consisted of the following at June 30, 2005:

	Cost	Market Value	Unrealized Gain

Equity Securities	$4,966,100	$6,215,500	$1,249,400

These securities were acquired in connection with the Enterra transaction discussed in Note 6. In addition to these transactions the Company sold 307,500 shares of Ruby Mining Company (“Ruby”) common stock and received $117,500 in revenues. Ruby common stock has no carrying value.

9) The Company has adopted the disclosure requirements of SFAS No. 148 "Accounting for Stock - Based Compensation - Transition and Disclosure" and has elected to continue to record employee compensation expense utilizing the intrinsic value method permitted under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. The Company has two employee stock incentive plans. There were no options granted to employees or directors under either employee stock incentive plan during the six months ended June 30, 2005. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board Statement ("FASB") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Six months Ended
	June 30,
	2005	2004
Net Gain (Loss), as reported	$9,299,500	$(3,384,200)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all award, net of related tax effects	(206,200)	--
Pro forma net profit (loss)	$9,093,300	$(3,384,200)

Earnings per share:
Basic - as reported	$0.62	$(0.27)
Basic - pro forma	$0.61	$(0.27)
Diluted - as reported	$0.61	$(0.27)
Diluted - pro forma	$0.59	$(0.27)

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Continued)

10) Components of Properties and Equipment at June 30, 2005, consist of mining and oil properties, land, buildings and equipment.

		Accumulated
		Amortization,
		Depletion
	Cost	and Depreciation	Net Book Value
Mining and oil properties	$2,019,700	$(1,773,600)	$246,100
Buildings, land and equipment	11,390,900	(5,668,100)	5,722,800
	$13,410,600	$(7,441,700)	$5,968,900

The Company has impaired a portion of historical costs associated with its properties in prior periods. The Company will provide additional impairments if necessary in the future. No additional impairments are required at June 30, 2005.

11) Income Taxes - The components of deferred taxes at June 30, 2005 are as follows:

June 30, 2005
Deferred tax assets:
Deferred compensation	$519,200
Net operating loss carry-forwards	9,165,900
Nondeductible reserves and other	521,400
Tax basis in excess of book basis	67,800
Tax credits	235,000
Total deferred tax assets	$10,509,300

Deferred tax liabilities:
Book basis in excess of tax basis	$(1,397,900)
Development and exploration costs	(109,400)
Total deferred tax liabilities	(1,507,300)

Net deferred tax assets - all non-current	9,002,000
Valuation allowance	(9,002,000)

Net deferred tax liability	$--

At December 31, 2004, the Company had available for federal income tax purposes, consolidated net operating loss carry-forwards of approximately $26,188,300 which expire from 2006 through 2023. Based on anticipated income for the year ending December 31, 2005, the company expects to utilize approximately $10,774,300 of this consolidated NOL. The Company has established a valuation allowance for the full amount of the net deferred tax assets due to the recurring losses of the Company and the uncertainty of the Company’s ability to generate future taxable income to utilize the NOL carry-forwards. In addition, the use of the NOL carry-forwards may be limited by Internal Revenue Service provisions governing significant change in company ownership.

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Continued)

The income tax provision is different from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences are as follows:

Six Month Ended
June 30, 2005
Expected federal income tax expense	$3,337,075
Net operating loss not previously benefited and other	(3,102,075)
Consolidated income taxes due	$235,000

$235,000 in alternative minimum tax due as of June 30, 2005 as a result of the sale of RMG to Enterra. For information regarding the tax to book differences and components of deferred taxes at December 31, 2004, please refer to the Company’s Form 10-K for that period.

12) The Company presents basic and diluted earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings per common share is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock, if dilutive. Potential common shares relating to options and warrants are excluded from the computation of diluted earnings (loss) per share, because they are anti-dilutive. These options and warrants totaled 5,845,733 and 4,446,820 shares at June 30, 2005 and 2004, respectively. Stock options and warrants have a weighted average exercise price of $3.03 and $2.98 per share at June 30, 2005 and 2004, respectively. Potential common shares relating to convertible debt are excluded from the computation of diluted loss per share, because they are antidilutive.

13) Long term debt at June 30, 2005 consists of:

Current portion of long term debt:	$144,200

$3.0 million credit facility with interest at 10%; due July 30, 2006 (less discount of $194,100 for RMG warrants)	2,055,900

$4.0 million convertible debentures with interest at 6%; due February 9, 2008 (less discount of $64,200 for USE warrants)	204,000

Long term portion of debt for the purchase of aircraft and equipment at various interest rates and due dates	970,800

Long term portion of debt	3,230,700
$3,374,900

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Continued)

14) The Company has uranium properties that are in a shut-down status in Wyoming and southern Utah and it is responsible for the reclamation expense. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates for these reclamation expenses based on certain assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

The Company accounts for the reclamation of its mineral properties pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligation.” Under the provisions of this accounting statement, the Company records the estimated fair value of the reclamation liability on its mineral properties as of the date that the liability is incurred with a corresponding increase in the property’s book value. Actual costs could differ from those estimates. The reclamation liabilities are reviewed each quarter to determine whether estimates for the total asset retirement obligation are sufficient to complete the reclamation work required.

The Company deducts any actual funds expended for reclamation from the asset retirement obligations during the quarter in which it occurs. As a result of the Company taking impairment allowances in prior periods on its shut-down mining properties, it has no remaining book value for these properties. Any upward revisions of retirement costs on its mineral properties will therefore be expensed in the quarter in which they are recorded. Retirement obligations related to mineral properties, result in increases to the property costs which are depleted over the economic life of the properties.

The following is a reconciliation of the total liability for asset retirement obligations (unaudited):

Balance December 31, 2004	$8,075,100
Addition to Liability	--
Liability Settled	--
Sale of RMG	(463,700)
Accretion Expense	183,400
Balance June 30, 2005	$7,794,800

U.S. ENERGY CORP. & SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)
(Continued)

15) During the six months ended June 30 2005, the Company issued 2,677,229 shares of its common stock. The following table details the number of shares issued and the dollar values received.

			Additional
	Common Stock		Paid-In
	Shares	Amount	Capital

Balance December 31, 2004	15,231,237	$152,300	$59,157,100

Conversion of RMG Investment	54,720	$600	$169,400

Conversion of 100,000 RMG
Series A Preferred Shares	91,743	$900	$299,100

Dividend on RMG Series A Preferred Shares	44,195	$400	$99,300

2001 Stock Compensation Plan	30,000	$300	$131,100

Exercise of Options	209,163	$2,200	$24,800

Exercise of Warrants	423,752	$4,200	$1,548,500

Outside Directors	11,475	$100	$35,500

Conversion of Company debt	1,812,181	$18,100	$4,385,400

Sale of RMG			$(4,075,400)

Value of Company warrants issued attached
to new debt			$1,111,700

Value of Company warrants issued
for professional services			$114,500
	17,908,466	$179,100	$63,001,000

16)
Prior to the sale of RMG on June 1, 2005, the Company derived revenues from two segments, 1) Coalbed methane (and holding costs for inactive mining properties) and 2) Commercial real estate. After the sale of RMG the Company only generates revenues from Commercial real estate, management fees to subsidiary companies and the sale of various interests in mining claims.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee	$786.08
National Association of Securities Dealers, Inc. examination fee	n/a
Accounting	3,000.00
Legal fees and expenses	5,000.00
Printing	n/a
Blue Sky fees and expenses	$2,500.00
Transfer agent	n/a
Escrow agent	n/a
Miscellaneous	n/a

Total	$11,286.08

The Registrant will pay all of these expenses.

Item 14. Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Item 15. Recent Sales of Unregistered Securities

In the three years ended December 31, 2004 and from January 1, 2005 to July 27, 2005, the Company has sold restricted securities as set forth below. All securities certificates bear a restrictive legend under rule 144. No brokers were involved in the transactions, except as noted. All sales were to accredited investors, except where noted. The offer and sale of all the subject securities were made in reliance on from the registration requirements of section 5 of the Securities Act of 1933, as provided by rule 506, except for those transactions noted wherein the exemption claimed is pursuant to section 4(2) of the Securities Act of 1933. In the section 4(2) exemption-claimed transactions, each investor was provided complete information about the Company and each investor is believed to be financially sophisticated.

Jan. 1, 2002 -
Dec. 31, 2002
On January 10, 2002, options to purchase 20,000 shares at $3.90 were issued to James E. Seale, expiring on January 9, 2005 for consulting services. Mr. Seale is not an accredited investor; the section 4(2) exemption is claimed.

From February 20, 2002 through March 25, 2002, 281,926 shares and 56,383 warrants to purchase shares at $4.00 per share were issued to 16 investors in a private placement conducted by the Company (for total proceeds of $916,254).

On May 7, 2002, 20,000 shares were issued to Robert H. Taggart, Jr., in part for the exchange of warrants to purchase 6,703 shares of common stock of the Company (at $3.64 per share) which he acquired in a share exchange agreement with Yellowstone Fuels Corp., and for other services. Mr. Taggart, a securities broker presently associated with McKim, previously was associated with another broker-dealer which raised equity financing for Yellowstone Fuels Corp. (“YSFC”); the former firm compensated Mr. Taggart by transferring to him warrants to purchase 6,703 shares of YSFC, subsequently exchanged (along with all other YSFC warrants held by the former firm) for warrants to purchase shares of the Company. The YSFC and company warrants (acquired by exchange of his YSFC warrants) held by Mr. Taggart have been canceled. Additional consideration for the issuance of the 20,000 shares to Mr. Taggart is his service to the Company for financial public relations and the introduction of the Company to other stock brokerage firms. These services have not involved capital formation activities by the Company.

On March 25, 2002, warrants to purchase 28,192 shares at $4.00 were issued to 36 persons who own equity interests in McKim, which served as the financial advisor to the Company in connection with the private transactions in February and March 2002. These warrants expired on March 25, 2004.

On March 25, 2002, 1,913 shares were issued to Dale May and his wife Jeanne May, in exchange for 2,500 RMG shares which were issued to Mr. May in January 2002 as a finder's fee for his introduction to RMG of several investors. Mr. May has represented to the Company that he is not a securities dealer as that term is defined in the Securities Act of 1933. Mr. and Mrs. May are not accredited investors; the section 4(2) exemption is claimed.

On May 20, 2002, 12,500 shares were issued to Robert Hockert and 25,000 shares to Mathew B. Murphy as partial payment of producing coalbed methane properties. These persons are not accredited investors; the section 4(2) exemption is claimed.

On May 30, 2002, warrants to purchase 120,000 shares at $3.00 were issued to Caydal, LLC (now held by Bourne Capital LLC), expiring May 30, 2005, in connection with a convertible loan to the Company from Caydal.

On May 30, 2002, warrants to purchase 30,000 shares at $3.00 were issued to 31 persons who own equity interests in VRG, which served as financial advisor in connection with the Caydal loan transaction. The warrants were expired on May 30, 2005.

59,000 shares were issued to Burg Simpson Eldredge Hersh Jardine PC, a law firm representing the Company in litigation, in partial payment of legal services provided to the Company. 25,000 of these shares were issued in May and July 2002, and 34,000 shares were issued in July 2003. This firm is not an accredited investor; the section 4(2) exemption is claimed.

Warrants to purchase 10,000 shares were issued to Frederick P. Lutz in partial compensation for consulting services he provided to the Company from August 1, 2002 to January 1, 2003. The warrants are exercisable at $2.00 per share, and expire August 1, 2005. Mr. Lutz is not an accredited investor; the section 4(2) exemption is claimed.

On November 19, 2002 warrants to purchase 60,000 shares at $3.00 were issued to Tsunami Partners, L.P., expiring November 19, 2005, in connection with a $500,000 convertible loan to the Company from Tsunami.

On November 19, 2002, warrants to purchase 15,000 shares at $3.00 were issued to 34 persons who own equity interests in McKim, a licensed broker-dealer, which served as financial advisor in connection with the Tsunami loan transaction. The warrants expire on November 19, 2005.

On December 2, 2002, 20,000 shares were issued to two trusts (10,000 shares each) as a result of a settlement agreement involving the Company's subsidiary Sutter Gold Mining Company. The trusts are not accredited investors; the section 4(2) exemption is claimed.

Jan. 1, 2003 -
Dec. 31, 2003
On March 24, 2003, 43,378 shares were issued to four executive officers of the Company (John L. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer) being the balance of shares issuable under the 1996 stock award program (now closed out).

Options to purchase 18,000 shares at $3.00 were issued to Robert A. Nicholas on February 3, 2003 and expiring February 2, 2004, as partial payment for legal services. Mr. Nicholas is not an accredited investor, and is a former employee of the Company. The section 4(2) exemption is claimed. The expiration date of the options has been extended to August 9, 2004.

On October 28, 2003, the Company, Caydal, LLC and Tsunami Partners, L.P. amended separate secured convertible loans to the Company from Caydal ($1,000,000) and Tsunami Partners ($500,000) in 2002, to (i) reduce the interest rate, starting September 1, 2003, from the original 8% annual rate, to be equal to the Federal Short Term Rate for annual compounding (the "Federal Short Term Rate" as defined in section 1274(d) of the Internal Revenue Code), as that rate changes from time to time; (ii) allow conversion of interest, as well as principal, to shares; (iii) not require quarterly payment of interest with cash, but add accruing interest to principal; (iv) extend the maturity date for the loan to December 31, 2004; (v) reduce the conversion rate for principal to (and establish the conversion rate for interest at) 1 share for each $2.25 of principal and interest; and (vi) provide for mandatory conversion of principal and accrued interest outstanding at maturity to shares at the same conversion rate of 1 share for each $2.25 of principal and interest. Also, in connection with the restructuring of debt, the expiration date of warrants on 120,000 shares (at $3.00 per share) which were issued to Caydal, and warrants on 60,000 shares (at $3.00 per share) issued to Tsunami Partners, in 2002, was extended 12 months (from the original May 30, 2005 to the new date of May 30, 2006).

In 2003, Caydal converted $500,000 of debt to 211,109 restricted shares of common stock (33,333 shares at the original $3.00 conversion price, and 177,776 shares at the restructured price of $2.25).

On July 7, 2003, the Company issued 50,000 shares, and warrants to purchase an additional 50,000 shares (exercisable at $5.00 per share, expiring June 30, 2006) to Sanders Morris Harris Inc. ("SMH"), a financial advisory firm and registered broker-dealer, in partial payment of SMH's services provided to RMG in connection with RMG's transfer of certain coalbed methane properties to Pinnacle Gas Resources, Inc. These securities were not issued in connection with the sale of any securities by SMH.

On May 30, 2003, the Company entered into a consulting agreement with Riches In Resources, Inc., a financial consulting firm. In June 2003, 7,920 shares were issued to Riches In Resources, Inc. for services to the Company provided from November 15, 2002 through July 15, 2003. Up to another 7,080 shares may be issued for services during the remaining term of the agreement (through May 15, 2004) with this consultant. Riches In Resources, Inc. is not an accredited investor; the section 4(2) exemption is claimed.

In March 2003, 12,000 shares were issued to C.C.R.I. Corporation, a financial consulting firm, for services to the Company provided through September 2003. Pursuant to the same agreement, the Company issued to C.C.R.I. warrants to purchase 75,000 shares, 25,000 exercisable at $3.75 per share, 25,000 shares exercisable at $4.50 per share and 25,000 shares exercisable at $5.50 per share; and issued to C & H Capital, Inc. (owned by Jason Wayne Assad who is associated with C.C.R.I.) 12,000 shares and a warrant to purchase 12,500 shares, exercisable at $3.75 per share. All of these warrants expire March 16, 2006. CCRI and C & H Capital are not accredited investors; the section 4(2) exemption is claimed.

In June 2003, 34,000 shares were issued to Burg Simpson Eldredge Hersh Jardine PC, a law firm representing the Company in litigation, in partial payment of legal services provided to the Company. This firm is not an accredited investor; the section 4(2) exemption is claimed.

10,000 shares were issued to Tim and Betty Crotty in June 2003 in settlement of a lease obligation relating to a property owned by the Company's subsidiary, Sutter Gold Mining Company. Mr. and Mrs. Crotty are not accredited investors; the section 4(2) exemption is claimed.

In June and July 2003, Caydal, LLC and four individuals invested $750,000 in RMG for 333,333 shares of RMG stock (at $2.25 per share); warrants on 62,500 RMG shares at $3.00 per share, exercisable until June 3, 2006; and warrants on 46,875 shares of the Company at $4.00 per share, exercisable until June 3, 2006. The RMG shares are convertible to shares of the Company. The terms of converting the RMG stock to company stock were adjusted on October 28, 2003 (see below).

In partial compensation for services provided by McKim to RMG and the Company in connection with the foregoing investments in RMG, the Company paid a cash commission of $30,000 to McKim & Company, and issued to McKim warrants to purchase 19,500 shares of the Company, exercisable at $4.00 per share. The warrants expire June 3, 2006. Warrants to purchase an additional 3,000 shares, on the same terms, were issued to John Schlie, an employee of McKim.

On October 28, 2003, Caydal and one individual (James McCaughey) accepted the Company's and RMG's offer, made to all of the investors in RMG in June and July 2003 (see above), to restructure that transaction by (i) refunding 50% of the investment (Caydal was refunded $250,000 and Mr. McCaughey was refunded $50,000), and reducing the conversion rate for their remaining total of 133,333 RMG shares down to 77.5%. The other four individuals elected to remain fully invested, for which election the Company and RMG reduced the conversion rate for their remaining total of 66,666 RMG shares down to 70%.

On December 12, 2003, a non-qualified option was granted to Karl Eppich to purchase 10,000 shares at $2.90 per share for one year. Mr. Eppich provides title services to RMG. He is not an accredited investor; the section 4(2) exemption is claimed.

As of December 31, 2003, pursuant to the shareholder-approved 2001 Stock Compensation Plan, 100,000 shares were issued to officers of the Company at the rate of 20,000 shares each: John L. Larsen, Keith G. Larsen, Harold F. Herron, Robert Scott Lorimer, and Daniel P. Svilar. The shares were issued at the closing market price of $3.10 on December 19, 2003.

Jan 1, 2004 -
December 31, 2004
On January 30, 2004, 200,000 restricted shares (valued at $3.00 per share) were issued to the seven members of Hi - Pro Production, LLC as partial payment for the purchase of coalbed methane properties by its subsidiary RMG. In March 2004, 166,667 shares issued to these seven persons as payment in lieu of cash on the Company’s $500,000 promissory note, issued as further partial payment to Hi - Pro of the purchase price. The shares had secured the note. These persons are not accredited investors; the section 4(2) exemption is claimed.

On January 30, 2004, RMG issued to the seven members of Hi - Pro 233,333 restricted shares of RMG common stock in partial payment of the purchase price. The RMG shares are convertible at the election of the holders into restricted shares of common stock of the Company.

At closing of the Hi-Pro acquisition, the Company issued to lenders three year warrants to purchase a total of 318,465 shares of common stock of the Company (subject to vesting) at $3.30 cash per share. At closing of the Hi-Pro acquisition, warrants on 63,393 shares vested. The remaining warrants were to vest at the rate of the right to buy one share for each $78.50 which RMG 1 subsequently borrows under the credit facility.

On March 2, 2004, RMG issued 600,000 shares of Series A Preferred Stock, at $3.00 per share to three institutional investors in connection with an $1,800,000 equity funding of RMG. The Series A stock is convertible to common stock of the Company. In connection with this funding, the Company issued warrants to purchase 150,000 shares of the Company's common stock at $3.00 per share.

On March 2, 2004, the Company issued 100,000 shares and three year warrants to purchase 50,000 shares at $3.00 per share to an investor for $300,000 in equity funding, and issued five year warrants to purchase 200,000 shares at $3.00 per share for $50,000 in equity funding. If the Company closing stock price is at or more than $7.50/share for any consecutive 10 trading days, then all unexercised warrants shall expire on the 30th day after such 10th trading day.

On April 1, 2004, 12,500 restricted shares of common stock were issued (2,500 shares each) to the five executive officers of the Company under a shareholder approved stock compensation plan.

On May 27, 2004, 312,221 restricted shares of common stock were issued to seven persons, on conversion of common shares of Rocky Mountain Gas, Inc., at a conversion price of $2.24 per share of the Company. An additional 54,720 shares were issued on conversion in 2005. The section 4(2) exemption is claimed.
On February 9, 2005, $4,720,000 face amount of convertible debentures (including interest for three years at 6%) were issued to seven investors, for net proceeds of $3,700,000. As of July 27, 2005, all debentures have been converted to common stock (1,942,387 shares). Warrants to purchase 971,195 shares were issued to the same investors, and an additional warrant on 100,000 shares was issued to a registered broker-dealer (who received such warrants plus a 7% commission for its placement of the securities). The section 4(2) exemption is claimed.

Jan 1, 200 -
October 5, 2005                    The Company issued 135,938 shares of common stock in conversion of RMG preferred stock and payment of interest thereon. The section 4(2) exemption is claimed.

744,246 shares were issued on exercise of warrants. The section 4(2) exemption is claimed.

45,000 shares were issued to officers of the Company under the 2001 Stock Bonus Plan.

11,475 shares were issued to directors for services on the Board of Directors.

248,354 net shares were issued as employees surrendered shares to exercise options

54,720 shares were issued to RMG shareholders with a conversion right to shares of the Company.

53,191 shares were issued to redeem outstanding RMG warrants that had to be extinguished prior to the time RMG could be sold.

87,689 shares were issued to minority shareholders of RMG to purchase their ownership of Pinnacle Gas Resources which was transferred to the Company and Crested at the time of the sale of RMG.

1,942,387 shares were issued to retire convertible debt which was incurred during the first quarter of 2005.

Item 16. Exhibits and Financial Statement Schedule

Exhibit No.	Title of Exhibit	Page No.

3.1	USE Restated Articles of Incorporation	[2]

3.1(a)	USE Articles of Amendment to
	Restated Articles of Incorporation	[4]

3.1(b)	USE Articles of Amendment (Second) to
Restated Articles of Incorporation
	(Establishing Series A Convertible Preferred Stock)	[9]

3.1(c)	Articles of Amendment (Third) to
Restated Articles of Incorporation
	(Increasing number of authorized shares)	[14]

3.2	USE Bylaws, as amended through April 22, 1992	[4]

4.1	Amendment to USE 1998
Incentive Stock Option Plan
(To include Family Transferability
	of Options Under SEC Rule 16b)	[11]

4.2	USE 1998 Incentive Stock Option Plan
	and Form of Stock Option Agreement 1/99	[8]

4.3	USE Restricted Stock Bonus Plan,
	as amended through 2/94	[5]

4.4	Form of Stock Option Agreement, and Schedule
	Options Granted January 1, 1996	[6]

4.5	Form of Stock Option Agreement and Schedule,
	Options Granted January 10, 2001	[11]

4.6	[intentionally left blank]

4.7	USE 1996 Officers' Stock Award Program (Plan)	[7]

4.8	USE Restated 1996 Officers' Stock
Award Plan and Amendment to USE
	1990 Restricted Stock Bonus Plan	[7]

4.9 -
4.10	[intentionally left blank]

4.11	Rights Agreement, dated as of September 19, 2001
between U.S. Energy Corp. and Computershare
Trust Company, Inc. as Rights Agent. The Articles of
Amendment to Articles of Incorporation creating the
Series P Preferred Stock is included herewith as an
exhibit to the Rights Agreement.
Form of Right Certificate (as an exhibit to the
Rights Agreement).

Summary of Rights, which will be sent to all holders
of record of the outstanding shares of Common Stock
of the registrant, also included as an exhibit to the
	Rights Agreement.	[12]

4.12 -
4.18	Intentionally left blank

4.19	USE 2001 Incentive Stock Option Plan
	with Form of Option Agreement	[18]

4.20	Intentionally left blank

4.21	USE 2001 Officers' Stock Compensation Plan	[18]

4.22 -
4.33	Intentionally left blank

5.1	Opinion re legality and consent of counsel	*

10.1	USECC Joint Venture Agreement - Amended as of 1/20/89	[1]

10.2	Management Agreement with USECC	[3]

10.3	Pre-Acquisition Agreement (without exhibits), Enterra Energy Trust	[30]

10.4	Mining Venture Agreement (without exhibits), Uranium Power Corp (April 2005)	[25]

10.5	Securities Purchase Agreement for $4.72 million of debentures
	(February 2005)	[26]

10.6	Form of debenture	[27]

10.7	Form of warrant (issued in debenture transaction)	[28]

10.8	Purchase and Sale Agreement (without exhibits), Uranium Power Corp.	[29]

10.9 -
10.66	Intentionally left blank

10.67	Contribution and Subscription Agreement (to which
	RMG, Pinnacle Gas Resources and others are parties)	[22]

10.68	Purchase and Sale Agreement, with Three
	Amendments (for Purchase of Hi-Pro Assets)	[23]

10.69	Credit Agreement (Mezzanine Credit Facility
	with Petrobridge Investment Management)	[23]

10.70	Stock Purchase Agreement (Plateau Resources/
Canyon Homesteads - The Cactus Group
	(August 2003)	[27]

21.1	Subsidiaries of Registrant	[11]

23.1	Included in Exhibit 5.1

23.2	Consent of Independent Auditors (Grant Thornton LLP)	*

23.2(a)	Consent of Independent Auditors (Epstein, Weber & Conover PLC)	**

23.3	Consent of Netherland, Swell & Associates, Inc.	*

*	Previously filed.
**	Filed herewith.

Unless otherwise indicated, the SEC File Number for each of the following documents incorporated by reference is 000-6814.

[1]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1989, filed August 29, 1989.

[2]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1990, filed September 14, 1990.

[3]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1991, filed September 13, 1991.

[4]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, filed September 14, 1991.

[5]	Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-1 registration statement, initial filing (SEC File No. 333-1689) filed June 18, 1996.

[6]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1996, filed September 13, 1996.

[7]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1997, filed September 15, 1997.

[8]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1998, filed September 14, 1998.

[9]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 2000, filed September 13, 2000.

[10]	Intentionally left blank.

[11]
Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended on May 31, 2001, filed August 29, 2001, and amended on June 18, 2002 and September 25, 2002.

[12]	Incorporated by reference to exhibit number 4.1 to the Registrant's Form 8-A12G filed, September 20, 2001.

[13]	Intentionally left blank.
[14]	Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-75864), filed December 21, 2001.

[15]-
[17]	Intentionally left blank

[18]	Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 2002, filed September 13, 2002.

[19]-
[21]	Intentionally left blank

[22]	Incorporated by reference from the exhibit filed with the Registrant's Form 8-K, filed July 15, 2003.

[23]	Incorporated by reference from the exhibit filed with the Registrant's March 5, 2004 Form 8-K Report.

[24]	Intentionally left blank
[25]	Incorporated by reference from exhibit 10.7 to the Registrant's Form 10-K, filed April 15, 2005.
[26]	Incorporated by reference from exhibit 10.1 to the Registrant's Form 10-K, filed April 15, 2005.
[27]	Incorporated by reference from exhibit 10.2 to the Registrant's Form 10-K, filed April 15, 2005.
[28]	Incorporated by reference from exhibit 10.2(a) to the Registrant's Form 10-K, filed April 15, 2005.

[29]	Incorporated by reference from exhibit 10.6 to the Registrant's Form 10-K, filed April 15, 2005.

[30]	Incorporated by reference from exhibit 10.8 to the Registant’s Form 10-K, filed April 15, 2005.

[31]	Incorporated by reference from exhibit 23 to the Registrant’s Form 10-K, filed April 15, 2005.

Item 17. Undertakings.

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h)	Relative to request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Riverton, state of Wyoming on October __, 2005.

U.S. ENERGY CORP. (Registrant)

Date: October __, 2005	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO

Pursuant to the requirements of the Securities Exchange Act of 1934, this post-effective amendment to the registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Date: October __, 2005	By:	/s/ John L. Larsen
John L. Larsen, Director

Date: October __, 2005	By:	/s/ Keith G. Larsen
Keith G. Larsen, Director

Date: October __, 2005	By:	/s/ Harold F. Herron
Harold F. Herron, Director

Date: October __, 2005	By:	/s/ Michael H Feinstein
Michael H. Feinstein, Director

Date: October __, 2005	By:	/s/ Don C. Anderson
Don C. Anderson, Director

Date: October __, 2005	By:	/s/ H. Russell Fraser
H. Russell Fraser, Director

Date: October __, 2005	By:	/s/ Michael Anderson
Michael Anderson, Director

Date: October __, 2005	By:	/s/ Robert Scott Lorimer
Robert Scott Lorimer,
Principal Financial Officer/
Chief Accounting Officer